Exhibit 2.2

CONTRIBUTION AGREEMENT

AMONG

GRENADIER ENERGY PARTNERS II, LLC

AS CONTRIBUTOR,

HIGHPEAK ENERGY ASSETS II, LLC

AS ACQUIROR,

PURE ACQUISITION CORP.

AS PURE

AND

HIGHPEAK ENERGY, INC.

AS HIGHPEAK ENERGY

NOVEMBER 27, 2019

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	Assets
Exhibit A-1	Leases and Lands
Exhibit A-2	Reversionary Interests
Exhibit A-3	Units
Exhibit A-4	Easements
Exhibit B	Wells, DSUs, WI/NRI, Interval/Zones/Formations and Allocated Values
Exhibit C	Contracts
Exhibit D	Omitted
Exhibit E	Escrow Agreement
Exhibit F	Assignment, Conveyance and Bill of Sale
Exhibit G	Transition Agreement
Exhibit H	Knowledge of Contributor
Exhibit I	Non-Competition Agreement
Exhibit J	Form of Ratification and Joinder to Agreement
Exhibit K	Form of Registration Rights Agreement
Exhibit L	Knowledge of Acquiror Parties
Exhibit M	HighPeak Energy Private Placement Warrant

SCHEDULES

Schedule 1.02(a)	Excluded Fee Minerals
Schedule 1.02(k)	Excluded Permits
Schedule 4.08(d)	Insurance
Schedule 5.06	Taxes
Schedule 5.07	Environmental Matters
Schedule 5.08	Violations and Defaults
Schedule 5.09	Litigation
Schedule 5.10	Leases
Schedule 5.12	Oil and Gas Operations

v

Schedule 5.13(b)	Hydrocarbon Sales Agreements Notifications
Schedule 5.14	Affiliate Transactions
Schedule 5.15	Gas Imbalances
Schedule 5.16	Preferential Rights and Consents
Schedule 5.17	Unplugged Wells
Schedule 5.18	Operations
Schedule 5.19	Area of Mutual Interest and Other Agreements
Schedule 5.20	Permits
Schedule 5.22	Bonds and Letters of Credit
Schedule 5.23	Suspense Accounts
Schedule 5.24	Labor; Employee Benefits
Schedule 5.25	Liens; Hedges
Schedule 6.11(d)(ii)(I)	Capitalization and Assets
Schedule 7.08	Additional Financial Statements
Schedule 12.01(k)	Certain Additional Retained Obligations
Schedule 15.25(cccc)	Subject Formation

Defined Terms

Defined Term	Reference

AAA	Section 14.02(a)
Acquiror	Preamble
Acquiror Benefit Operations	Section 10.02(a)(v)
Acquiror Employer	Section 7.11(a)
Acquiror Entity	Section 15.25
Acquiror Indemnitees	Section 12.04
Acquiror Non-Recourse Person	Section 15.22(b)
Acquiror Party Material Adverse Effect	Section 15.25
Acquiror’s Environmental Consultant	Section 4.08(a)
Acquiror’s Environmental Review	Section 4.08(a)
Acquisition Price	Section 2.01(a)(iv)
Acquisition Price Adjustments	Section 10.02(e)
Additional Financial Statements	Section 7.08(b)
Additional Information	Section 7.08(b)
AFE’s	Section 5.18
Affiliate	Section 5.14
Affiliate Contracts	Section 5.14
Aggregate Deductible	Section 4.12
Agreement	Preamble
Allocated Values	Section 2.03
Allocation	Section 2.04
Approved Oil and Gas Leases	Section 15.25
Asset Taxes	Section 10.06(i)(i)
Assets	Section 1.02
Assignment	Section 4.05
Associated Assets	Section 4.11(b)
Assumed Obligations	Section 12.02
Audited Financials	Section 7.08(a)
Available Debt Proceeds	Section 15.25
Available Financing Proceeds	Section 15.25
Available Liquidity	Section 15.25
Benefit Plan	Section 7.11(f)
Business Combination Proposal	Section 15.25
Business Day	Section 2.02(a)
CERCLA	Section 4.09(d)
Certificate of Merger	Section 15.25
Claim	Section 12.05(b)
Claim Notice	Section 12.05(b)
Closing	Section 10.01
Closing Date	Section 10.01
Closing Payment	Section 15.25
Closing Statement	Section 10.03(b)
COBRA Beneficiaries	Section 7.11(e)
COBRA Coverage	Section 7.11(e)
Code	Section 10.06(i)(ii)
Confidentiality Agreement	Section 11.02
Contemplated Business Combination Transactions	Section 15.25
Contracts	Section 1.02(i)
Contributor	Preamble
Contributor Consultants	Section 5.24(c)
Contributor Employees	Section 15.25
Contributor Indemnitees	Section 12.03
Contributor Non-Recourse Person	Section 15.22(a)
Contributor Responsibility Operations	Section 10.02(b)(vii)

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

Contributor Taxes	Section 10.06(i)(iv)
Credit Support	Section 5.22
Creditors’ Rights	Section 15.25
Cure Period	Section 4.04(d)
Customary Consent	Section 15.25
Defect	Section 15.25
Defect Escrow Amount	Section 15.25
Defect Threshold	Section 4.12
Defect Value	Section 15.25
Defect Value Total	Section 4.12
Defects Deadline	Section 4.03(a)
Defects Notice	Section 4.03(a)
Deposit	Section 2.02(a)
DGCL	Section 15.25
Dispute	Section 14.01(a)
Documents	Section 15.03
DOJ	Section 7.09
DSU	Section 15.25
DTPA	Section 15.20
Easements	Section 1.02(f)
Effective Time	Section 3.01
Employee	Section 15.25
Employment Laws	Section 15.25
Encumbrances	Section 15.25
Environmental Defect	Section 4.09(a)
Environmental Defect Value	Section 4.09(e)
Environmental Information	Section 4.08(b)
Environmental Laws	Section 4.09(d)
Environmental Liabilities	Section 15.25
ERISA	Section 5.24(d)
ERISA Affiliate	Section 15.25
Escrow Agent	Section 2.02(a)
Escrow Agreement	Section 2.02(a)
Examination Period	Section 4.01(a)
Exchange Act	Section 7.08(b)
Excluded Assets	Section 1.02
Excluded Debt	Section 15.25
Excluded Records	Section 15.25
Execution Date	Preamble
Extra Lease	Section 10.09(b)
FTC	Section 7.09
Final Statement	Section 10.04(b)
Final Settlement Date	Section 10.04(a)
Forward Purchase Agreement	Section 15.25
Forward Purchase Agreement Amendment	Section 15.25
Forward Purchases	Section 15.25
Fundamental Representation	Section 15.25
G&G Data	Section 1.02(l)
GAAP	Section 15.25
Gas Imbalance	Section 10.02(c)
Good and Defensible Title	Section 4.02
Governmental Authority	Section 4.09(b)
Hard Consent	Section 4.07
Hazardous Material	Section 4.09(c)
Hedges	Section 15.25
HighPeak Energy Common Stock	Section 15.25
HighPeak Energy Entity	Section 15.25
HighPeak Energy Preferred Stock	Section 15.25

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

HighPeak Energy Private Placement Warrants	Section 15.25
HighPeak Energy Stock	Section 15.25
HighPeak Energy Stockholder Approval	Section 15.25
HighPeak Energy Warrants	Section 15.25
Hire Date	Section 7.11(a)
Hired Employees	Section 7.11(a)
HPK Business Combination Agreement	Section 15.25
HPK Business Combination Transactions	Section 15.25
HPK Business Combination Transactions Documents	Section 15.25
HPK Combination Closing	Section 15.25
HPK Contributors	Section 15.25
HPK Stock Consideration	Section 15.25
HSR Act	Section 7.09
Hydrocarbon Sales Agreement	Section 5.13
Hydrocarbons	Section 1.02(h)
Incentive Payment	Section 10.02(a)(iv)
Income Taxes	Section 10.06(i)(iii)
Indebtedness	Section 15.25
Indemnified Party	Section 12.05(a)
Indemnifying Party	Section 12.05(a)
Indemnity Deductible	Section 12.06(b)
Independent Arbitrator	Section 14.01(a)
Interest	Section 15.25
Interim Period	Section 7.01(a)
Intervening Event	Section 15.25
Knowledge of Acquiror Parties	Exhibit L
Knowledge of Contributor	Exhibit H
Lands	Section 1.02(a)
Laws	Section 15.25
Leases	Section 1.02(a)
Losses	Section 12.03
LTIP	Section 15.25
M&A Qualified Beneficiaries	Section 7.11(e)
Material Adverse Effect	Section 8.01
Mcf	Section 10.02(c)
Net Revenue Interest	Section 4.02(a)
Non-Competition Agreement	Section 7.10
Non-Fundamental Representations	Section 15.25
NORM	Section 4.09(a)
Notice of Disagreement	Section 10.04(a)
NYSE	Section 15.25
Offer	Section 15.25
Offer Document	Section 15.25
Offered Employees	Section 7.11(a)
Organizational Documents	Section 15.25
Outside Date	Section 11.01(d)
Party	Preamble
Permits	Section 1.02(g)
Permitted Encumbrances	Section 4.05
Person	Section 15.25
Personal Property	Section 1.02(h)
Phase II	Section 4.08(a)
PIPE Investment	Section 15.25
Proceeding	Section 15.25
Properties	Section 1.02(e)
Property Costs	Section 15.25
Public Stockholders	Section 7.17(a)
Pure Class A Common Stock	Section 15.25
Pure Class B Common Stock	Section 15.25
Pure Common Stock	Section 15.25
Pure Parties	Section 15.25
Pure Private Placement Warrants	Section 15.25
Pure Stockholder Approval	Section 15.25
Pure Stockholder Redemption Amount	Section 15.25
Pure Trust Account	Section 15.25
Pure Trust Agreement	Section 15.25
Records	Section 1.02(j)
Pure Warrants	Section 15.25
Registration Rights Agreement	Section 10.07(l)
Rejected Oil and Gas Leases	Section 15.25
Remediate	Section 15.25

DEFINED TERMS
(CONTINUED)

Defined Term	Reference

Required Contributor Information	Section 7.08(a)
Retained Obligations	Section 12.01
Reversionary Interests	Section 1.02(b)
Royalties	Section 15.25
Rules	Section 14.02(a)
SCADA	Section 1.02(n)
SEC	Section 7.08(b)
SEC Documents	Section 7.08(b)
Securities	Section 15.25
Securities Act	Section 7.08(b)
Share Price	Section 15.25
Sponsor	Section 15.25
Straddle Period	Section 10.06(i)(v)
Subject Formation	Section 15.25
Subject Interest	Section 1.02(a)
Subsidiary	Section 15.25
Suspense Accounts	Section 10.02(b)(viii)
Takeover Laws	Section 15.25
Target Closing Date	Section 10.01
Tax Return	Section 10.06(i)(vii)
Taxes	Section 10.06(i)(vi)
Third Amended and Restated Certificate of Incorporation	Section 15.25
Title Benefit	Section 4.13
Title Benefit Value	Section 4.15
Title Benefits Notice	Section 4.14
Title Defect	Section 4.02
Title Defect Exclusions	Section 15.25
Title Defect Value	Section 4.03(b)
Transaction Documents	Section 15.25
Transaction Expenses	Section 15.25
Transactions	Section 15.25
Transfer Taxes	Section 10.06(i)(viii)
Transferred Entities	Section 15.25
Transition Agreement	Section 10.07(g)
Trustee	Section 15.25
Union	Section 5.24(b)
Unit	Section 1.02(e)
Wells	Section 1.02(d)
Working Interest	Section 4.02(b)

x

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into November 27, 2019 (the “Execution Date”), by and among Grenadier Energy Partners II, LLC, a Delaware limited liability company (“Contributor”), HighPeak Energy Assets II, LLC, a Delaware limited liability company (“Acquiror”), Pure Acquisition Corp., a Delaware corporation (“Pure”), and HighPeak Energy, Inc., a Delaware corporation (“HighPeak Energy”) and Acquiror, Pure, HighPeak Energy and Contributor are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.” Acquiror, Pure and HighPeak Energy are collectively referred to herein as the “Acquiror Parties”, and are sometimes referred to individually as a “Acquiror Party.” Any references herein to “Acquiror” shall be deemed to included Acquiror, Pure and HighPeak Energy for the purposes of any and all post-closing obligations and liabilities of Acquiror hereunder and for the delivery and receipt of any and all notices, elections or waivers hereunder. Any references in any exhibits or schedules attached hereto to “Purchase and Sale Agreement between HighPeak Energy Assets II, LLC, as Buyer and Grenadier Energy Partners II, LLC, as Seller” shall be deemed to refer to this Agreement.

W I T N ES S E T H:

WHEREAS, Contributor and Acquiror entered into that certain Purchase and Sale Agreement dated June 17, 2019 (“Original Execution Date”), as such was amended pursuant to that certain First Amendment to Purchase and Sale Agreement dated August 16, 2019 (as amended, the “Original Agreement”), pursuant to which Contributor agreed to sell to Acquiror, and Acquiror agreed to purchase from Contributor, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set therein;

WHEREAS, the Parties desire to amend, restate and replace the Original Agreement in its entirety effective as of the Execution Date on the terms set forth herein;

WHEREAS, Acquiror is a wholly-owned Subsidiary of HPK Energy, LP, a Delaware limited partnership;

WHEREAS, immediately following the HPK Business Combination Transactions (as hereinafter defined), Acquiror will be an indirect wholly-owned Subsidiary of HighPeak Energy and treated as an entity disregarded as separate from HighPeak Energy for U.S. federal income tax purposes;

WHEREAS, pursuant to that certain Business Combination Agreement dated as of November 27, 2019 (as may be amended from time-to-time after Contributor’s prior written consent (the “HPK Business Combination Agreement”)) by and among (a) Pure, (b) HighPeak Energy, (c) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HighPeak Energy (“Merger Sub”), (d) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (e) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (f) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (g) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”) and, (h) solely for limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company (the “HPK Representative”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) Merger Sub will merge with and into Pure, with Pure surviving as a wholly-owned subsidiary of HighPeak Energy, (ii) each outstanding share of Pure Class A Common Stock and Pure Class B Common Stock will be converted into the right to receive one share of HighPeak Energy Common Stock, (iii) the HPK Contributors will contribute to HighPeak Energy all of the partnership interests in HPK and will directly or indirectly contribute certain loans with respect to which Pure or HighPeak Energy is the obligor, in exchange for shares of common stock of HighPeak Energy (and cash in lieu of fractional shares, if any), (iv) all Sponsor loans, if any, will be cancelled and (v) HighPeak Energy will contribute all of the partnership interests in HPK to Pure;

WHEREAS, unless the election in Section 2.01(b)(i) is made by Acquiror, immediately following the HPK Business Combination Transactions and as part of the same integrated transaction as the HPK Business Combination Transactions (such that neither the Transactions nor the HPK Business Combination Transactions shall occur without the other) Contributor shall contribute and assign to Acquiror, and Acquiror shall acquire all of the Assets, in exchange for newly issued shares of HighPeak Energy Common Stock, cash, and HighPeak Energy Warrants, as set forth herein;

WHEREAS, unless the election in Section 2.01(b)(i) is made by Acquiror, the Parties intend, for U.S. federal income tax purposes, that the Contemplated Business Combination Transactions, taken together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code;

WHEREAS, in connection with the acquisition of the Assets by Acquiror and, unless the election in Section 2.01(b)(i) is validly made by Acquiror, the consummation of the Contemplated Business Combination Transactions, Pure is required to provide an opportunity for its Public Stockholders (as hereinafter defined) to have their shares of Pure Class A Common Stock (as defined hereinafter) redeemed on the terms and subject to the conditions and limitations set forth in the applicable Pure Organizational Documents (as defined hereinafter) (the “Offer”); and

WHEREAS, the Parties acknowledge that in connection with the issuance by Acquiror to Contributor of the newly issued shares of HighPeak Energy Common Stock described in Section 2.01(a)(iii), certain holders of Pure Class B Common Stock will have previously forfeited for no consideration 760,000 shares of Pure Class B Common Stock that would have been exchanged for a corresponding number of shares of HighPeak Energy Common Stock in connection with the HPK Business Combination Transactions.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, the Parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

Article I

Assets

Section 1.01     Agreement to Contribute and Acquire. Subject to and in accordance with the terms and conditions of this Agreement, Contributor agrees to contribute, assign, transfer, convey and deliver the Assets to Acquiror, and Acquiror agrees to receive, accept and acquire the Assets from Contributor as of the Effective Time.

Section 1.02     Assets; Excluded Assets. The term “Assets” shall mean, except for the Excluded Assets (defined below), all of Contributor’s right, title and interest, whether legal or equitable, in and to the following:

(a)     all oil, gas and/or mineral leases, subleases, and other leasehold interests located in Howard County, Texas, including, without limitation those described or referred to in Exhibit A-1 attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof, as well as overriding royalties, net profits interests, production payments and other similar leasehold interests (collectively, the “Leases”), all surface rights and estates, and all water rights associated therewith, and all oil, gas and/or mineral leasehold interests (the “Lands”) and all Leases and Lands related to the Wells (defined below) (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)     all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests, Lands or Wells described on Exhibit A-2 (collectively, the “Reversionary Interests”);

(c)    (i) all rights to use and occupy the surface of and the subsurface depths under the Subject Interests, insofar only as such rights pertain to the Subject Interests; (ii) all rights in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)     all wells (including, without limitation, any oil, gas, water, CO2 or injection wells, groundwater wells or other wells) located on the Lands or on lands with which the Subject Interests may have been pooled, communitized, allocated or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal) to the extent such interests constitute, or are allocated or attributable to the Subject Interests, including, without limitation, the wells described in Exhibit B attached hereto (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells, and including, without limitation, any allocation wells or production sharing agreement wells or well locations identified on Exhibit B, and those wells described in Sections 10.02(a)(v) and 10.02(b)(vii), all being collectively called the “Wells”);

(e)     all pooled, communitized or unitized acreage to the extent such interests constitute, or are allocated or attributable to the Subject Interests, together with all of Contributor’s rights, titles and interests in, to and under any units described in Exhibit A-3 attached hereto, to the extent such interests constitute, or are allocated or attributable to the Subject Interests described in Exhibit A-3 (including, without limitation, those units with respect to Wells currently being drilled or completed) (collectively, the “Units”), and all tenements, hereditaments and appurtenances belonging to the Units (and, together with the Units, Leases, Subject Interests, Reversionary Interests, and Wells, the “Properties”);

(f)     all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates appurtenant to and used or useful in connection with the Properties (collectively, the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A-4 attached hereto;

(g)     all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals, authorizations and other similar rights and privileges appurtenant to or obtained by Contributor for ownership or operation of the Properties or the Easements (collectively, the “Permits”);

(h)     all personal property, equipment, fixtures, inventory and improvements located on and used or useful in connection with the Properties or the Easements or with the production, treatment, gathering, transportation, compression, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, the “Personal Property”);

(i)     all contracts, agreements and other written agreements described in Exhibit C attached hereto, and all other contracts and agreements, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, produced water disposal agreements, water supply agreements and other agreements, but only to the extent the same relate to the Properties, the Easements, the Permits, the Personal Property or the G&G Data (defined below) (collectively, the “Contracts”; provided, however, “Contracts” shall not include Leases or any other instruments constituting Contributor’s chain of title to the Properties, Easements or other Assets, but for the sake of clarity, joint operating agreements and unit operating agreements shall be considered part of “Contracts”);

(j)     originals of all books, records, files, muniments of title, reports and similar documents and materials to the extent they relate to the foregoing interests and that are in the possession or control of, or maintained by, Contributor, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, Asset Tax records and operational records (excluding, in each case, the Excluded Records), provided, that (i) if Contributor does not possess originals of the foregoing, Contributor shall provide copies of any of the foregoing, (ii) Contributor shall retain originals of all Asset Tax records and shall provide copies thereof to Acquiror, and (iii) if any of the foregoing pertain to properties not comprising the Subject Interests, Properties or the Wells, Contributor may provide copies of any of the foregoing (collectively, the “Records”);

(k)     to the extent assignable, all claims, rights and causes of action including, without limitation, insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance and causes of action for breach of warranty, against unaffiliated third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action relate to or cover any Assumed Obligations and where necessary to give effect to the assignment of such rights, claims and causes of action, Contributor grants to Acquiror the right to be subrogated to such rights, claims and causes of action, save and except to the extent any such Losses or claims constitute Excluded Assets or Retained Obligations for which Contributor has an indemnity obligation to Acquiror pursuant to this Agreement and claims related to the Retained Obligations;

(l)     all geological, geophysical and seismic data (including, without limitation, raw data and interpretive data whether in written or electronic form), and reservoir information, insofar only as it pertains to the Properties, other than Excluded Assets or such data which cannot be transferred without the consent of or payment to any third party (collectively, the “G&G Data”);

(m)     all rights, benefits, and liabilities arising from or in connection with any Gas Imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells or allocable to the Properties as of or after the Effective Time, together with all of the oil and liquid Hydrocarbons that was produced from the Properties and which was, on the Effective Time and to the extent the Acquisition Price was adjusted for such volumes stored in tanks (above the pipeline or tank connections or in the pipelines as linefill or pad gas) included in the Assets;

(n)     to the extent assignable, all Supervisory Control and Data Acquisition (“SCADA”) equipment that is associated with the Assets, personal computer equipment, and communication equipment (including licensed and unlicensed radios located on the Leases, Units, and Easements); and

(o)     any leases, properties or interests for which there is an adjustment to the Acquisition Price under Section 10.02(a)(iv) below.

SAVE AND EXCEPT, there is excepted and excluded from the Assets, all of Contributor’s right, title and interest in and to the following (the “Excluded Assets”):

(a)     all fee minerals, mineral servitudes, non-participating royalty interests, lessor royalties, and executive rights, including those as set forth on Schedule 1.02(a) or the instruments detailed therein;

(b)      (i) all trade credits, accounts receivable, notes receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Contributor’s interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received; except, in each such case, to the extent related to the Assumed Obligations;

(c)     all corporate, financial, and Tax (other than Asset Tax) records of Contributor; however, Acquiror shall be entitled to receive copies of any financial records which directly relate to the Assets, or which are necessary for Acquiror’s ownership, administration, or operation of the Assets;

(d)     all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;

(e)     all claims of Contributor for refund of or loss carry forwards with respect to Contributor Taxes;

(f)     all amounts due or payable to Contributor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(g)     all of Contributor’s proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

(h)     all of Contributor’s leased or owned automobiles and trucks;

(i)     all rights of Contributor under Contracts attributable to periods before the Effective Time insofar as such rights relate to Retained Obligations or other liabilities or Losses that Contributor retains under this Agreement or is required to indemnify any Acquiror Indemnitee hereunder;

(j)     rights to conduct joint interest audits or other audits of costs attributable to the ownership or operation of the Assets and capital expenditures incurred in the ownership or operation of the Assets in the ordinary course of business incurred before the Effective Time, and to receive costs and revenues in connection with such audits, in each case to the extent Contributor is responsible for such costs under this Agreement;

(k)     Contributor’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Contributor’s business generally as reflected in Schedule 1.02(k);

(l)     any contracts or commitments relating to borrowed money of Contributor or its Affiliates, as well as any mortgages, deeds of trust, security agreement or other instruments or agreements securing or guarantying any portion of such indebtedness of Contributor or its Affiliates;

(m)     any rights, liabilities or obligations in, related to, or under any Benefit Plans sponsored, maintained or contributed to by Contributor or any of its ERISA Affiliates;

(n)     rights or obligations in, to, or under any contracts or agreements of any kind between Contributor or any Affiliate of Contributor with any Contributor Employee or Contributor Consultant, except as may be specifically described in Exhibit C;

(o)     any Contributor’s Hedges;

(p)     all offices and office leases, computers, servers, phones, office supplies, furniture, inventory and related personal effects located off the Lands or only temporarily located on the Lands;

(q)     all rights relating to existing claims and causes of action for which Contributor has an indemnity obligation to Acquiror pursuant to this Agreement or which are related to the Retained Obligations, including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance, that may be asserted against an unaffiliated third person, except to the extent such Losses, rights and claims are attributable to or constitute the obligations or liabilities assumed by Acquiror hereunder or for which Contributor is required to indemnify any Acquiror Indemnitee hereunder;

(r)     claims and rights as to unreimbursed Property Costs, costs and expenses (including prepaid insurance costs, bonuses, and rentals) borne or paid by Contributor or its Affiliates (in their capacity as operator) that are chargeable to the Working Interest of third party non-operators of the Assets under Contracts attributable to periods prior to the Effective Time, to the extent Contributor has not otherwise received an adjustment to the Acquisition Price for the same under this Agreement;

(s)     all audit rights and claims for reimbursements from third parties (other than to the extent related to Assumed Obligations) for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Laws covering periods prior to the Effective Time or for which Contributor is, in whole or in part, entitled to receive under Section 10.02;

(t)     any Rejected Oil and Gas Leases and Assets excluded pursuant to Section 4.06, Section 4.07, Section 4.08(a), Section 4.11(b) and Section 13.05; and

(u)     the Excluded Records.

Article II

Acquisition Price

Section 2.01     Acquisition Price.

(a)     In consideration for the contribution of the Assets Acquiror shall pay or issue, as applicable, to Contributor the following:

(i)      FOUR HUNDRED SIXTY FIVE MILLION DOLLARS AND 00/100 ($465,000,000.00) in cash (the “Cash Acquisition Price”)

(ii)     FIFTEEN MILLION (15,000,000) newly issued shares of HighPeak Energy Common Stock;

(iii)   SEVEN HUNDRED AND SIXTY THOUSAND (760,000) newly issued  shares of HighPeak Energy Common Stock (such shares together with the shares described in Section 2.01(a)(ii), the “HighPeak Energy Common Stock Acquisition Price”); and

(iv)     TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) HighPeak Energy Private Placement Warrants, which are to be issued by HighPeak Energy pursuant to the Warrant Agreement (as defined in the HPK Business Combination Agreement) and will have the same terms and conditions as the HighPeak Energy Private Placement Warrants (“HighPeak Energy Warrants Acquisition Price” and together with the HighPeak Energy Common Stock Acquisition Price, the “Stock Acquisition Price” and such Stock Acquisition Price together with the Cash Acquisition Price, the “Acquisition Price”);

in each case, as adjusted in accordance with the provisions of this Agreement, and in the case of the Stock Acquisition Price, such issuance to be in accordance with Section 8.17 of the HPK Business Combination Agreement. All payments of cash required hereunder shall be paid by means of a completed federal funds transfer to one or more accounts designated in writing or as otherwise provided herein. For the avoidance of doubt, none of the shares of HighPeak Energy Common Stock described in Section 2.01(a)(iii) will be subject to the same restrictions on transfer and other restrictions as specifically apply to any shares of HighPeak Energy Common Stock received by holders of Pure Class B Common Stock as a result of the conversion of shares of Pure Class B Common Stock into shares of HighPeak Energy Common Stock in connection with the HPK Business Combination Transactions.

(b)     Notwithstanding anything herein to the contrary:

(i)     If the Contemplated Business Combination Transactions have not been consummated prior to the termination of the HPK Business Combination Agreement, then Acquiror shall have the right to elect to pay during any such time the entirety of the Acquisition Price in cash by delivering a written notice of such election to Contributor no later than three (3) Business Days prior to the Closing. If Acquiror validly makes such election, then (A) the “Acquisition Price” definition shall be deemed to equal SIX HUNDRED AND FIFTEEN MILLION DOLLARS AND 00/100 ($615,000,000.00), subject to all applicable adjustments provided hereunder, (B) such election shall be irrevocable and binding on the Parties, (C) all obligations of the Acquiror Parties hereunder to deliver the Stock Acquisition Price and the Registration Rights Agreement to Contributor at Closing shall be deemed to be deleted in their entirety ab initio and (D) Section 2.01(b)(iii), Section 2.01(b)(iv), Section 5.26, Section 6.09(b), Section 6.09(c), Section 6.10, Section 6.11, Section 6.21, Section 7.14 through Section 7.22, Section 8.07 through Section 8.13, Section 10.03(d), Section 10.04(c), Section 10.06(h), Section 10.07(l), Section 10.08(h) through Section 10.08(j) and Section 12.06(i) shall be deemed to be deleted in their entirety ab initio.

(ii)     All payments of cash required hereunder shall be paid by means of a completed federal funds transfer to one or more accounts designated in writing or as otherwise provided herein.

(iii)    Notwithstanding anything herein to the contrary, after Closing Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Common Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price (as hereinafter defined) or (C) any combination of cash or HighPeak Energy Common Stock as determined under subpart (B).

(iv)    The Stock Acquisition Price shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution by Pure to its stockholders of securities convertible into Pure Equity Interests that is subsequently converted into any HighPeak Energy Common Stock), reorganization, recapitalization or other like change with respect to Pure Common Stock or HighPeak Energy Common Stock occurring after the Execution Date and prior to the Closing Date, so as to provide Contributor the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change, excluding from any such adjustments, however, the actions or effects of the HPK Business Combination Transactions and excluding the effects of the forfeiture of HighPeak Energy Common Stock described in the final sentence of Section 2.01(a).

(c)     Any certificate representing HighPeak Energy Common Stock issued to Contributor hereunder shall be imprinted with (or, if such HighPeak Energy Common Stock is uncertificated, the notice required to be delivered to any Person pursuant to Section 151(f) of the DGCL shall contain, in addition to such other information as is expressly required by Section 151(f) of the DGCL) the following legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING IF REASONABLY REQUIRED BY HIGHPEAK ENERGY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO HIGHPEAK ENERGY, WHICH MAY BE COUNSEL TO HIGHPEAK ENERGY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

Section 2.02     Performance Guarantee Deposit.

(a)     On June 17, 2019 Acquiror deposited with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), in an interest-bearing escrow account, pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”) a performance guarantee deposit in the amount of Thirty Million, Seven Hundred Fifty Thousand Dollars ($30,750,000.00) (such amount, excluding all accrued interest thereon, as such amount may be supplemented pursuant to the terms of this Section 2.02(a), the “Principal Deposit”). As partial consideration for the extension of the Target Closing Date to January 22, 2020 pursuant to the terms of the certain First Amendment to Purchase and Sale Agreement dated August 16, 2019, (i) the entirety of the Principal Deposit has been released from escrow and delivered to Contributor, (ii) all interest accrued on the Principal Deposit pursuant to the terms of the Escrow Agreement prior to August 16, 2019 (such accrued interest, together with any and all interest accrued thereon from and after August 16, 2019, the “Interest Deposit” and such Interest Deposit collectively with the Principal Deposit, the “Deposit”) shall remain in escrow with the Escrow Agent pursuant to the terms of the Escrow Agreement and (iii) on August 16, 2019 Contributor and Acquiror executed and delivered to the Escrow Agent an instruction letter authorizing the Escrow Agent to disburse the entirety of the Principal Deposit to Contributor. As partial consideration for Contributor’s agreement not to terminate this Agreement and to extend the Target Closing Date to January 22, 2020 pursuant to the terms of the certain First Amendment to Purchase and Sale Agreement dated August 16, 2019, Acquiror paid to Contributor a non-refundable extension payment in the amount of Thirty Million Seven Hundred Fifty Thousand Dollars ($30,750,000.00) (the “Extension Payment”) by wire transfer of immediately available funds to the account(s) designated in writing by Contributor. The Extension Payment is solely for the account of Contributor, is non-refundable and was delivered free and clear of any claims, demands or right by, through or under Acquiror or any of its Affiliates; provided, however, in the event that the Closing occurs, the Extension Payment shall be credited against the Acquisition Price. Further, in consideration of the mutual agreements set forth herein and the additional Closing consideration described in Sections 2.01(a)(iii) and (a)(iv), the Parties have agreed to further extend the Target Closing Date to February 21, 2020. In partial consideration for amending and restating the Original Agreement and entering into this Agreement, Acquiror and Contributor agree that the Principal Deposit is solely for the account of Contributor, is non-refundable and was delivered free and clear of any claims, demands or right by, through or under Acquiror or any of its Affiliates; provided, however, in the event that the Closing occurs, the Principal Deposit shall be credited against the Acquisition Price. “Business Day” shall mean any day on which national banks are open for business in Houston, Texas.

(b)     In the event that (i) all conditions precedent to the obligations of Acquiror set forth in Article IX have been satisfied or waived (to the extent waivable) in writing by Acquiror (or would have been satisfied except for the breach or failure of any of Acquiror’s representations, warranties or pre-Closing or Closing covenants hereunder) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Acquiror’s representations, warranties or pre-Closing or Closing covenants hereunder (and Acquiror, in breach of this Agreement, failed to comply with Acquiror’s obligations to consummate the Transactions at Closing), then in such event and notwithstanding anything contained in this Agreement to the contrary, Contributor, as its sole and exclusive remedy, shall have the right to terminate this Agreement and receive the entirety of the Interest Deposit, as liquidated damages, in lieu of all other damages, which remedy (if exercised) shall be the sole and exclusive remedy available to Contributor for any Acquiror Party’s failure to perform any of its material Closing obligations hereunder, or otherwise in connection with any Acquiror Party’s breach of this Agreement or the termination of this Agreement. Each Acquiror Party and Contributor acknowledge and agree that (A) Contributor’s actual damages upon such a termination would be difficult to ascertain with any certainty, (B) that the Interest Deposit is a reasonable estimate of such actual damages, and (C) such liquidated damages do not constitute a penalty. Contributor shall have no right to cause the consummation of the Transactions through enforcement of specific performance or seek any other, similar equitable remedies.

(c)     [Intentionally Omitted].

(d)      In the event that (i) all conditions precedent to the obligations of Contributor set forth in Article VIII have been satisfied or waived (to the extent waivable) in writing by Contributor (or would have been satisfied except for the breach or failure of Contributor’s representations, warranties or pre-Closing or Closing covenants hereunder), and (ii) Contributor, in breach of this Agreement, failed to comply with Contributor’s obligations to consummate the Transactions at Closing, then in such event and notwithstanding anything contained in this Agreement to the contrary, as Acquiror’s sole and exclusive remedies for Contributor’s failure to perform any of Contributor’s material Closing obligations hereunder, Acquiror shall have the option, in its sole discretion, to elect in writing no later than thirty (30) days after the Outside Date (A) to consummate (and to cause the consummation of) the Transactions contemplated by this Agreement through enforcement of the remedy of specific performance, or (B) Acquiror may terminate this Agreement and receive the entirety of the Interest Deposit as liquidated damages, in lieu of all other damages, which remedy (if exercised) shall be the sole and exclusive remedy available to Acquiror for Contributor’s failure to perform any of its material Closing obligations hereunder, or otherwise in connection with Contributor’s breach of this Agreement or the termination of this Agreement. To the extent that Acquiror elects to exercise its remedies under clause (B), Acquiror and Contributor acknowledge and agree that (1) Acquiror’s actual damages upon such a termination would be difficult to ascertain with any certainty, (2) that the Interest Deposit is a reasonable estimate of such actual damages, and (3) such liquidated damages do not constitute a penalty.

(e)     If this Agreement is terminated by the mutual written agreement of Acquiror and Contributor or is terminated for any other reason, except for a termination under circumstances for which Contributor is entitled to receive from the Escrow Agent the Interest Deposit (to the extent it has not already been paid to Contributor) pursuant to Section 2.02(b) or Section 2.02(c) in connection with the termination, then Acquiror shall be entitled to receive the Interest Deposit.

(f)     If the Transactions are consummated, the Interest Deposit shall be credited against the Acquisition Price payable by Acquiror at Closing.

(g)     In the event this Agreement is terminated under circumstances where Acquiror is entitled under Section 2.02(e) to receive the Interest Deposit, then within three (3) Business Days of such termination the Parties shall execute and deliver joint written instructions to disburse the entirety of the Interest Deposit to Acquiror. In the event this Agreement is terminated under circumstances where Contributor is entitled to receive the Interest Deposit, within three (3) Business Days of such termination the Parties shall execute and deliver joint written instructions to disburse the entirety of the Interest Deposit to Contributor.

Section 2.03     Allocated Values. The Acquisition Price is allocated among the Assets by Acquiror as set forth in Exhibit B attached hereto (the “Allocated Values”). Contributor and Acquiror agree that the Allocated Values shall be used to compute any adjustments to the Acquisition Price pursuant to the provisions of Article IV of this Agreement and for the other purposes set forth in this Agreement.

Section 2.04     Tax Allocation. Acquiror and Contributor shall use commercially reasonable efforts to agree to an allocation of the Acquisition Price and any other items properly treated as consideration for U.S. federal Income Tax purposes among the Assets and the Non-Competition Agreement in Section 7.10 in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal Income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Final Statement is finally determined pursuant to Section 10.04(b) (the “Allocation”). If Contributor and Acquiror reach an agreement with respect to the Allocation, (a) Acquiror and Contributor shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Acquisition Price pursuant to this Agreement, and (b) Acquiror and Contributor shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Contributor nor Acquiror shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation. If Acquiror and Contributor are unable to agree upon such allocation of the Acquisition Price for Tax purposes, Acquiror and Contributor may each make its own determination of such allocation for financial and Tax reporting purposes without regard to this Section 2.04. This Section 2.04 shall only be applicable if the election in Section 2.01(b)(i) is made by Acquiror.

Article III

Effective Time

Section 3.01     Ownership of Assets. If the Transactions are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Contributor to Acquiror on the Closing Date, but effective for all purposes as of 12:01 a.m. local time on June 1, 2019 (the “Effective Time”) and subject to the other provisions of this Agreement.

Article IV

Title and Environmental Matters

Section 4.01     Examination Period; Exclusive Remedy.

(a)     Subject to Contributor’s right to indemnification set forth in Section 4.08, following the execution of this Agreement until Closing (the “Examination Period”), Contributor shall make available for inspection and copying and shall permit Acquiror and/or its representatives to examine and copy, at all reasonable times during Contributor’s normal business hours in Contributor’s office all Records constituting the Leases, the Easements, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease and land files, Contracts files, assignments, division orders, operating and accounting records, environmental, health, and safety records, agreements and other materials pertaining to the Assets, insofar as same (i) pertain to the Assets and (ii) may now be in existence and in the possession or reasonable control of Contributor, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Contributor or such data (provided that Contributor shall use commercially reasonable efforts to obtain consent for disclosure and copying).

(b)     Except for (i) the rights and remedies expressly provided in this Article IV for Title Defects and Environmental Defects asserted by Acquiror pursuant to this Article IV, (ii) the special warranty of title in the Assignment (subject to Permitted Encumbrances), and (iii) for the representations and warranties of Contributor in Section 5.07 or Section 5.10 (but, with regard to Section 5.10, only to the extent of any amounts owed to third parties as a result of the breach of such Section 5.10 and not any direct Losses or diminution in value of Acquiror with respect to any Title Defect or title matter) and as provided in Section 12.04(a) with respect to the matters set forth in Section 12.01(f), and rights and remedies under Article XII with regard to the matters described in this subpart (iii), upon Closing, this Article IV sets forth Acquiror’s sole and exclusive remedy against any member of the Contributor Indemnitees with respect to (A) any Defect, (B) the failure of Contributor or any other Person to have title to any of the Assets (whether Good and Defensible Title or otherwise) and (C) the existence of any Environmental Defect, Environmental Liabilities, release of Hazardous Materials or any other environmental condition with respect to the Assets, and Acquiror shall be deemed to have waived, released, remised and forever discharged the Contributor Indemnitees from any and all Losses (as hereinafter defined) whatsoever, in law or in equity, known or unknown, which Acquiror has as of the Closing relating to any of the foregoing relating to any Asset.

Section 4.02     Title Defects. The term “Title Defect,” as used in this Agreement, shall mean, subject to Section 4.03, any encumbrance, burden, irregularity, defect in or objection to a Contributor’s ownership of any Property, subject to Permitted Encumbrances, that causes Contributor, or Acquiror from and after the Effective Time, not to have Good and Defensible Title (as hereinafter defined) to such Property; provided, however, in no event shall any Title Defect Exclusion be considered or constitute a “Title Defect.” For purposes of this Agreement, the term “Good and Defensible Title” means, with respect to a given Property, such ownership of record and beneficial (or, with respect to any Wells, such equitable and beneficial title arising out of any operating agreement, pooling rights, allocation well rights or similar agreements) of Contributor in such Property that, subject to and except for the Permitted Encumbrances:

(a)     as to the applicable Subject Formation, with respect to each Well or DSU set forth in Exhibit B attached hereto, entitles Contributor (and Acquiror, from and after the Effective Time) to receive not less than the percentage or decimal interest set forth in Exhibit B as Contributor’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from the Subject Formation as to such Well or DSU, all without reduction, suspension or termination of such interest throughout the productive life of such Well or DSU, except as specifically set forth in Exhibit B; and with regard to any Well or DSU, to the extent that the Contributor’s Net Revenue Interest varies as to different Subject Formations. Exhibit B sets forth the applicable Net Revenue Interest for each Subject Formation, except, (i) any decreases in connection with those operations in which Contributor may elect after the Original Execution Date and prior to Closing, in accordance with this Agreement, to be a non-consenting co-owner in accordance with the terms hereof, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Original Execution Date, not to consent, (iii) any decreases resulting from the establishment or amendment, after the Original Execution Date, of pools or units in accordance with the terms hereof, (iv) any decreases required to allow other Working Interest owners to make up or settle Gas Imbalances after the Original Execution Date, or (v) as otherwise stated in Exhibit B;

(b)     as to the applicable Subject Formation, with respect to each Well or DSU set forth in Exhibit B attached hereto, obligates Contributor (and Acquiror, from and after the Effective Time) to bear not greater than the percentage or decimal interest set forth in Exhibit B as Contributor’s “Working Interest” of the costs and expenses relating to the maintenance, development, drilling, equipping, testing, completing, sidetracking, working, operation, and plugging and abandonment of such Well or DSU (including for any proved, undeveloped well or for any proposed drilling and spacing unit) as to the applicable Subject Formation as to each producing Well; and as to the applicable Subject Formation with respect to each Well or DSU, all without increase throughout the productive life of such Well or Well location, and with regard to any non-producing Well or DSU for which the Contributor’s Working Interest varies as to different Subject Formations, Exhibit B sets forth the applicable Working Interest for each such Subject Formation, except to the extent as to each of the foregoing (i) as stated in Exhibit B, as applicable, (ii) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (iii) increases that are accompanied by at least a proportionate increase in Contributor’s Net Revenue Interest in such Subject Formation;

(c)     with respect to Leases that are not held beyond their primary term as of the Execution Date by production or by continuous development, such Leases do not have primary terms that expire sooner than the respective expiration date specified for such Leases in Exhibit A-1;

(d)     with regard to Leases that are not held as of the Original Execution Date by production or continuous development beyond their primary term, each such Lease does not expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission; and

(e)     is free and clear of all liens, obligations, and encumbrances.

Section 4.03     Notice of Title Defects.

(a)     Acquiror acknowledges and agrees that Acquiror did not discover or assert (subject to the rights and remedies described in Section 4.01(b)(ii) and Section 4.01(b)(iii), has waived any rights hereunder with respect to) any Title Defect affecting any Asset, and Acquiror did not notify Contributor prior to 6:00 p.m., local time in Houston, Texas, on the date that is forty-five (45) days after the Original Execution Date (the “Defects Deadline”) of such alleged Title Defect. To be effective, such notice (a “Defects Notice”) must satisfy the following conditions: (i) be in writing, (ii) be received by Contributor prior to the Defects Deadline, (iii) describe the alleged Title Defect (including any alleged variance in the subject Net Revenue Interest), (iv) to the extent known, identify the specific Asset or Assets affected by such alleged Title Defect including Subject Formation, and (v) include a good faith estimate of the Title Defect Value (defined below) of such Title Defect as determined by Acquiror and the computations and information upon which Acquiror’s estimate is based. Any matters that may otherwise constitute a Title Defect, but of which Contributor has not been notified by Acquiror in accordance with the foregoing prior to the Defects Deadline, shall be void and deemed to have been waived by Acquiror for all purposes under this Agreement, except to the extent any unasserted Title Defect would constitute a breach of Contributor’s special warranty of title contained in the Assignment, in which event Acquiror may assert such matter in accordance with the other provisions of this Agreement.

(b)     The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Acquiror in a Defects Notice shall be determined based upon the criteria set forth below:

(i)      if Acquiror and Contributor agree on the Title Defect Value as to an Asset, that amount shall be the Defect Value;

(ii)     if a Title Defect is a lien upon any Asset that is a liquidated amount, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset;

(iii)    if a Title Defect asserted is that the Net Revenue Interest attributable to any Well or DSU, as to the applicable Subject Formation, is less than that stated in Exhibit B attached hereto for such Subject Formation as to such Well or DSU, then the Title Defect Value is the product of any Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the “Net Revenue Interest” for such Subject Formation as to such Asset set forth in Exhibit B for such Subject Formation as to such Asset and the actual Net Revenue Interest for such Subject Formation as to such Asset, and the denominator of is the “Net Revenue Interest” for such Subject Formation as to such Asset set forth in Exhibit B;

(iv)    if (A) the Title Defect is the result of Contributor owning some, but not all, of the subsurface depths constituting a Subject Formation for a Well or DSU, or portion thereof, which is described on Exhibit B, and (B) the Allocated Value for such Well or DSU set forth on Exhibit B (as such Property) is greater than zero, then the Title Defect Value shall be the Allocated Value multiplied by a fraction, the numerator being the decrease in the number of feet of subsurface depths in such Subject Formation actually owned by Contributor and the denominator is the total number of feet constituting the entirety of the applicable Subject Formation. Notwithstanding anything to the contrary, if Contributor owns less than an undivided interest in seventy-five percent (75%) of all of the subsurface depths constituting such Subject Formation attributable to a Property, then the Title Defect for such Property shall be deemed to cover the entire (100% of the) Property and the Title Defect Value relating thereto shall be deemed to be the entire Allocated Value therefor;

(v)    if a Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to the affected Asset other than of the type described in subparts (i)-(iv) above (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Acquiror is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect (including, without limitation, to the extent that it may affect only one of the identified interval, formation or zone for which an Allocated Value is assigned but not all intervals, formations or zones), Contributor’s interest in the Subject Formation as to such Asset, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the respective Title Defect Values, if any, placed upon the Title Defect, in good faith, by Acquiror and Contributor;

(vi)    if a Title Defect is not then currently in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value;

(vii)   the Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder, or for which Acquiror otherwise receives credit in the calculation of the adjusted Acquisition Price;

(viii)  notwithstanding anything herein to the contrary, the Title Defect Value of a Title Defect may not exceed the Allocated Value of the affected Asset (after giving effect to any applicable adjustments to the Acquisition Price due to prior Title Defects affecting the same Asset);

(ix)    Acquiror’s right to assert Title Defects hereunder shall not be diminished or otherwise adversely affected by any materiality qualification contained in any of Contributor’s representations and warranties in Article V hereof; and

(x)     such other factors as are reasonably necessary to make a proper evaluation.

Section 4.04        Remedies for Title Defects.

(a)     With respect to each asserted Title Defect that is not cured on or before the Closing to Acquiror’s reasonable satisfaction, except as otherwise provided in this Section 4.04, the Acquisition Price shall be reduced, subject to Section 4.12, by an amount equal to the Title Defect Value agreed upon in writing by Acquiror and Contributor acting reasonably.

(b)     If on or before the Closing Date the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party may elect to have the validity of such Title Defect, and/or Title Defect Value determined by arbitration pursuant to Article XIV. If the validity of any asserted Title Defect or the Title Defect Value attributable thereto is not determined before Closing, then the Assets affected by such asserted Title Defect shall be conveyed to Acquiror at the Closing, and an amount equal to Acquiror’s asserted Title Defect Value attributable to such disputed Title Defect shall be deposited with the Escrow Agent as part of the Defect Escrow Amount (and the Acquisition Price to be paid to Contributor at Closing shall be reduced by an equal amount), and upon the final resolution of such dispute portion of the Defect Escrow Amount attributable to such Title Defect shall be disbursed in accordance with the terms of Section 14.03.

(c)     For any Title Defect asserted by Acquiror pursuant to Section 4.03(a) for which Section 4.03(b)(iii) is applicable, to the extent that the Title Defect Value exceeds seventy-five percent (75%) of the Allocated Value of the affected Asset (and to the extent that there are separate Allocated Values made to different Subject Formations, then only as to that portion (Subject Formation) affected and not any others), the affected and uncured Asset shall be excluded from the initial Closing (and to the extent that there are separate Allocated Values made to different Subject Formations, then only as to that portion (Subject Formation) affected, and not any others, shall be excluded from the initial Closing) that is subject to the Title Defect from the Transaction and reducing the Acquisition Price by an amount equal to the Allocated Value of the removed Asset (or portion thereof).

(d)     Subject to the terms of this Section 4.04(d), Contributor shall have the right, but not the obligation, to attempt to cure to Acquiror’s reasonable satisfaction any Title Defect asserted by Acquiror pursuant to Section 4.03(a) on or before the expiration of ninety (90) days (as of 6:00 pm, Central Time on such date) counted from and after the Closing Date (the “Cure Period”) which may be exercised by delivering written notice to Acquiror on or before the day prior to the Closing Date.

(e)     With respect to any attempt to cure a Title Defect made under Section 4.04(d), Acquiror shall use good faith efforts to cooperate with Contributor in making any such attempt to cure.

Section 4.05     Special Warranty of Title. The documents to be executed and delivered by Contributor to Acquiror transferring title to the Assets as required hereby, including the Assignment, Conveyance and Bill of Sale attached hereto as Exhibit F (the “Assignment”), shall provide for a special warranty of title (pursuant to which Contributor shall warrant and defend, for a period of three (3) years, Good and Defensible Title to the Assets unto Acquiror, its permitted successors and assigns, against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through, or under Contributor, but not otherwise), subject to the Permitted Encumbrances and the terms of this Agreement. The special warranty of Good and Defensible Title contained in the Assignment shall be subject to the further limitations and provisions of this Article IV, mutatis mutandis, excluding the Defects Deadline, the Defect Threshold and the Aggregate Deductible. The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a)     the Leases and Contracts to the extent the same do not operate to (i) reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B, (ii) increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests or (iii) expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission or (iv) establish or create any liens or encumbrances on title to the Assets;

(b)     any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or lessors’ liens, nonoperators’ liens under joint operating agreements, or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Contributor has agreed to retain or pay pursuant to the terms hereof, or (ii) for which Contributor is responsible for paying or releasing at the Closing;

(c)     any liens for Taxes and assessments affecting the Assets that are not yet due or delinquent, or, if delinquent, that are being contested in good faith and set forth on Schedule 5.06;

(d)    to the extent that same do not and will not at any time materially interfere with the ownership, operation, development or value of the Assets, any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Contributor or over which Contributor owns rights-of-way, easements, permits or licenses;

(e)     the Royalties, provided, that such matters do not operate to reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B or increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests;

(f)     all rights of first refusal, preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the Transactions, or (ii) required written notices have been given for the Transactions to the holders of such rights;

(g)     required third party consents to assignments or similar agreements with respect to the Assets, for which written requests for consent have been sent to, and requested from, the holders of such rights for the Transactions;

(h)     all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(i)     rights reserved to or vested in any Governmental Authority to (i) control or regulate any of, or require consents or notices in connection with the operation or development of, the Assets, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto or (iii) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit and the Laws of such Governmental Authorities;

(j)     Title Defects which Acquiror has waived or is deemed to have waived pursuant to the terms of this Agreement;

(k)     liens and encumbrances which are released prior to or at Closing;

(l)     calls on Hydrocarbon production under existing Contracts or Leases;

(m)   imbalances associated with the Assets;

(n)    rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation or (ii) common owner of any interest in easements or rights-of-way currently held by Contributor and such common owner as tenants in common or through common ownership or by contract;

(o)    (i) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), as long as not currently producing, or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in Contributor’s chain of title to the Asset unless there is an outstanding and pending, unresolved claim from a third party with respect to the failure to obtain such waiver;

(p)    any other liens, defects, burdens or irregularities which are based solely on (i) a lack of information in Contributor’s files or of record, (ii) references to any document if a copy of such document is not in Contributor’s files or of record, or (iii) the inability to locate an unrecorded instrument of which Acquiror has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;

(q)     lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a Well, Well location, unit operation or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, pooling or operating agreements, unit designations, or production or drilling units not yet obtained, formed, or created;

(r)     any liens, defects, irregularities, or other matters set forth or described on Exhibit A;

(s)     the terms and conditions of this Agreement or any other Transaction Document;

(t)     liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defects Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Contributor received any written notice of default under any such mortgage, deed of trust or similar instrument;

(u)     defects based on or arising out of the failure of Contributor to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, operating agreement, farmout agreement or other similar agreement with respect to any horizontal Well that is producing as of the Effective Time that crosses more than one Lease or tract, to the extent such all of the following apply to such Well: (i) the Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority, (ii) the applicable Lease pooled or allocated to such Well does not expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission and (iii) solely as to allocation wells, the allocation of Hydrocarbons produced from such Well among such Lease or tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

(v)    (i) failure of the records of any Governmental Authority (other than any county real property records) to reflect Contributor as the owner of any Asset, provided that there is no gap in Contributor’s title as reflected and recorded in the real property, conveyance, or other official real property records of the applicable county; or (ii) delay or failure of any Governmental Authority to approve the assignment of any of the Properties to Contributor or any predecessor in title to Contributor unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(w)    any liens, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of “Title Defect” in this Agreement; and

(x)    Any defects, encumbrances or irregularities that would be reasonably acceptable to a prudent title examiner of oil and gas properties similar to the Assets, to the extent the same do not operate to (i) reduce the respective Net Revenue Interests of Contributor, or Acquiror from and after the Effective Time, below those set forth in Exhibit B, (ii) increase the respective Working Interests of Contributor, or Acquiror from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests, or (iii) materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset, (iv) expressly prohibit both pooling and allocation wells by the lessee as to including all or a portion of such Lease in a proposed pooled or allocation well proration unit permitted by the Texas Railroad Commission, or (v) establish or create any other liens or encumbrances on title to the Assets.

Section 4.06     Preferential Rights to Purchase. Contributor shall use all reasonable efforts to comply with all preferential right to purchase provisions encumbering any Asset prior to the Closing. Prior to the Closing, Contributor shall notify Acquiror if any preferential purchase rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a preferential right to purchase elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be sold to such third party subject to the terms and conditions of this Agreement and the Acquisition Price shall be reduced by the Allocated Value of such Asset. Upon the consummation of any such Asset sale to a third party, the Asset so sold shall be deemed for all purposes to constitute an Excluded Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Acquiror at the Closing subject to any preferential right to purchase of any third party for which notice has been given but the time period for response by the holder of such preferential right extends beyond the Closing and Acquiror shall assume all duties, obligations and liabilities arising from such preferential right to purchase. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a preferential right to purchase after the Closing Date, Acquiror shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

Section 4.07     Consents to Assignment. Contributor shall use all reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Acquiror prior to Closing (other than governmental approvals that are customarily obtained after Closing). If any Hard Consents (as defined below) are not obtained prior to Closing, then either Party may elect to exclude such Asset from the Assets sold at Closing and the Acquisition Price reduced by the Allocated Value therefor. If any such Hard Consent requirement with respect to which an adjustment to the Acquisition Price is made under Section 10.02 is subsequently obtained prior to the Final Settlement Date, (a) Contributor shall, promptly after such Hard Consent requirement is satisfied, convey the applicable Assets to Acquiror, (b) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (c) Acquiror shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the unadjusted Acquisition Price (subject to all other applicable adjustments with respect to such Assets under Section 10.02) to Contributor. The Assets for which such non-Hard Consents have not been obtained by Closing shall, nonetheless, be assigned and conveyed at Closing to Acquiror. For purposes hereof, the term “Hard Consent” shall mean and include where there is provision within the applicable instrument containing such consent requirement expressly stating (or the legal effect under applicable Law would be) that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned. Notwithstanding the above, and for the avoidance of doubt, “Hard Consent” does not include (A) any consent, which, by its terms, cannot be unreasonably withheld or is silent as to remedies for failure to obtain such consent (and the legal effect under applicable Law would not result in a violation of any of subparts (i) - (iii) above), or (B) any consent that is customarily obtained after closing and consummation of a sale. If an Asset for which a non-Hard Consent has not been obtained is acquired by Acquiror at Closing, then upon Closing, Acquiror shall be deemed to have assumed the risk of failing to obtain such consent.

Section 4.08     Environmental Review.

(a)     Contributor shall provide Acquiror full access to all environmental Records concerning the Assets in Contributor’s possession or reasonable control, as required in Section 7.03. Acquiror shall have the right to conduct or cause its third party environmental consultant (“Acquiror’s Environmental Consultant”) to conduct an ASTM Phase I environmental site assessment and a visual environmental review of the Assets operated by Contributor and of the Assets operated by a third party from which Acquiror has obtained consent from such third party to conduct such assessments and reviews, including visual inspections, records review, and interviews relating to such Assets, prior to the expiration of the Defects Deadline (“Acquiror’s Environmental Review”). Contributor shall use commercially reasonable efforts to assist Acquiror in securing consent from such third party operators to access the Assets not operated by Contributor. No ASTM Phase II site assessment (“Phase II”) may be conducted nor any samples taken in connection with Acquiror’s Environmental Review without the prior written consent of Contributor, to be within Contributor’s sole discretion and to the extent such consent is granted such Phase II shall become part of Acquiror’s Environmental Review. If Contributor refuses to grant such consent and such Phase II is necessary to confirm the existence and/or scope of an Environmental Defect, then Acquiror shall be permitted to exclude the affected Assets (and the Associated Assets, as defined below) from the Transaction and the Acquisition Price shall be reduced by the Allocated Value thereof (and such Assets (and the Associated Assets, as defined below) shall thereafter be part of the Excluded Assets), and Contributor shall seek to resolve any dispute related to the affected Asset and the alleged Environmental Defect pursuant to Section 4.11(b). In the event such Phase II is conducted and/or samples are taken, Acquiror shall and shall cause its consultant to take split samples, providing one of each such sample, properly labeled and identified, to Contributor. The cost and expense of Acquiror’s Environmental Review, if any, shall be borne solely by Acquiror. Acquiror shall (and shall cause Acquiror’s Environmental Consultants to): (i) coordinate with Contributor as to the date, time, and location(s) of Acquiror’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Contributor’s operations, and (iii) comply with all Laws and Contracts binding on the Assets or Contributor. Acquiror shall obtain from any applicable Governmental Authorities and third parties all permits, consents and approvals necessary or required to conduct Acquiror’s Environmental Review, including any approved invasive activities permitted by Contributor; provided, that, upon reasonable request, Contributor shall use commercially reasonable efforts to assist Acquiror in obtaining any third party consents and approvals that are required in order to perform any work comprising Acquiror’s Environmental Review. Contributor shall have the right to have a representative or representatives accompany Acquiror and Acquiror’s Environmental Consultant at all times during Acquiror’s Environmental Review, and Acquiror shall give Contributor notice not less than twenty-four (24) hours before any visits by Acquiror or Acquiror’s Environmental Consultant to the Assets. ACQUIROR HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRIBUTOR, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER INCLUDING THOSE RESULTING FROM CONTRIBUTOR’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY ARISING OUT OF, OR RELATING TO, ACQUIROR’S OR ACQUIROR’S REPRESENTATIVES’ ACCESS TO THE RECORDS, ANY OFFICES OF CONTRIBUTOR, OR THE ASSETS PRIOR TO CLOSING BY ACQUIROR OR ANY OF ACQUIROR’S REPRESENTATIVES, BUT EXPRESSLY NOT INCLUDING (A)  THOSE RESULTING FROM CONTRIBUTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) THE MERE DISCOVERY OF A PRE-EXISTING ENVIRONMENTAL CONDITION BY ACQUIROR OR ACQUIROR’S ENVIRONMENTAL CONSULTANT, EXCEPT TO THE EXTENT THAT ACQUIROR’S ENVIRONMENTAL REVIEW EXACERBATES SUCH PRE-EXISTING ENVIRONMENTAL CONDITION.

(b)     Unless otherwise required by applicable Law, Acquiror shall (and shall cause Acquiror’s Environmental Consultant to) treat confidentially all information, data, sampling results, and any other matters revealed by Acquiror’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Acquiror shall not (and shall cause Acquiror’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Contributor. Acquiror may use the Environmental Information only in connection with the Transactions. Acquiror shall provide Contributor with copies of any Environmental Information in Acquiror’s or Acquiror’s Environmental Consultant’s possession upon Contributor’s request. If Acquiror, Acquiror’s Environmental Consultant, or any third party to whom Acquiror has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Acquiror shall provide Contributor with prompt notice sufficiently prior to any such disclosure so as to allow Contributor to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. Notwithstanding anything herein to the contrary, the confidentiality obligations of Acquiror in this Section 4.08(b) shall terminate upon Closing.

(c)     Upon completion of Acquiror’s due diligence (and other than with regard to (i) damage resulting from Contributor’s gross negligence or willful misconduct, or (ii) the mere discovery of a pre-existing environmental condition by Acquiror or Acquiror’s environmental consultant, except to the extent that Acquiror’s Environmental Review exacerbates such pre-existing environmental condition), Acquiror shall at its sole cost and expense and without any cost or expense to any member of the Contributor Indemnitees, (A) repair all damage done to the Assets in connection with Acquiror’s or Acquiror’s representatives’ due diligence, (B) restore the Assets to the approximate same or better condition than they were prior to commencement of Acquiror’s or Acquiror’s representative’s due diligence, and (C) remove all equipment, tools, or other property brought onto the Assets in connection with Acquiror’s or Acquiror’s representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Acquiror’s or Acquiror’s representatives’ due diligence shall be promptly corrected by Acquiror.

(d)     During all periods that Acquiror or any of Acquiror’s representatives are on the Assets or Contributor’s premises, Acquiror shall maintain, at its sole expense and with qualified insurers, policies of insurance of the types and in the amounts described in Schedule 4.08(d) attached hereto.

Section 4.09     Environmental Definitions.

(a)     Environmental Defect. For purposes of this Agreement, the term “Environmental Defect” means any violation of or remedial obligation under any Environmental Laws, with respect to Contributor’s ownership or operation of the Assets (including any release into the environment of Hazardous Materials) that presently requires corrective action under applicable Environmental Laws; provided, however, the following conditions, matters, and liabilities shall be excluded from the definition of and in no event constitute an “Environmental Defect”: (i) the presence of naturally occurring radioactive materials (“NORM”) in compliance with Environmental Laws, (ii) plugging and abandonment obligations or liabilities that are not a current violation of or current liability under Environmental Laws, (iii) those matters identified on Schedule 5.07 (provided, however, that this will not limit Contributor’s retention of liability related to certain matters on this Schedule, to the extent that they are also included on Schedule 12.01(k)), as of the Original Execution Date, (iv) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), if such condition does not constitute a violation of Environmental Law, or (v) those issues that have been cured or Remediated as of the Closing Date (subject to the dispute resolution process set forth in this Agreement with respect to the adequacy of any such cure or Remediation).

(b)     Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean, as to any given Asset, the United States and the state, tribal, county, city and political subdivisions and any commission, agency, department, board or other instrumentality thereof.

(c)     Hazardous Material. For purposes of this Agreement, “Hazardous Material” means any substance regulated or that may form the basis of liability under any Environmental Law, including but not limited to any substance regulated as “hazardous,” “toxic,” or words of similar meaning and regulatory effect.

(d)     Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all Laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to human health (to the extent relating to exposure to Hazardous Materials) or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the federal Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendment and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Rivers and Harbors Act of 1899, the Hazardous and Solid Waste Amendments Act of 1984, the Occupational Safety and Health Act, the Endangered Species Act, the Migratory Bird Treaty Act, and the Emergency Planning and Community Right-to-Know Act, each as amended, and any Law of a Governmental Authority intended to conserve or protect human health (to the extent relating to exposure to Hazardous Materials), the environment, wildlife or plant life, or natural resources.

(e)     Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the reasonable costs and expenses necessary to implement the lowest cost Remediation (considered as a whole) taking into consideration any material negative impact such response may have on the operations of the relevant Assets sufficient to correct or Remediate such Environmental Defect in a manner compliant with Environmental Laws; provided, however, such Defect Value shall expressly exclude (i) the costs, fees and expenses of Acquiror’s and/or its Affiliate’s employees or attorneys, (ii) overhead costs of Acquiror or its Affiliates, and (iii) any Remediation costs, fees or expenses charged or chargeable to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect. If an Environmental Defect is reasonably susceptible to being Remediated, the Environmental Defect Value with respect to such Environmental Defect shall in no event be greater than the amount that can reasonably be shown to be the reasonably estimated lowest-cost response to Remediate such Environmental Defect.

Section 4.10     Notice of Environmental Defects. Acquiror acknowledges and agrees that Acquiror did not discover or assert (and, subject to the rights and remedies described in Section 4.01(b)(iii), has waived any rights hereunder with respect to) any Environmental Defect affecting any Asset, and Acquiror did not notify Contributor of any Environmental Defect prior to the Defect Deadline. Except to the extent the same constitute Retained Obligations, any matters that may otherwise constitute Environmental Defects shall be void and deemed at Closing to have been waived by Acquiror for all purposes and constitute Assumed Obligations. Upon the receipt of such effective notice from Acquiror, Contributor shall have the option, but not the obligation, to attempt to cure any such Environmental Defect at any time prior to the Closing. Any notice given under and in accordance with this Section 4.10 shall be considered a “Defects Notice” for purposes of Article XIV.

Section 4.11     Remedies for Environmental Defects.

(a)     If any Environmental Defect described in a notice delivered in accordance with Section 4.10 is not cured to Acquiror’s reasonable satisfaction on or before the Closing, then except as otherwise provided in this Section 4.11, the Acquisition Price shall be reduced, subject to Section 4.12, by the Environmental Defect Value of such Environmental Defect as agreed by the Parties acting reasonably.

(b)     If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Acquiror or Contributor may elect to have the validity of the asserted Environmental Defect, and/or the Environmental Defect Value of such Environmental Defect, determined by arbitration pursuant to Article XIV. If the validity of any such asserted Environmental Defect or the amount of any Environmental Defect Value is not determined by the Closing, an amount equal to Acquiror’s asserted Environmental Defect Value attributable to such disputed Environmental Defect shall be deposited with the Escrow Agent as part of the Defect Escrow Amount, and upon resolution of such dispute, the asserted Environmental Defect Value, if any, shall be disbursed in accordance with the terms of Section 14.03, and the affected Asset shall be conveyed at Closing to Acquiror. Notwithstanding anything to the contrary herein, if the actual Environmental Defect Value for an Environmental Defect relating to one or more Assets is greater than seventy-five percent (75%) of the Allocated Value of the affected Asset(s), then Acquiror or Contributor may elect to remove the Asset affected by such Environmental Defect and all Associated Assets (defined below) from the Transaction and reduce the Acquisition Price by the Allocated Value of the removed Asset and all Associated Assets and such Assets shall be deemed Excluded Assets. “Associated Assets” with respect to an Asset, shall mean any Assets that are reasonably necessary to own or operate such Asset.

Section 4.12     Limitation of Remedies for Title Defects, and Environmental Defects. Notwithstanding anything to the contrary contained in Section 4.04 or Section 4.11, there shall be no adjustments to the Acquisition Price or other remedies provided under this Article IV for Title Defects or Environmental Defects unless (a) for any finally determined or agreed Title Defect Value or Environmental Defect Value, as applicable, as to any Asset the finally determined Title Defect Value or Environmental Defect Value with respect thereto is less than One Hundred Thousand Dollars ($100,000) (the “Defect Threshold”) (it being agreed that the Defect Threshold represents a threshold and not a deductible); and (b) the sum of the aggregate amount of Title Defect Values for all Title Defects that exceed the Defect Threshold and the aggregate amount of Environmental Defect Values for all Environmental Defects that exceed the Defect Threshold (the “Defect Value Total”) exceeds the Aggregate Deductible (as hereinafter defined), after which point Acquiror shall be entitled to adjustments to the Acquisition Price and other remedies provided under this Article IV with respect to the portion of the Defect Value Total in excess of the Aggregate Deductible. If Contributor elects to remove any Asset related to a Title Defect from the Transaction pursuant to Section 4.04(c), the Title Defect Value with respect to such Title Defect shall not be counted towards the Aggregate Deductible. As used herein, the “Aggregate Deductible” means two percent (2%) of the unadjusted Acquisition Price.

Section 4.13     Title Benefits. The term “Title Benefit,” as used in this Agreement, shall mean any right, circumstance or condition that:

(a)     as to each applicable Subject Formation listed on Exhibit B with respect to each Well or DSU, entitles Contributor to receive a Net Revenue Interest, for the productive life thereof greater than the Net Revenue Interest shown in Exhibit B for such Well or DSU, except as otherwise expressly stated in Exhibit B; or

(b)     as to each applicable Subject Formation listed on Exhibit B with respect to each Well or DSU on Exhibit B, obligates Contributor to bear, for the productive life thereof, a Working Interest, in the case of any such Well, less than the “working interest” percentage shown in Exhibit B with respect to such Well or DSU, except (i) as stated in Exhibit B and (ii) decreases that are accompanied by no decrease in Contributor’s Net Revenue Interest.

Section 4.14     Notice of Title Benefits. Contributor and Acquiror acknowledge and agree that no Title Benefits affecting any Asset have been asserted (and Contributor has waived any rights hereunder with respect to) any Title Benefit affecting any Asset as such Party did not notify the other of such alleged Title Benefit prior to the Defects Deadline. To be effective, such notice (“Title Benefits Notice”) must (a) be in writing, (b) be received by a Party from the other prior to the Defects Deadline, (c) reasonably describe the Title Benefit, (d) to the extent known, identify the specific Asset or Assets affected by such Title Benefit, and (e) include a good faith estimate of the Title Benefit Value (defined below) of such Title Benefit as determined by Acquiror. Any matters that may otherwise constitute a Title Benefit, but of which Acquiror has not been notified by Contributor in accordance with the foregoing, shall be deemed to have been waived by Contributor.

Section 4.15     Title Benefit Value. The “Title Benefit Value” for any Title Benefits shall be determined as follows:

(a)     if a Title Benefit applicable to any Well or DSU represents a positive discrepancy between (i) the actual Net Revenue Interest for such Well or DSU and (ii) the Net Revenue Interest percentage stated on Exhibit B for such Well or DSU, then the Title Benefit Value shall be equal to (A) the product of the Allocated Value of such Asset multiplied by (B) a fraction, the numerator of which is (1) the remainder of (x) the actual Net Revenue Interest of such Asset minus (y) the Net Revenue Interest percentage stated on Exhibit B for such Asset, and the denominator of which is (2) the Net Revenue Interest percentage stated on Exhibit B for such Asset; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit B for such Asset throughout its entire productive life, the Title Benefit Value determined under this Section 4.15(a) shall be reduced to take into account the applicable time period only;

(b)     if the Title Benefit represents a benefit of a type not described in Section 4.15(a), the Title Benefit Value shall be determined by taking into account the Allocated Value of the Asset so affected, the portion of Contributor’s interest in the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Asset, the values placed upon the Title Benefit by Acquiror and Contributor and such other factors as are necessary to make an evaluation and determination of such value;

provided, however, that if the Title Benefit Value does not affect the applicable Title Benefit Property throughout its entire life, the Title Benefit Value shall be reduced to take into account the applicable time period only.

Section 4.16     Remedy for Title Benefit. If on or before the Closing Date the Parties have not agreed as to the validity of any asserted Title Benefit or have not agreed on the Title Benefit Value attributable thereto either Party may elect to have the validity of such Title Benefit determined by arbitration pursuant to Article XIV. Subject to the aforementioned rights to dispute the existence of a Title Benefit and the Title Benefit Value asserted with respect thereto, Title Benefits may be used solely as a basis to offset applicable Title Defects, but in no case shall any Title Benefits result in an increase or upward adjustment of the Acquisition Price (even if the aggregate of the Title Benefits Values exceed the aggregate of the Title Defect Values).

Article V

Representations and Warranties of Contributor

Contributor represents and warrants (a) to Acquiror as of the Original Execution Date and the Closing Date with respect to the representations and warranties set forth in Section 5.01 through 5.24 and (b) to each Acquiror Party as of the Execution Date and the Closing Date with respect to the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.26:

Section 5.01     Existence. Contributor is duly organized, validly existing and in good standing under the Laws of the state of its formation. Contributor has full legal power, right and authority to carry on its business as currently being conducted and as contemplated to be conducted.

Section 5.02     Legal Power. Contributor has the legal power and right to enter into and perform this Agreement (and all documents required to be executed and delivered by Contributor at Closing) and the Transactions. Except for any approvals required under the HSR Act, Permitted Encumbrances, consents to assignment or similar rights or obligations burdening Contributor of the Assets, the execution and delivery of this Agreement and the consummation of the Transactions will not violate, nor be in conflict with (a) any provision of Contributor’s organizational documents; (b) any material agreement or instrument to which Contributor is a party or by which Contributor or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Contributor or the Assets, or any Law applicable to Contributor or the Assets.

Section 5.03     Execution. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Contributor at Closing) and the Transactions are duly and validly authorized by all requisite action on the part of Contributor. This Agreement constitutes, and the documents to be executed and delivered by Contributor at the Closing will constitute, the legal, valid and binding obligations of Contributor enforceable in accordance with its and their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar Laws affecting the rights of creditors generally and general equitable principles.

Section 5.04     Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Contributor or any Affiliate of Contributor for which Acquiror has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05     Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or to, the knowledge of Contributor, threatened against Contributor.

Section 5.06     Taxes. Except as set forth on Schedule 5.06, (a) all Asset Taxes that have become due and payable by Contributor have been timely and properly paid, (b) all Tax Returns with respect to Asset Taxes required to be filed by Contributor have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects; (c) there are no liens on any of the Assets attributable to Taxes other than Permitted Encumbrances; (d) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; (e) Contributor has not received written notice of any pending or threatened claim against Contributor or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes, and there are no pending suits, proceedings, reassessments, deficiency claims, or other claims relating to any Asset Taxes of Contributor with any applicable Governmental Authority; and (f) Contributor is not a party to any agreements or waivers currently in effect or pending that provide for an extension of time with respect to (i) the filing of any Tax Return with respect to Asset Taxes or (ii) the assessment or collection of any Asset Tax. Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 5.06 and Section 5.24 are the only representations and warranties of Contributor in this Agreement with respect to Tax matters.

Section 5.07     Environmental Matters. Except as set forth in Schedule 5.07 attached hereto:

(a)     To Contributor’s knowledge as of the Original Execution Date, none of the Assets or Contributor with respect to an Asset is in violation of any Environmental Law in any material respect.

(b)     Prior to the Defect Deadline, Contributor has provided Acquiror with notice of all alleged material violations of Environmental Laws with respect to an Asset to the extent Contributor obtained knowledge thereof between the Original Execution Date and the Defect Deadline (other than any violations of which Acquiror has provided notice to Contributor prior to the Defect Deadline); provided, however, it is acknowledged and agreed that notwithstanding such notice by Contributor, Acquiror shall have the right to assert any such alleged violations noticed by Contributor as Environmental Defects pursuant to and subject to Article IV.

(c)     As of the Original Execution Date, Contributor has not received written notice from any Governmental Authority or other third party arising from or in connection with Contributor’s ownership or operation of the Assets alleging any violation of or noncompliance with or material liability pursuant to any Environmental Laws related to the Assets, where such violation, noncompliance, or material liability remains unresolved.

(d)    Contributor has (or will on or prior to the date that is ten (10) Business Days prior to the Defects Deadline) made available to Acquiror copies in Contributor’s possession or control of all environmental Records concerning the Assets that Contributor is required to provide access to pursuant to Section 4.08(a).

Section 5.08     Violations and Defaults. Except as set forth in Schedule 5.08 attached hereto and except with respect to any violations of or noncompliance with or liability pursuant to Environmental Laws, which are set forth on Schedule 5.07, or Tax Laws, which are set forth on Schedule 5.06, (a) Contributor is not in violation of or in default under, in any material respect, any applicable Law related to the Assets and (b) Contributor has not received written notice from any Governmental Authority alleging a violation of or noncompliance with or liability pursuant to any applicable Law related to the Assets, where such violation, noncompliance, or liability remains unresolved.

Section 5.09     Litigation. Except as set forth in Schedule 5.09, (a) no litigation, arbitration, investigation or other Proceeding of any Governmental Authority or other party is pending before any Governmental Authority or arbitrator for which Contributor has received written notice, or, to the knowledge of Contributor, threatened in writing against Contributor relating to or affecting the Assets; and (b) Contributor is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Assets (other than any of the foregoing that are applicable generally to the oil and gas industry in the geographic area where the Assets are located). There is no litigation, Proceeding or investigation pending for which Contributor has received notice, or, to the knowledge of Contributor, threatened in writing, against Contributor seeking to prevent the consummation of the Transactions.

Section 5.10     Leases. Contributor is not in breach or default of any Lease set forth on Exhibit A, or of any pooling agreement, production sharing agreement or similar agreement, which such default or breach could reasonably be expected to have or result in a liability of Contributor in excess of Seventy-Five Thousand Dollars ($75,000). Except as set forth in Schedule 5.10, Contributor has not received from any applicable lessor any written notice of any material default or material breach of Contributor under any Lease for which default or breach has not been cured or remedied. Except as reflected in the Official Public Records of Howard County, Texas as of the date that is one (1) Business Day prior to the Original Execution Date, Contributor has not directly or indirectly assigned, conveyed, farmed out, or contractually committed to sell, assign, farmout or transfer any interests in subsurface depths attributable to any of the Properties (regardless of whether such depths cover part of or fall outside of the Subject Formations), whether through an option agreement, farmout agreement, purchase and sale agreement, or other agreement.

Section 5.11     Material Contracts. Exhibit C contains a list of all Contracts that constitute, are included in, or are binding on the Assets (a) for which gross expenditures by or gross payments to Contributor will or are reasonably expected to exceed One Hundred Thousand Dollars ($100,000) in a single year, (b) that provide for any partnership or joint venture, (c) that involve any seismic contracts covering any of the Assets that require the payment by Acquiror after Closing of any transfer fees or assignment fees, (d) that involve any lease for personal property or real property (other than the Leases, Properties or Easements), (e) that include any areas of mutual interest, non-competition covenants or similar provisions or restrictions, (f) that constitute Hydrocarbon Sales Agreements, or (g) any operating agreements and unit operating agreements. Contributor is not in breach of or default with respect to any of its obligations under the Contracts listed in Exhibit C, with respect to which such breach could reasonably be expected to have or result in a liability of Contributor in excess of Seventy-five Thousand Dollars ($75,000) (and, to the knowledge of Contributor, no event has occurred which (with notice or lapse of time, or both) would constitute a default under any such Contract); provided, however, in no event shall Contributor be required to include on Exhibit C any division orders, pooling agreements, production sharing agreements and similar agreements (all such Contracts described in subparts (a) through (g), subject to such exceptions, the “Material Contracts”). To the knowledge of Contributor, each Contract required under the first sentence of this Section 5.11 to be listed in Exhibit C is in full force and effect and constitutes a legal, valid and binding obligation of Contributor and each other party thereto. Contributor has not received from any other party to a Contract required under the first sentence of this Section 5.11 to be listed in Exhibit C any written notice of termination or intention to terminate such Contract. To the knowledge of Contributor, no other party to any Contract required under the first sentence of this Section 5.11 to be listed on Exhibit C is in material breach of the terms, provisions or conditions of such Contract. Contributor has provided Acquiror with true, correct and complete copies of all Contracts required under the first sentence of this Section 5.11 to be listed on Exhibit C (including all amendments thereto).

Section 5.12     Oil and Gas Operations. Except as set forth in Schedule 5.12 (and solely with regard to those Assets that are not operated by Contributor or an Affiliate of Contributor, the following are qualified to Contributor’s knowledge):

(a)     none of the Wells have been produced by Contributor in excess of their allowable such that they are currently subject to being shut-in or to any overproduction penalty;

(b)     Contributor has not abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts, and Laws in all respects;

(c)     to the knowledge of Contributor, all proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Contributor in a timely manner and are not being held in suspense for any reason;

(d)     Contributor or, to Contributor’s knowledge, the applicable purchaser of Hydrocarbons produced from the Assets, has paid or caused to be paid all royalties, overriding royalties and other burdens due and payable by Contributor on the proceeds of the production of Hydrocarbons from the Assets to the appropriate owners of such interests to the extent Contributor or such purchaser received such proceeds, in each case, in accordance with the terms of the Leases and all agreements and Contracts to which the Leases and/or Contributor are subject, except for those for which Contributor has a legal or contractual right to suspend;

(e)     Contributor has not received any written notice or directive from any Governmental Authority to reduce the volume of fluids injected or disposed of into any saltwater disposal wells that are included in the Assets or to shut in any such saltwater disposal wells, nor, to Contributor’s knowledge, has any such action by a Governmental Authority been threatened; and

(f)     all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands pooled, allocated or unitized therewith.

Section 5.13     Hydrocarbon Sales Agreements.

(a)     Exhibit C sets forth a true, correct and complete list of all Hydrocarbon Sales Agreements constitute, are included in, or are binding on the Assets.

(b)     Except as described in Schedule 5.13(b), no purchaser under any Hydrocarbon Sales Agreement has notified Contributor (or, to the knowledge of Contributor, the unaffiliated third-party operator of any Asset) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, other than such failures or refusals pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement.

(c)     Contributor is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment, “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Asset at some future time without then and thereafter receiving full payment therefor.

For purposes of this Agreement, the term “Hydrocarbon Sales Agreement” means any Hydrocarbon sales, purchase, gathering, transportation, treating, processing or marketing Contract that is currently in effect and under which Contributor is a seller of Hydrocarbons produced from the Assets (other than (i) joint operating agreements under which Contributor is not taking production in kind, (ii) “spot” sales agreements entered into in the ordinary course of business at the then current market index price with a term of twelve (12) months or less or (iii) agreements that are terminable by Contributor without penalty on ninety (90) days’ notice or less).

Section 5.14     Affiliate Transactions. Except as set forth in Schedule 5.14, there are no transactions or Contracts affecting any of the Assets between Contributor and any Affiliate of Contributor (“Affiliate Contracts”). As used in this Agreement, “Affiliate” means, with respect to any Person, each other Person directly or indirectly controlling, controlled by or under common control with such Person; and as used in this definition of “Affiliate”, (a) “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships, and (b) the terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly; provided, however, in no event shall any Contributor Non-Recourse Person constitute or be deemed an “Affiliate” of Contributor.

Section 5.15     Gas Imbalances. To the knowledge of Contributor, Schedule 5.15 sets forth a true and complete amount, as of the date set forth on such Schedule 5.15, of all well, production or pipeline imbalances with respect to any of the Wells or Properties.

Section 5.16     Preferential Rights and Consents. Except as set forth in Schedule 5.16 or Customary Consents, there are no preferential rights to purchase, consents to assignment, tag-along rights, drag-along rights or similar rights or obligations that are applicable to the Assets and the Transactions.

Section 5.17     Unplugged Wells. Except for wells listed in Schedule 5.17, with regard to the Properties operated by Contributor, and, to the knowledge of Contributor, with regard to the Properties operated by third parties, there are no dry holes, or shut-in or otherwise inactive wells drilled or operated by Contributor or such third party operators that are included in the Properties that Contributor or such third party operator is currently obligated to plug and abandon, except for wells that have been plugged or abandoned in compliance with applicable Laws and regulations, and except for wells drilled to depths not included within the Properties.

Section 5.18     Operations. Schedule 5.18 contains a true and complete list of (a) all authorizations for expenditures or similar capital commitments (“AFE’s”) (i) binding on Contributor for operations that have not yet occurred and are applicable to the Assets in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest or (ii) received by Contributor from third parties for capital expenditures applicable to any Asset in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest that have been proposed by any party from operations to be conducted on or after the Original Execution Date, whether or not accepted by Contributor or any other party and that have not expired, and (b) all AFE’s binding on Contributor in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest and written commitments for all operations in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest applicable to the Assets or for other capital expenditures applicable to any Asset in excess of One Hundred Thousand Dollars ($100,000) net to Contributor’s interest for which all of the activities anticipated in such AFE’s or commitments have not been completed by the Original Execution Date and that have not expired. Except as set forth in Schedule 5.18, Contributor has no contractual financial obligation (as opposed to optional right) to drill any wells on or allocable to the Assets subsequent to the Original Execution Date under any Leases or Contracts.

Section 5.19     Area of Mutual Interest and Other Agreements. Except as set forth in Schedule 5.19 or Exhibit C, none of the Assets are subject to (a) any area of mutual interest agreement, or (b) any farmout agreement, farmin agreement or similar agreement under which any party thereto is entitled to receive assignments not yet made.

Section 5.20     Permits. Except as set forth in Schedule 5.20 and except with respect to Permits required or issued in accordance with Environmental Laws, Contributor possesses all Permits required to be obtained for the operation of the Assets as presently conducted and Contributor has not received from any Governmental Authority any written notice of any violations of the Permits that remain uncured or that any Permit will not be renewed.

Section 5.21     Expenses. To the knowledge of Contributor, in the ordinary course of business, Contributor has paid all Property Costs due and payable by Contributor that are attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Contributor.

Section 5.22     Bonds and Letters of Credit. Except as set forth in Schedule 5.22, there are no bonds, letters of credit, guarantees or other similar commitments (“Credit Support”) held by Contributor that are required by third parties in order for Contributor to own the Assets, and if operated by Contributor or an Affiliate of Contributor, to operate the Assets.

Section 5.23     Suspense Accounts. To the knowledge of Contributor as of the Original Execution Date, Schedule 5.23 sets forth a true and complete amount, as of the date set forth on such Schedule 5.23, of all third party proceeds of production from the Assets being held in suspense by Contributor (or an Affiliate of Contributor).

Section 5.24     Labor; Employee Benefits.

(a)     The list delivered by Contributor described in Section 7.11(a) sets forth as of the Original Execution Date as to all Contributor Employees and Contributor Consultants a complete and accurate list of (i) the job title, (ii) job location, (iii) base salary or hourly wage, (iv) bonus or other incentive compensation opportunity, if any, and (v) material employee benefit entitlements.

(b)     Except as set forth in Schedule 5.24, as of the Original Execution Date and with respect to Contributor Employees, (i) Contributor is not a party to, subject to, or negotiating any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other agreements with any union, works council or labor organization (each, a “Union,” and collectively, “Unions”) and has not been or done so in the last two (2) years; (ii) no Contributor Employee is, or purports to be, represented by any Union with respect to services provided related to the Assets, (iii) there are no current or, to Contributor’s knowledge threatened, strikes, labor disputes, slowdowns, work stoppages or other labor controversy involving the Assets or Contributor Employees and there have been no such activities for the last two (2) years; (iv) there are no current or, to the knowledge of Contributor, threatened union organizational campaigns, petitions or other unionization activities relating to Contributor Employees or the Assets, and there have been no such activities in the last two (2) years; and (v) to Contributor’s knowledge, there are no unfair labor practice complaints or any union representation questions or certification petitions involving the Assets or Contributor Employees pending before the National Labor Relations Board or other labor tribunal and there have been no such complaints, questions or petitions in the last two (2) years.

(c)     Except as set forth in Schedule 5.24, there are no pending, or to Contributor’s knowledge, threatened Proceedings of any kind and in any forum against or involving Contributor or any Contributor Affiliate by a Governmental Authority or by or on behalf of any current or former Contributor Employee or individual engaged by Contributor as an independent contractor whose duties involve providing material services with respect to the Assets (each, a “Contributor Consultant”), or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Employment Law.

(d)     Other than Benefit Plans provided through a professional employer organization, staffing agency or similar entity or arrangement, neither Contributor nor any of its subsidiaries participates in nor have they ever participated in or had a contribution obligation or liability to any “multiple employer plan” subject to Section 4063 or 4064 of ERISA or Section 413 of the Code. Neither Contributor nor any of its subsidiaries participates in nor have they ever participated in or had a contribution obligation or liability to (i) any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any “defined benefit plan” within the meaning of Section 3(35) of ERISA, or any “pension plan” as defined in Section 3(2) of ERISA that is or was subject to Title IV or ERISA.

Section 5.25     No Liens or Hedges. Except as set forth in Schedule 5.25, (a) none of the Assets are subject to any liens, security interests or similar encumbrances to secure obligations for indebtedness for borrowed money created by, through or under Contributor or its Affiliates (and any and all such liens, security interests or similar encumbrances described in Schedule 5.25 will be fully released and discharged at or prior to Closing), and (b) none of the Assets (or any Hydrocarbons produced or saved therefrom) have been dedicated to the performance of, or pledged to secure the performance of any commodity or interest rate hedge, futures, swap or similar agreement.

Section 5.26     Investment Intent; Accredited Investor. Contributor is an accredited investor as defined in Regulation D under the Securities Act. Contributor is acquiring the Stock Acquisition Price for its own account for investment and not with a view to, or for sale or other disposition in connection with any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

Article VI

Representations and Warranties of Acquiror parties

(a) (i) Acquiror represents and warrants to Contributor, as of the Original Execution Date, and (ii) Pure and HighPeak Energy represent and warrant to Contributor as of the Execution Date and the Closing Date, the representations and warranties set forth in Section 6.01 through Section 6.09 and (b) each Acquiror Party represents and warrants to Contributor, as of the Execution Date and as of the Closing Date the representations and warranties set forth in Section 6.10 and Section 6.11.

Section 6.01     Existence. Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has full legal power, right and authority to carry on its business in the State of Texas as such is now being conducted and as contemplated to be conducted.

Section 6.02     Legal Power. Acquiror has the legal power and right to enter into and perform this Agreement. The execution and delivery of this Agreement and the consummation of the Transactions will not violate, nor be in conflict with (a) any provision of Acquiror’s Organizational Documents, (b) any material agreement or instrument to which Acquiror is a party or by which Acquiror is bound; or (c) any judgment, order, ruling or decree applicable to Acquiror as a party in interest or any Law, rule or regulation applicable to Acquiror.

Section 6.03     Execution. The execution, delivery and performance of this Agreement and the Transactions are duly and validly authorized by all requisite company action on the part of Acquiror. This Agreement constitutes, and the documents to be executed and delivered by Acquiror at the Closing will constitute, the legal, valid and binding obligations of Acquiror enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar Laws affecting the rights of creditors generally.

Section 6.04     Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of any Acquiror Party or any Affiliate of any Acquiror Party for which Contributor has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05    Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Acquiror, threatened against Acquiror.

Section 6.06     Litigation. There is no suit, action, claim, investigation or inquiry by any Person or by any administrative agency or Governmental Authority and no legal, administrative or arbitration Proceeding pending or, to Acquiror’s knowledge, threatened against Acquiror or any Affiliate of Acquiror that has materially affected or will materially affect Acquiror’s ability to consummate the Transactions.

Section 6.07     Independent Investigation. Each Acquiror Party is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, each Acquiror Party has relied solely upon Contributor’s representations, warranties and covenants in this Agreement, the Assignment and Closing Certificate and on each such Acquiror Party’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning the Transactions, the Assets and the value thereof. Each Acquiror Party acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) at Closing, each Acquiror Party shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as each Acquiror Party has deemed necessary or appropriate to consummate the Transactions. Except for the representations and warranties expressly made by Contributor in Article V of this Agreement or the special warranty of Good and Defensible Title set forth in the Assignment, each Acquiror Party acknowledges that no member of the Contributor Indemnitees or any other Person has made, and each Acquiror Party has not relied upon, any representations or warranties, express or implied, as to Contributor, the Assets or any other matters, including the financial condition, physical condition, environmental conditions, liabilities, operations, business, prospects of or title to the Assets. Each Acquiror Party specifically disclaims any obligation or duty by Contributor or any member of the Contributor Indemnitees to make any disclosures of fact in this Agreement not required to be disclosed pursuant to the express representations and warranties set forth herein and in the Assignment; provided, however, that nothing herein shall reduce or limit Contributor’s covenant and obligation to provide full access to Acquiror to Contributor’s Records, books and files related to the Assets. Each Acquiror Party understands and acknowledges that neither the SEC nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Acquiror Party.

Section 6.08     Qualification. Acquiror shall be, at the time operations of the Assets are turned over to Acquiror pursuant to this Agreement and the Transition Agreement (as hereinafter defined), qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the Transactions will not cause Acquiror to be disqualified as such an owner or operator. To the extent required by the Law, as of the Closing, except to the extent Contributor (or its Affiliate) is providing for such operations and related security under the Transition Agreement, Acquiror currently has lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.09     Financing.

(a)     As of the Closing, Acquiror shall have sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay and fund all amounts required under Section 10.08(a) and Section 10.08(b) to Contributor at the Closing.

(b)     Except as expressly set forth in the Forward Purchase Agreement, there are no conditions precedent to the obligations of any Sponsor to perform its obligations under the Forward Purchase Agreement or any contractual contingencies that would permit any Sponsor to reduce the total amount of Forward Purchase Securities (as defined in the Forward Purchase Agreement) any Sponsor is required to purchase thereunder. Assuming the satisfaction of the conditions precedent set forth in Article IX, as of the Execution Date no Acquiror Party has Knowledge that Pure will be unable to satisfy all terms and conditions to be satisfied by it in the Forward Purchase Agreement on or prior to the Closing Date nor does Acquiror have knowledge that any Sponsor will not perform its obligations thereunder (subject to the terms and conditions thereof).

(c)     As of the Execution Date, the Forward Purchase Agreement is a valid and binding obligation of Pure and the Sponsor, except to the extent limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. As of the Execution Date, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of Pure under the terms and conditions of the Forward Purchase Agreement. The Forward Purchase Agreement has not been modified or amended, as of the Execution Date and, as of the Execution Date, none of the commitments under the Forward Purchase Agreement have been withdrawn or rescinded in any respect; provided, however, that as contemplated pursuant to the HPK Business Combination Agreement the Forward Purchase Agreement will be amended and restated by the Forward Purchase Agreement Amendment.

Section 6.10     Representations and Warranties Regarding Pure and the HighPeak Energy Entities.

(a)     Organization, Standing and Power. Pure (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. Pure has made available to Contributor complete and correct copies of its Organizational Documents, in each case, as of the Execution Date. As of the Closing, the Organizational Documents of Pure have not been amended in any respect from the copy made available to Contributor, except for any amendments made in connection with this Agreement or the Transactions.

(b)     Authority; No Violations; Consents and Approvals.

(i)      Pure has all requisite power and authority to execute and deliver this Agreement and to consummate the Contemplated Business Combination Transactions applicable to Pure, subject to receipt of the Pure Stockholder Approval. The execution and delivery of this Agreement by Pure and, subject to receipt of the Pure Stockholder Approval, the consummation by Pure of the Transactions applicable to Pure have been duly authorized by all necessary action on the part of Pure. This Agreement has been duly executed and delivered by Pure and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of Pure enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Pure Stockholder Approval.

(ii)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Pure to own or use any assets or properties required for the conduct of their respective businesses) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Pure under, any provision of (A) the Organizational Documents of Pure, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is a party or by which Pure’s properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.10(b)(iv) and Section 6.11(b)(iv) (including Customary Consents) are duly and timely obtained or made, any Law applicable to Pure or any of its properties or assets, other than, in the case of clause (B) and (C), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iii)    Pure is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the Organizational Documents of Pure or (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is now a party or by which Pure or any of its properties or assets is bound, except for defaults or violations that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iv)    No consent or approval from, or notice to, any third party (other than a Governmental Authority) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Pure is now a party or by which Pure or any of its properties or assets is bound is required to be obtained or made by Pure in connection with the execution and delivery of this Agreement by Pure or the consummation by Pure of the Transactions applicable to Pure, other than the Pure Stockholder Approval, the HighPeak Energy Stockholder Approval, the Merger Sub Stockholder Approval and Customary Consents.

(c)     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Authority is required to be obtained or made by Pure in connection with the execution and delivery of this Agreement by Pure or the consummation by any Pure of the Transactions applicable to Pure, except for: (i) if required by the HSR Act, the filing of a HSR Act notification and report form by Pure or its Ultimate Pure Entity, (ii) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (iii) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(d)     Capitalization and Subsidiaries.

(i)      The authorized capital stock of Pure consists of (A) 200,000,000 shares of Pure Class A Common Stock, (B) 15,000,000 shares of Pure Class B Common Stock and (C) 1,000,000 shares of Pure Preferred Stock. As of the Execution Date: (1) 37,806,000 shares of Pure Class A Common Stock, 10,350,000 shares of Pure Class B Common Stock and no shares of Pure Preferred Stock were issued and outstanding; (2) a total of 30,980,000 Pure Warrants and Pure Private Placement Warrants were issued and outstanding and 30,980,000 shares of Pure Class A Common Stock were reserved for issuance upon the exercise of such Pure Warrants and Pure Private Placement Warrants; (3) no shares of Pure Class A Common Stock or Pure Class B Common Stock were subject to issuance upon exercise of outstanding options and (4) no Indebtedness of Pure having the right to vote (or convertible into Interests having the right to vote) on any matters on which the equityholders of Pure may vote was issued and outstanding (“Voting Debt”). No Pure Warrants or Pure Private Placement Warrants are exercisable until after the Closing. All (y) issued and outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (z) outstanding Pure Warrants and Pure Private Placement Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights.

(ii)     Except as contemplated by this Agreement, the Forward Purchase Agreement and the HPK Business Combination Agreement, there are no outstanding Pure Equity Interests or securities convertible into or exchangeable or exercisable for Pure Equity Interests.

(iii)    Except as set forth in Section 6.10(d)(i) or as contemplated by Section 6.10(d)(ii), there are outstanding: (A) no Pure Equity Interests, Voting Debt or other voting securities of Pure; (B) no securities of Pure convertible into or exchangeable or exercisable for Pure Equity Interests, Voting Debt or other voting securities of Pure, and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Pure or any Subsidiary of Pure is a party or by which it is bound in any case obligating Pure or any Subsidiary of Pure to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities or Interests of Pure, or obligating Pure to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as contemplated by the Stockholders’ Agreement and that certain letter agreement, dated as of April 12, 2018, among Pure, the Sponsor, and officers and directors of Pure, there are not any stockholder agreements, voting trusts or other agreements or understandings to which Pure is a party or by which it is bound relating to the voting of any Pure Equity Interests.

(iv)    Other than Interests held directly in HighPeak Energy and indirectly in Merger Sub and HighPeak Energy’s right, on the terms and subject to the conditions set forth in the HPK Business Combination Agreement, to acquire the Transferred Entities at the closing thereunder, Pure does not own, directly or indirectly, any Interest in any other Person or have any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person. As of the Execution Date and until the closing under the HPK Business Combination Agreement, Pure owns and shall own, directly, all of the issued and outstanding Interests in HighPeak Energy and, indirectly through HighPeak Energy, all of the issued and outstanding Interests in Merger Sub.

(e)     SEC Documents.

(i)     Pure has made available to Contributor (including via the EDGAR system) a true and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by Pure with the SEC since its initial registration of the Pure Class A Common Stock (the “Pure SEC Documents”). Each of the Pure SEC Documents has been timely filed and, as of their respective dates, each of the Pure SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act or any other applicable Law, as the case may be, in each case, to the extent applicable to such Pure SEC Documents, and none of the Pure SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pure has timely filed each report, statement, schedule, prospectus, and registration statement that Pure was required to file with the SEC since its inception. Pure has made available (including via the EDGAR system) to Contributor all material correspondence between the SEC on the one hand, and Pure or any of its Subsidiaries, on the other hand, since the initial registration of the Pure Common Stock. There are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Pure SEC Documents. To Pure’s Knowledge, (a) none of the Pure SEC Documents is the subject of ongoing SEC review or outstanding SEC comment and (b) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Pure SEC Document.

(ii)     The financial statements of Pure included in the Pure SEC Documents complied, and in the case of financial statements to be filed following the Execution Date will comply, as to form in all material respects with Regulation S-X of the SEC, were or, when filed, will be prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S X of the SEC) and fairly present, and in the case of financial statements filed following the Execution Date will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Pure as of their respective dates and the results of operations and the cash flows of Pure for the periods presented therein.

(iii)     Pure makes and keeps books, records and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Pure has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a 15 under the Exchange Act) as required by Rule 13a 15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Pure in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder. Since December 31, 2018, (i) Pure has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Pure’s internal controls, (ii) Acquiror has no Knowledge of any fraud that involves management or other employees who have a significant role in Pure’s internal controls, and (iii) there have been no changes in internal controls or, to the Knowledge of Acquiror, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(f)     Compliance with Laws. Since the date of its incorporation, each HighPeak Energy Entity has been in compliance with, and is not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. No HighPeak Energy Entity has received any written communication since the date of its incorporation from a Governmental Authority that alleges that any such Party is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have an Acquiror Party Material Adverse Effect.

(g)     Litigation. Except for such matters as have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect, there is no (i) Proceeding pending, or, to Pure’s Knowledge, threatened against any HighPeak Energy Entity or (ii) judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against any HighPeak Energy Entity. To Pure’s Knowledge, as of the Execution Date, no officer or director of any HighPeak Energy Entity is a defendant in any material Proceeding in connection with his or her status as an officer or director of Pure. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Authority in effect to which any of any HighPeak Energy Entity or any of their Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of any HighPeak Energy Entity or any of their Subsidiaries as currently conducted.

(h)     Certain Contracts and Arrangements. The lists of exhibits contained in the Pure SEC Documents sets forth a true and complete list, as of the Execution Date, of (i) each agreement to which Pure is a party (other than this Agreement and the HPK Business Combination Transaction Documents) that is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S K of the SEC if such a registration statement was filed by Pure on the Execution Date, excluding customary non-competition agreements entered into by Pure or any of the HighPeak Energy Entities pursuant to customary non-disclosure agreements with third parties in connection with the evaluation by Pure or any of the HighPeak Energy Entities of oil and gas properties; (ii) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of any HighPeak Energy Entity’s business on a consolidated basis is conducted; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any HighPeak Energy Entity and its Subsidiaries; and (iv) any contract to which any HighPeak Energy Entity is a party that includes any Affiliate of any HighPeak Energy Entity (other than a Subsidiary of Pure) as a counterparty (collectively, the “Pure Contracts”). Except as would not be reasonably likely to have, individually or in the aggregate, an Acquiror Party Material Adverse Effect, no HighPeak Energy Entity is in breach or default under any Pure Contract nor, to Pure’s Knowledge as of the Execution Date, is any other party to any such Pure Contract in breach or default thereunder.

(i)     Solvency. No HighPeak Energy Entity is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any HighPeak Energy Entity. At the Closing, and immediately after giving effect to the Transactions, each HighPeak Energy Entity and each of the Transferred Entities (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business and (iii) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

(j)     Board Approval; Vote Required. The board of directors of Pure (the “Pure Board”) (upon the recommendation of a special committee composed entirely of independent and disinterested members of the Pure Board (the “Special Committee”)) (i) has declared the advisability of the Contemplated Business Combination Transactions, including the Transaction, in accordance with applicable Law and as required by Pure’s Organizational Documents and (ii) approved this Agreement and the Transactions and determined that the transactions contemplated by the Contemplated Business Combination Transactions Documents, including this Agreement, are in the best interests of Pure and its stockholders, and has determined to recommend that holders of Pure Common Stock vote for approval of the Contemplated Business Combination Transactions, including the Transaction, at the Special Meeting to be held to consider approval of the Contemplated Business Combination Transactions. The affirmative vote cast by the holders of a majority of the outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the Business Combination Proposal is the only vote of holders of any class or series of Pure’s capital stock necessary to approve the Business Combination Proposal. The Pure Stockholder Approval is the only vote of the holders of any class or series of Pure’s capital stock necessary to approve the transactions contemplated by the Contemplated Business Combination Transactions Documents, including this Agreement.

(k)     Listing. The issued and outstanding shares of Pure Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and, as of the Execution Date, are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PACQ”. There is no Proceeding pending or, to Pure’s Knowledge, threatened against Pure by Nasdaq or the SEC with respect to any intention by such entity to deregister the Pure Class A Common Stock or prohibit or terminate the listing of Pure Common Stock on Nasdaq. Pure has taken no action that is designed to terminate the registration of Pure Common Stock under the Exchange Act. As of the Closing and prior to the Merger Effective Time, the Pure Class A Common Stock shall be listed for trading on Nasdaq or the New York Stock Exchange (“NYSE”), but will cease to be listed for trading from and after the Closing as the HighPeak Energy Common Stock will be so authorized for trading on Nasdaq or NYSE.

(l)     Trust Account. As of October 31, 2019, Pure had approximately $388,415,390.00 in the Pure Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Pure Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Pure and, to the Knowledge of Pure, the Trustee, enforceable in accordance with its terms. As of the Execution Date, the Pure Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Execution Date, there are no side letters and (except for the Pure Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, between Pure, on the one hand, and the Trustee or any other Person, on the other hand, that would (i) cause the description of the Pure Trust Agreement in Pure’s filings with the SEC to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Pure Class A Common Stock who shall have exercised their redemption rights) to any portion of the proceeds in the Pure Trust Account. Prior to the Closing, none of the funds held in the Pure Trust Account may be released except as set forth in the Pure Trust Agreement.

2 To be modified to conform to the opinion.

(m)     Information Supplied. None of the information supplied or to be supplied by any Pure Party for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of Pure relating to seeking Pure Stockholder Approval at the Special Meeting, will, at the date mailed to the stockholders of Pure or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, Pure makes no representation, warranty or covenant with respect to (i) statements made or incorporated by reference therein based on information supplied or to be supplied by Contributor for inclusion or incorporation by reference in the Proxy Statement or (ii) any projections or forecasts included in the Proxy Statement.

(n)     Absence of Certain Changes or Events.

(i)      Since December 31, 2018, there has not been any event, change, effect or development that, individually or in the aggregate, had an Acquiror Party Material Adverse Effect.

(ii)    From December 31, 2018, Pure and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, other than the negotiation and execution of the Contemplated Business Transaction Documents, including this Agreement, and the Contemplated Business Combination Transactions, including the Transactions, contemplated hereby and thereby.

(o)     Taxes.

(i)       All material Tax Returns required to be filed by or with respect to each HighPeak Energy Entity have been duly and timely filed (taking into account any extension of time for filing) with the appropriate Governmental Authority, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by each HighPeak Energy Entity (or for which any HighPeak Energy Entity may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to each HighPeak Energy Entity have been satisfied in full. There are no Encumbrances (other than any Encumbrances for Taxes that are not yet due or delinquent, or, if delinquent, that are being contested in good faith in the ordinary course of business) on any of the assets of any HighPeak Energy Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)     There is no material Proceeding currently pending against any HighPeak Energy Entity in respect of any Tax or Tax Return.

(iii)     There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by any HighPeak Energy Entity.

(iv)     There is no outstanding material claim, assessment or deficiency against any HighPeak Energy Entity for any Taxes that has been asserted in writing by any Governmental Authority.

(v)     No written claim has been made by any Governmental Authority to any HighPeak Energy Entity in a jurisdiction where such HighPeak Energy Entity does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any HighPeak Energy Entity.

(vi)    No HighPeak Energy Entity (1) is party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, and (2) other than with HighPeak Energy and Merger Sub, has been a member of an affiliated group filing a consolidated income Tax Return nor has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502 6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of any HighPeak Energy Entity, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or clause (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(vii)    No HighPeak Energy Entity has participated, nor is any HighPeak Energy Entity currently participating, in any listed transactions within the meaning of Treasury Regulations Section 1.6011-4.

(viii)   Each of Pure, HighPeak Energy and Merger Sub is, and has been since formation, properly classified for United States federal income tax purposes as a corporation.

(ix)     Unless the election in Section 2.01(b)(i) is made by Acquiror, at the Closing Acquiror will be treated as an entity disregarded as separate from HighPeak Energy for U.S. federal income tax purposes.

(p)     No Additional Representations. Except for the representations and warranties made in this Article VI or in the other Transaction Documents, neither Pure nor any other Person on behalf of Pure makes any express or implied representation or warranty to Contributor with respect to Pure or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Pure hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Pure in this Article VI and the other Transaction Documents, neither Pure nor any other Person on behalf of Pure makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

Section 6.11     Representations and Warranties Regarding HighPeak Energy.

(a)     Organization, Standing and Power. HighPeak Energy (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, to so qualify, to be in good standing or to have such requisite power and authority has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect. HighPeak Energy has heretofore made available to Contributor complete and correct copies of the Acquiror Party Organizational Documents and Contemplated Business Combination Transactions Documents, in each case, as of the Execution Date. As of the Closing, the Organizational Documents of the Acquiror Parties and HPK Business Combination Transactions Documents have not been amended in any respect from those made available to Contributor prior to the Execution Date.

(b)     Authority; No Violations; Consents and Approvals.

(i)     HighPeak Energy has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions applicable to HighPeak Energy, subject to receipt of the Pure Stockholder Approval, the HighPeak Energy Stockholder Approval and the Merger Sub Stockholder Approval. The execution and delivery of this Agreement by HighPeak Energy and, subject to receipt of the HighPeak Energy Stockholder Approval and the Merger Sub Stockholder Approval, the consummation of the Transactions applicable to each HighPeak Energy Entity  have been duly authorized by all necessary action on the part of such HighPeak Energy Entity. This Agreement has been duly executed and delivered by HighPeak Energy and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes a valid and binding obligation of HighPeak Energy enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights and to receipt of the Pure Stockholder Approval, HighPeak Energy Stockholder Approval and Merger Sub Stockholder Approval.

(ii)     The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of a HighPeak Energy or Entity to own or use any assets or properties required for the conduct of its business) or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of any HighPeak Energy Entity under, any provision of (A) the Organizational Documents of a HighPeak Energy Entity, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is a party or by which the properties or assets of a HighPeak Energy Entity are bound or (C) assuming the consents, approvals, orders, authorizations, notices, registrations, declarations, filings or permits referred to in Section 6.10(b)(iv) and Section 6.11(b)(iv) (including Customary Consents) are duly and timely obtained or made, any Law applicable to any HighPeak Energy Entity or any properties or assets of any HighPeak Energy Entity , other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, suspensions, limitations, impairments, Encumbrances or rights that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iii)    No HighPeak Energy Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (A) the Organizational Documents of a HighPeak Energy Entity or (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is a party or by which a HighPeak Energy Entity or any properties or assets of a HighPeak Energy Entity is bound, except for defaults or violations that have not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(iv)    No consent or approval from, or notice to, any third party (other than a Governmental Authority) under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a HighPeak Energy Entity is now a party or by which a HighPeak Energy Entity or any properties or assets of a HighPeak Energy Entity is bound is required to be obtained or made by a HighPeak Energy Entity in connection with the execution and delivery of this Agreement or the consummation by the HighPeak Energy Entities  of the Transactions applicable to the HighPeak Energy Entities, other than the Pure Stockholder Approval, HighPeak Energy Stockholder Approval, Merger Sub Stockholder Approval and Customary Consents.

(c)     Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by a HighPeak Energy Entity in connection with the execution and delivery of this Agreement or the consummation by the Transactions, except for: (i) such filings and approvals as may be required by Nasdaq, NYSE or the SEC or any applicable federal or state securities or “blue sky” laws, including the Proxy Statement and (ii) any such consent approval, order, authorization, notice, registration, declaration, filing or permit that the failure to obtain or make has not had, individually or in the aggregate, an Acquiror Party Material Adverse Effect.

(d)     Capitalization and Assets.

(i)      As of the Execution Date, the authorized capital stock of HighPeak Energy consists of 10,000 shares of HighPeak Energy Common Stock. Prior to the Closing, all of the outstanding Interests in HighPeak Energy are and will continue to be held by Pure.

(ii)     As of Closing:

(A)      the authorized capital stock of HighPeak Energy shall consist of (A) 900,000,000 shares of HighPeak Energy Common Stock, and (B) 10,000,000 shares of HighPeak Energy Preferred Stock;

(B)     other than the HPK Stock Consideration to be issued to the HPK Contributors, the Forward Purchase Shares to be issued pursuant to the Amended Forward Purchase Agreement, other shares to be issued as contemplated in the HPK Business Combination Transaction Documents, the HighPeak Energy Common Stock to be issued to Contributor hereunder at Closing as the HighPeak Energy Common Stock Acquisition Price and to any Person with respect to the PIPE Investment, only 10,000 shares of HighPeak Energy Common Stock and no HighPeak Energy Preferred Stock were issued and outstanding;

(C)      38,480,000 HighPeak Energy Warrants, including HighPeak Energy Warrants issued pursuant to the Forward Purchase Agreement Amendment and the HighPeak Energy Warrants Acquisition Price, were issued and outstanding and 38,480,000 shares of Pure Class A Common Stock were reserved for issuance upon the exercise of such Pure Warrants;

(D)      Except for the LTIP, the warrants referred to in Section 6.11(d)(ii)(C) above and as set forth in Section 6.11(d)(iii) above; no shares of HighPeak Energy Common Stock were subject to issuance upon exercise of outstanding options or warrants, calls, rights (including preemptive rights), commitments or agreements to which a HighPeak Energy Entity is a party or by which it is bound in any case obligating a HighPeak Energy Entity to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Interests in a HighPeak Energy Entity, or obligating a HighPeak Energy Entity to grant, extend or enter into any such option, warrant, call, right, commitment or agreement;

(E)      all issued and outstanding shares of HighPeak Energy Common Stock and outstanding HighPeak Energy Warrants (1) have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights (3) are not be subject to preemptive rights or restrictions on transfer, other than applicable federal or state securities or “blue sky” laws and any restrictions on transfer contained in the Registration Rights Agreement or in the Stockholders’ Agreement to be entered into in connection with the closing under the HPK Business Combination Agreement, (4) assuming the accuracy of the representations of Contributor in this Agreement, the HighPeak Energy Common Stock representing the Stock Acquisition Price will be issued in compliance with all applicable federal or state securities or “blue sky” laws and (5) not issued in violation of any options, warrants, calls, rights (including preemptive rights), the Organizational Documents of HighPeak Energy, commitments or agreements to which HighPeak Energy or any other Person is a party or by which it is bound.

(F)       No Voting Debt of HighPeak Energy is issued and outstanding.

(G)      Except as contemplated by the Stockholders’ Agreement to be entered into in connection with the closing under the HPK Business Combination Agreement, there are not any voting or other agreements to which a HighPeak Energy Entity or any other Person is a party or by which it is bound relating to the voting of any Interests in a HighPeak Energy Entity.

(H)      Other than HighPeak Energy’s Interests in Merger Sub and HighPeak Energy’s right, on the terms and subject to the conditions set forth in the HPK Business Combination Agreement immediately prior to Closing, no HighPeak Energy Entity owns any Interest in any other Person or has any option, warrant, call, right, commitment or agreement to acquire any Interest in any other Person.

(I)       Except for the registration rights agreement to be entered into pursuant to the HPK Business Combination Agreement, as set forth on Schedule 6.11(d)(ii)(I) or provided to any Person with respect to the PIPE Investment, no HighPeak Energy Entity is party to any contract, agreement or understanding that obligates it to (and does not otherwise have any obligation to) register for resale any Interests of HighPeak Energy. Complete and accurate copies of all contracts, agreements and understandings set forth on Schedule 6.11(d)(ii)(I) have been provided to Contributor prior to the Execution Date (including all amendments and modifications thereto).

(e)     No Indebtedness. Except for the Sponsor Loans, any revolving credit facility or term loan that any Acquiror Entity enters into in accordance with Section 7.1, no Acquiror Entity has any Indebtedness.

(g)     Permitted Transferees. At Closing Contributor is a Permitted Transferee (as defined in the Warrant Agreement) of the HighPeak Energy Warrants included in the HighPeak Energy Warrants Acquisition Price and shall have the right to exercise the HighPeak Energy Warrants in accordance with the terms thereof for a number of shares of HighPeak Energy Common Stock as calculated in accordance with Section 3.3.1(c) of the Warrant Agreement.

(h)     No Registration. HighPeak Energy is not, and immediately after the issuance and sale of the HighPeak Energy Common Stock comprising the Stock Acquisition Price will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(i)     Takeover Laws. The Contemplated Business Combination Transactions (including the Transactions) are not subject to any applicable anti-takeover provisions related to business combinations in the State of Delaware, or any other similar Takeover Laws or any similar provision in the Pure’s Organizational Documents.

(k)     Listing. At Closing, the issued and outstanding shares of HighPeak Energy Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq or the NYSE. There is no Proceeding pending or, to HighPeak Energy’s Knowledge, threatened against HighPeak Energy’s by Nasdaq, the NYSE or the SEC with respect to any intention by such entity to deregister the HighPeak Energy Common Stock or prohibit or terminate the listing of HighPeak Energy Common Stock on Nasdaq or the NYSE, as applicable. HighPeak Energy has taken no action that is designed to terminate the registration of HighPeak Energy Common Stock under the Exchange Act. As of the Closing, the HighPeak Energy Common Stock shall be listed for trading, upon official notice of issuance, on Nasdaq or the NYSE.

(l)     No Additional Representations. Except for the representations and warranties made in this Article VI and the other Transaction Documents, neither HighPeak Energy nor any other Person on behalf of HighPeak Energy makes any express or implied representation or warranty to Contributor with respect to HighPeak Energy or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and HighPeak Energy hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by HighPeak Energy in this Article VI and the other Transaction Documents, neither HighPeak Energy nor any other Person on behalf of HighPeak Energy makes or has made any representation or warranty to Contributor or any of its Affiliates or Representatives with respect to, any oral or written information presented to Contributor or any of its Affiliates or Representatives in the course of their due diligence investigation, the negotiation of this Agreement or in the course of the Transactions.

Article VII

Covenants

Section 7.01     Operation of the Assets Prior to the Closing.

(a)     From the Original Execution Date until Closing (the “Interim Period”), Contributor shall (i) maintain the Assets and operate the Contributor-operated Assets, and shall vote its interest under applicable operating agreements to cause any other operators to maintain the non-operated Assets and operate and administer the non-operated Assets, in a manner substantially consistent with its past practice before the execution of this Agreement, (ii) use commercially reasonable efforts to maintain all Permits required for ownership and operation of the Assets and timely submit applications required for renewal of such Permits, (iii) carry on its business with respect to the Assets in substantially the same manner as before the execution of this Agreement, (iv) use commercially reasonable efforts to maintain Contributor’s existing insurance with respect to the Assets and Contributor Employees, (v) cause its employees to furnish, to the extent required hereunder, Acquiror with such financial and operating data and other information with respect to the Assets as Acquiror may from time to time reasonably request, (vi) use commercially reasonable efforts to keep available the services of a sufficient complement of Contributor Employees and Contributor Consultants as reasonably necessary to maintain the Assets and operate the Contributor-operated Assets, and (vii) consult and coordinate with Acquiror on all operations (whether related to drilling, completion, workover, plug and abandonment, or other) relating to the Assets that may be proposed during, or has been previously approved and is being conducted during, the Interim Period. During the Interim Period and subject to Section 7.01(b), without the prior written consent of Acquiror, Contributor will not (A) affirmatively abandon any Contributor-operated Assets or vote its interests to abandon any Assets that are not operated by Contributor; (B) propose, agree to, consent to or commence any operations on the Assets anticipated to cost as to Contributor’s interest in the Assets in excess of One Hundred Thousand Dollars ($100,000) per operation, except (1) with Acquiror’s prior written consent, and/or (2) in connection with (aa) emergency operations, (bb) operations required or permitted under presently existing AFE’s described on Schedule 5.18 or (cc) operations undertaken to avoid any penalty provision of any applicable agreement or order (with respect to all such operations, Contributor shall notify Acquiror as soon as reasonably practicable), provided, however, that Contributor shall not commence completion operations for the Wells described in Section 10.02(a)(v); (C) convey, encumber or dispose of any part of the Assets (including, without limitation, any subsurface depths allocable or attributable to the Properties, regardless of whether such depths fall inside or outside of the Subject Formations) or any operating or other rights related thereto (other than the sale or disposal of personal property and equipment replaced with items of comparable or superior quality in the regular course of business and the sale of Hydrocarbons produced from the Assets in the regular course of business pursuant to existing Contracts or liens securing obligations in connection with indebtedness for borrowed monies incurred by Contributor to the extent such liens will be released prior to or at the Closing); (D) amend or terminate any Material Contracts; (E) enter into any agreements affecting the Assets or the ownership, development or operation thereof or that would constitute a Material Contract that would have to be disclosed on Exhibit C if they had existed as of the Original Execution Date; or (F) with respect to any Contributor Employee or Contributor Consultant, enter into any contract or agreement with or otherwise make any commitment to any Union.

(b)     During the Interim Period, Contributor shall promptly provide Acquiror with all AFE’s received or to be delivered (after consultation with Acquiror) to third parties by Contributor in respect of the Assets; provided, however, that without Acquiror’s prior written consent, Contributor shall not propose any new drilling operations (other than those contemplated in Sections 10.02(a)(v), 10.02(b)(vii), 7.01(a)(vii)(bb) or 7.01(a)(vii)(cc)). With respect to AFE’s in excess of One Hundred Thousand Dollars ($100,000), net to Contributor’s interest (excluding those on Schedule 5.18), Contributor shall forward same to Acquiror at the address for Acquiror set forth in Section 15.12 of this Agreement, as soon as reasonably practicable following receipt thereof. Acquiror shall review and respond to same to Contributor, at the address for Contributor as set forth in Section 15.12 of this Agreement, within the earlier of five (5) Business Days of receipt thereof or forty eight (48) hours of any deadline for Contributor to respond with respect to such AFE under any applicable operating agreement or similar agreement with respect to such AFE. In the event Acquiror does not timely respond to any such AFE, Acquiror shall be deemed to have responded to same in the same manner as Contributor elects to vote.

(c)     Acquiror acknowledges that Contributor may own an undivided interest in certain of the Assets and Acquiror agrees that the acts or omissions of the other non-Affiliate Working Interest owners shall not constitute a violation of the provisions of this Article VII nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Contributor has voted its interest in a manner consistent with the provisions of this Article VII.

(d)     No later than September 1, 2019, Contributor has caused Acquiror to be named as an additional insured under its insurance policies (including, without limitation, to the extent covered by such insurance, with regard to casualty losses or adverse environmental incidents that occur between the date that Acquiror is named as an additional insured (which shall be no later than September 1, 2019) and the Closing), other than such policies for workers’ compensation and directors and officers liability; provided, however, in regards to any claims relating to the Assets for which Contributor would be entitled to insurance proceeds under its insurance attributable to the period between August 16, 2019 and the Closing Date, upon Closing, Contributor shall pay and assign all such insurance proceeds on to Acquiror; provided, further, that Contributor will cooperate and assist Acquiror in prosecuting all claims for insurance and maximize all proceeds available under such insurance.

Section 7.02     Operation of the Assets After the Closing. After Closing, for the term mutually agreed to in the Transition Agreement attached hereto as Exhibit G, to be executed and delivered by the Parties at Closing, certain operations will be conducted in pursuant to the terms and conditions of such Transition Agreement.

Section 7.03     Access to Information. During the Interim Period, Contributor will give Acquiror and Acquiror’s agents and representatives, reasonable access to all of the Records in the possession or reasonable control of Contributor during Contributor’s normal business hours, in each case, to the extent that Contributor may provide such access without (a) violating applicable Laws or breaching any Contracts or other agreements or instruments, (b) waiving any legal privilege of Contributor, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (c) violating any obligations to any third party; provided, that, Contributor shall use commercially reasonable efforts to obtain consent for disclosure and copying of Records subject to restrictions under clauses (a) through (c) above. Such access shall be granted to Acquiror in the offices of Contributor located in The Woodlands, Texas. If the Closing does not occur, Acquiror shall (i) promptly return to Contributor or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Acquiror or any of Acquiror’s representatives and (ii) shall keep and shall cause each of Acquiror’s representatives to keep, any and all information obtained by or on behalf of Acquiror confidential in accordance with the terms of the Confidentiality Agreement.

Section 7.04     Consents and Operations. Contributor does not make any representation or warranty to Acquiror as to transferability or assignability of operatorship of the Assets or the ability of Acquiror or any other person to be designated or qualified as the operator of the Assets, provided, that, Contributor shall use commercially reasonable efforts to support the appointment or election of Acquiror (or its designee) as the successor operator with the other Working Interest owners.

Section 7.05     Accounting. During the Interim Period, Contributor will cooperate with and assist Acquiror in the transition of the joint interest billing and revenue disbursement accounting for the Assets pursuant to the Transition Agreement.

Section 7.06     Revenues, Costs and Expenses. If Closing occurs, Contributor and Acquiror will properly allocate revenues, costs and expenses (other than Asset Taxes, Income Taxes and Transfer Taxes) before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation, but only insofar as not accounted for in Sections 10.02, 10.03 or 10.04. All proceeds from the sale of Hydrocarbons produced from or attributable to the Assets prior to the Effective Time will be the property of Contributor. All proceeds from the sale of Hydrocarbons produced from or attributable to the Assets after the Effective Time will be the property of Acquiror.

Section 7.07     Affiliate Contracts. Upon the written request of Acquiror at any time prior to the Closing, Contributor will promptly terminate any Affiliate Contracts selected by Acquiror for termination without cost or penalty to Acquiror or any Asset.

Section 7.08     Required Information.

(a)     Contributor acknowledges that Acquiror (or Acquiror’s Affiliate or successor) may be required pursuant to Regulation S-X under the Securities Act to disclose certain information with respect to Contributor. Accordingly, Contributor shall provide Acquiror (or Acquiror’s Affiliate or successor) (i) the audited balance sheets of Contributor as of December 31, 2018 and 2017 and Contributor’s audited income statements, statements of comprehensive income, statements of cash flows and members’ equity for the fiscal years ended December 31, 2018, 2017 and 2016 and all notes and schedules related thereto (including required supplemental oil and gas disclosures required under Accounting Standard Codification Topic 932) prepared in accordance with U.S. GAAP accounting standards (audited by Moss Adams LLP and/or Hein and Associates LLP) (collectively, the “Audited Financials”) and (ii) the AS 4105 reviewed unaudited interim financial statements of Contributor as of March 31, 2019 and the three months ended March 31, 2019 and 2018 (the “Required Contributor Information”).

(b)     Contributor acknowledges that Acquiror and its respective Affiliates may be required to include additional financial statements in documents filed with the U.S. Securities and Exchange Commission (the “SEC”) by Acquiror, Acquiror Party or any of their Affiliates pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”), including, but not limited to the financial statements set forth on Schedule 7.08 (the “Additional Financial Statements”) and other operating and financial information in the possession of Contributor relating to Contributor and the Assets as may be reasonably necessary in connection with complying with any other disclosure requirements under the Exchange Act or the Securities Act (collectively, the “Additional Information”), and that such Additional Financial Statements and Additional Information may be required to comply with the requirements of one or more registration statements, reports or other documents (collectively, the “SEC Documents”) required to be filed by Acquiror, Acquiror Party or any of their Affiliates under the Securities Act, the Exchange Act and the rules set forth in Regulation S-X, or other rules promulgated thereunder or needed in connection with an offering memorandum or private placement memorandum. Commencing on the Original Execution Date and until the termination of the Transition Services Agreement after the Closing Date, Contributor shall, and will cause its Affiliates to, use its commercially reasonable efforts to cause its accountants and counsel to assist Acquiror and its Affiliates in preparing and obtaining the Additional Financial Statements and Additional Information as promptly as reasonably practicable upon written request of Acquiror (or Acquiror’s Affiliate or permitted successor) and in accordance with any reasonable written instructions by Acquiror. Commencing on the Original Execution Date and for only through the termination of the Transition Services Agreement after the Closing Date, following reasonable advance notice from Acquiror to Contributor, Contributor shall provide Acquiror and its Affiliates and their respective representatives reasonable access during normal business hours to such records (including original source materials underlying such records), to the extent such information is available, and personnel of Contributor and its Affiliates and its accounting firms and/or counsel as Acquiror may reasonably request to enable any Acquiror Party and their respective representatives to prepare and obtain the Additional Financial Statements and Additional Information; provided, however, with respect to the foregoing covenant of Contributor to provide access to Contributor’s and its Affiliates accounting firms and counsel, Contributor’s obligations with respect to such access shall be limited to using commercially reasonable efforts to provide such access, including executing any customary waiver letters as reasonably requested by Acquiror (or Acquiror’s Affiliate or permitted successor). Commencing on the Original Execution Date and until the termination of the Transition Services Agreement after the Closing Date, to the extent requested by an Acquiror Party, Contributor will use its commercially reasonable efforts to obtain representation letters and similar documents (in each case, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit used in filings of acquired company financial statements under the Exchange Act) from applicable personnel of Contributor and its Affiliates as may be reasonably required in connection with the preparation of the Additional Financial Statements.

(c)     Acquiror shall reimburse Contributor, within ten (10) Business Days after receipt of demand in writing therefor, for all reasonable documented costs and expenses incurred by Contributor and its Affiliates in connection with Contributor’s compliance with this Section 7.08.

(d)     All of the information provided or made available by Contributor pursuant to this Section 7.08 is given without any representation or warranty, express or implied, and no Contributor Indemnitee shall have any liability or responsibility with respect thereto. Acquiror, for itself and for each Acquiror Indemnitee, hereby releases, remises and forever discharges each Contributor Indemnitee from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which any Acquiror Indemnitee might now or subsequently may have, based on, relating to or arising out of Contributor’s obligations pursuant to this Section 7.08, including but not limited to the provision of the information required hereunder Notwithstanding the foregoing, nothing herein shall expand Contributor’s representations, warranties, covenants, or agreements set forth in this Agreement or give Acquiror, its Affiliates, or successors, or any third party any rights to which it is not otherwise entitled hereunder. Acquiror agrees to indemnify, defend and hold harmless each Contributor Indemnitee from and against any and all Losses (including court costs and reasonable attorneys’ fees) in connection with Contributor’s performance of any obligations or assistance provided under this Section 7.08, including Losses attributable to, arising out of or relating to any books, records, documents, representation letters or other information provided by or on behalf of any member of the Contributor Indemnitees in connection with this Section 7.08, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE CONTRIBUTOR INDEMNITEES BUT EXPRESSLY NOT INCLUDING CLAIMS RESULTING FROM CONTRIBUTOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Notwithstanding anything herein to the contrary, in no event shall Contributor be obligated hereunder to disclose, provide or grant access to any books, records, information or documents to the extent such disclosure, provision or access would, in the reasonable discretion of Contributor, (i) violate applicable Laws, (ii) be likely to result in the waiver of any legal privilege of Contributor, any of its Affiliates, Non-Recourse Persons or its counselors, attorneys, accountants or consultants, or (iii) violate any obligations to any third party.

Section 7.09     HSR If applicable, within ten (10) Business Days following the execution by the Parties of this Agreement, Acquiror and Contributor will each prepare and simultaneously file with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the Transactions by the HSR Act and request early termination of the waiting period thereunder. Acquiror and Contributors agree to respond promptly to any inquiries or requests for information or documentary material from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”). Acquiror and Contributor shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Acquiror’s and Contributors’ compliance with the HSR Act. Acquiror and Contributor shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Contributor and Acquiror shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to satisfy the conditions to the Closing and consummate transactions contemplated under this Agreement as promptly as practicable and in any event not later than the date specified in Section 11.01(d), provided, however, nothing in this Agreement shall require Acquiror or Contributor to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Acquiror or Contributor (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses of the Acquiror or Contributor or the Assets. The filing fees and costs and expenses associated with any such HSR Act filing shall be borne by Acquiror. Notwithstanding any provision of this Section 7.09, no Party shall be required to provide the other Party with information regarding the value of the transaction or subject to the attorney-client privilege, work product doctrine or other similar privilege absent entering into a mutually acceptable joint defense agreement.

Section 7.10     Non-Competition Obligations. Upon Closing, Contributor and each of Patrick J. Noyes, Roger Smith, George Moretti Jr., Byron Hailey, Kyle Noyes and Thomas Belsha shall execute and deliver a Non-Competition Agreement, providing for a two-year term, covering certain restricted activities as to certain properties in Howard County, Texas, and in substantially the form attached hereto as Exhibit I (the “Non-Competition Agreement”). The execution and delivery of the Non-Competition Agreement by all parties thereto is acknowledged to be a condition precedent to Acquiror’s obligations to close and consummate the transactions under this Agreement, and Acquiror would not have agreed to this Agreement but for the obligation of all parties to the Non-Competition Agreement to execute, deliver and be bound by the post-Closing non-competition obligations set forth therein.

Section 7.11     Labor; Employee Benefits.

(a)     Contributor Employees. Prior to the Original Execution Date, Contributor has delivered to Acquiror a list of those Contributor Employees to whom Acquiror or its Affiliates may make an offer of employment and Contributor Consultants by (i) job title, (ii) job location, (iii) base salary or hourly wage, (iv) bonus or other incentive compensation opportunity, if any, and (v) material employee benefit entitlements. Acquiror or its Affiliate may, but shall not be obligated to, offer employment to any such Contributor Employees or engagement with any such Contributor Consultants, with such offers to be effective as of 12:01 A.M. on the Closing Date (or (A) subject to subpart (B) below, with respect to any Contributor Employee who is on a leave of absence, effective as of 12:01 A.M. on such later date as such Contributor Employee is released to return to work or is entitled to be restored to employment and completes Acquiror’s or an Affiliate of Acquiror’s pre-hire process and (B) with respect to any Contributor Employee on such schedule that Contributor designates prior to Closing will be necessary (as determined in Contributor’s reasonable discretion) to perform services under the Transition Services Agreement, effective as of 12:01 A.M. on the date that Contributor is no longer required to perform such services under the Transition Services Agreement) (such date that a Contributor Employee or Contributor Consultant begins employment or engagement with the Acquiror or its Affiliate is referred to herein as his or her “Hire Date”). Any such offers of employment shall be made no later than ten (10) Business Days prior to the Closing Date. Such offers of employment, if any, shall be effective as of the Hire Date, on such terms and conditions as Acquiror may, in its sole discretion, determine. All Contributor Employees, if any, who are offered employment with Acquiror or one of its Affiliates (the “Acquiror Employer”) and who timely accept such offer of employment from Acquiror Employer are referred to herein as the “Offered Employees.” Those Offered Employees, if any, who commence employment with Acquiror Employer are referred to herein as the “Hired Employees.” Acquiror shall inform Contributor of the identities of any Offered Employees at least five (5) days in advance of the Closing Date. With respect to each Contributor Employee, regardless if such employee is an Offered Employee, if such employee accepts an offer of employment by Acquiror or its Affiliates within twelve (12) months of the Closing Date, Acquiror shall, or shall cause its Affiliate to, promptly (and in any event within five (5) Business Days of such event) notify Contributor in writing of the same. Nothing in this Agreement shall obligate Acquiror Employer to continue to employ any Hired Employee for any specific period of time or on any specific terms and conditions of employment.

(b)     Obligations of Contributor. Except with respect to payments owed to Contributor or its Affiliates under the Transition Agreement, Contributor shall be solely responsible, and Acquiror shall have no obligations whatsoever for, (i) any compensation or other amounts, including without limitation accrued but unpaid salary or wages, bonuses, commissions, severance or vacation or other paid time off, payable to any current or former Contributor Employee or Contributor Consultant for any period of service with Contributor at any time; (ii) the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of any of its current or former Contributor Employees or Contributor Consultants, or the spouses, dependents or beneficiaries thereof, under Contributor’s Benefit Plans; and (iii) all workers’ compensation claims of any current or former Contributor Employee or Contributor Consultant arising from any period of service with Contributor. Contributor shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Contributor shall be solely responsible, and Acquiror shall have no obligations whatsoever for, any compliance with or any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or analogous applicable Law), if applicable, with respect to periods prior to the Closing (regardless of when such obligation or liability arose or arises) for all Contributor Employees and at all times with respect to Contributor Employees who do not become Hired Employees of Acquiror or its Affiliates.

(c)     Acquiror is not assuming, and shall not have any responsibility whatsoever for the continuation of, or any liabilities or obligations under or in connection with, any Benefit Plan, employee contract, collective bargaining agreement, or severance arrangement of Contributor or any of its ERISA Affiliates. Acquiror is not and shall not be deemed to be a successor employer to Contributor or any of its ERISA Affiliates, in respect of any of their Benefit Plans, and no plan adopted or maintained by Acquiror after the Closing Date is or shall be deemed to be a “successor plan” as such term is defined in Section 4021(a) of ERISA, of any Benefit Plan of Contributor or its ERISA Affiliates.

(d)     Contributor shall retain and be solely responsible for all liabilities under or in connection with any Benefit Plan, program, agreement or arrangement under which Contributor or its ERISA Affiliates has at any time had an obligation to make contributions, including, without limitation, any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee pension plan subject to Title IV of ERISA or Section 412 of the Code.

(e)     Contributor acknowledges and agrees that Contributor, shall be solely liable, and that Acquiror shall have no obligation or liability, for providing continuation coverage under and complying with Section 4980B of the Code, Sections 601 through 608 of ERISA, and any state health care continuation coverage Laws with respect to any individual who either prior to, on or after the Closing Date was covered under any group health plan contributed to or maintained by Contributor, or any other entity which together with Contributor would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, or who will otherwise be an “M&A Qualified Beneficiary” (as such phrase is defined in Section 54.4980B-9, Q&A 4 of the Treasury Regulations) in connection with the transaction contemplated hereto. Contributor agrees to provide, and to cause its Affiliates to provide, continuing health benefit coverage as described in Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”) to all individuals who are M&A Qualified Beneficiaries with respect to the transaction described in this Agreement (“COBRA Beneficiaries”). Specifically, Contributor agrees that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to and shall remain with Contributor and its Affiliates, as permitted by Q&A 7 of the Treasury Regulation Section 54.4980B-9.

(f)     For purposes of this Agreement, “Benefit Plan” means (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) any other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded).

(g)     The provisions of this Section 7.11 are solely for the benefit of the parties hereto and nothing in this Section 7.11, express or implied, shall confer upon any Contributor Employee or Contributor Consultant, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.11, express or implied, shall be (i) deemed an amendment of any Benefit Plan providing benefits to any Contributor Employee, or (ii) construed to prevent Acquiror or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Acquiror or its Affiliates may establish or maintain.

Section 7.12     Amendment of Schedules. Acquiror agrees that, with respect to the representations and warranties of Contributor contained in this Agreement, Contributor shall have the continuing right until the Closing to add, supplement, or amend the Schedules to the representations and warranties of Contributor with respect to any matter hereafter arising and occurring after the Original Execution Date, which, if existing or known at the Original Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article IX have been fulfilled, the Schedules attached to this Agreement shall be deemed to include only that information contained therein on the Original Execution Date and shall be deemed to exclude all information contained in any addition, supplement, or amendment thereto; provided, however, that if Acquiror is entitled to terminate this Agreement pursuant to Article XI and Acquiror elects to waive such right to terminate this Agreement and the Closing shall occur, then in such event all matters disclosed pursuant to any such addition, supplement, or amendment at or prior to the Closing shall be waived and Acquiror shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise; provided further, however, that if Acquiror is not entitled to terminate this Agreement pursuant to Article XI, then Acquiror shall in no way waive any claims related to any such addition, supplement, or amendment thereto and may assert such claims under Article XII.

Section 7.13     Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 7.13, none of the Credit Support provided by or on behalf of any member of the Contributor Indemnitees in support of the obligations of any member of the Contributor Indemnitees related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to the Acquiror at Closing.

Section 7.14     Operation of Business of Pure and HighPeak Energy. From and after the Execution Date until the Closing (or earlier termination of this Agreement), except (x) as contemplated by this Agreement, the Offer or the HPK Business Combination Transaction Documents or (y) with the prior written approval of Contributor (which shall not be unreasonably withheld, conditioned or delayed with respect to any amendment requested under subpart (b) that would not be reasonably likely to have an adverse effect on the value of the Stock Acquisition Price or the consummation of any of the Contemplated Business Combination Transactions), neither Pure nor HighPeak Energy shall take any of the following actions:

(a)       conduct its businesses other than in the ordinary course or fail to use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material assets, properties and permits, and (iii) retain its current officers; and

(b)     amend or propose to amend (A) the Organizational Documents of Pure, except as contemplated by the HPK Business Combination Agreement, or HighPeak Energy or (B) the Pure Trust Agreement or any other agreement related to the Pure Trust Account, (C) except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement, (D) the HPK Business Combination Transactions Documents;

(c)     offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver any Interest in Pure or HighPeak Energy, other than(A) issuances of HighPeak Energy Common Stock in connection with the PIPE Investment, or (B) issuances of HighPeak Energy Common Stock and HighPeak Energy Warrants in connection with the Forward Purchases or (C) issuances contemplated under the HPK Business Combination Agreement;

(d)      (i)  split, combine or reclassify any Interests in Pure or any of its Subsidiaries, (ii) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Pure or any of its Subsidiaries, (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any interests in Pure or any of its Subsidiaries, other than in connection with the Offer or (iv) prior to the termination of the HPK Business Combination Agreement, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pure or any of its Subsidiaries;

(e)      create, incur, guarantee or assume any Indebtedness (other than with respect to Sponsor Loans and Indebtedness incurred for working capital needs of HighPeak Energy or any of its respective Subsidiaries following the Closing) or otherwise become liable or responsible for the obligations of any other Person;

(f)      (i)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any other Person or division of a business organization, (ii) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement or (iii) make any loans, advances or capital contributions to, or investments in, any Person;

(g)      change in any material respect the material accounting principles, practices or methods of Pure, HighPeak Energy or any of its Subsidiaries, except as required by the GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions;

(h)      take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions;

(i)       fail to timely file all reports required to be filed with the SEC;

(j)      take any action that (i) would cause the Pure Common Stock to cease trading on Nasdaq prior to the Closing under the HPK Business Combination Agreements or (ii) after the consummation of the HPK Business Combination Transaction would cause the HighPeak Energy Common Stock to cease trading on Nasdaq or NYSE, as applicable;

(k)      take any action that would or would reasonably be expected to prevent the Contemplated Business Combination Transactions from qualifying (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code; or

(l)       authorize, resolve, agree or commit to do any of the foregoing.

Section 7.15     The Proxy Statement and the Special Meeting.

(a)     As promptly as reasonably practicable after the Execution Date, Pure, the HPK Contributor, HighPeak Energy and Contributor will prepare and Pure will file with the SEC and seek SEC approval of a proxy statement and registration statement on Form S-4 with respect to the Transactions and the Offer (as amended or supplemented from time to time, the “Proxy Statement”) in preliminary form. Unless the Pure Board has made a Change in Recommendation in accordance with the provisions of the Contemplated Business Combination Transactions Documents, including this Agreement, the Pure Board Recommendation shall be included in the Proxy Statement. Without limitation, in the Proxy Statement, Pure shall cause the Offer Documents to comply in all material respects with the Federal securities Laws. Pure shall provide copies of the proposed final form of Proxy Statement to Contributor such that Contributor and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such materials and comment thereon prior to such dissemination or filing, and Pure shall consider in good faith any comments of such Persons and shall make Pure’s Representatives available to discuss such comments with such Persons. Pure shall provide Contributor with copies of any written comments and inform Contributor of the material terms of any oral comments that Pure receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and Pure and Contributor shall prepare any proposed written or material oral responses to such comments and Pure shall give Contributor a reasonable opportunity under the circumstances to review and comment on any final form of proposed written or material oral responses to such comments and Pure shall reasonably consider such comments in good faith. Pure shall give reasonable prior notice to Contributor of, and shall permit Contributor and its representatives to participate with Pure or its representatives in, any discussions or meetings with the SEC and its staff. Pure will cause the Proxy Statement to be transmitted to the holders of Pure Common Stock as promptly as practicable following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b)     Pure will take, in accordance with applicable Law, Nasdaq or NYSE rules, as applicable, the rules of any other applicable stock exchange and the Organizational Documents of Pure, all action necessary to call, hold and convene a special meeting of holders of Pure Common Stock (including any adjournment or postponement, the “Special Meeting”) to consider and vote upon the Business Combination Proposal, as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Subject to any adjournment in accordance with this Section 7.15, Pure will convene and hold the Special Meeting not later than ten (10) Business Days following the mailing of the Proxy Statement to the holders of Pure Common Stock. Once the Special Meeting to consider and vote upon the Business Combination Proposal has been called and noticed, Pure will not postpone or adjourn the Special Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Pure has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Pure Common Stock prior to the Special Meeting or (iii) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Pure Common Stock. Subject to Section 7.15(c), Pure will take all reasonable lawful action to solicit Pure Stockholder Approval of the Business Combination Proposal. Pure shall not terminate or withdraw the Offer, other than in connection with the valid termination of the HPK Business Combination Agreement or with the prior written consent of Contributor.

(c)     The Pure Board (upon the recommendation of the Special Committee) will recommend that the holders of Pure Common Stock (i) seek (A) adoption and approval of the HPK Business Combination Transactions and this Agreement, comprising the Contemplated Business Combination Transactions by the Public Stockholders in accordance with applicable Law and exchange rules and regulations and (B) to obtain any and all other approvals the Parties mutually deem necessary or advisable to effect the consummation of the transactions contemplated by this Agreement, and (ii) file with the SEC the Offer Documents (the “Pure Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Pure Stockholder Approval at the Special Meeting, the Pure Board may, based upon the recommendation of the Special Committee, withdraw, modify or qualify in any manner the Pure Board Recommendation (any such action a “Change in Recommendation”) only (1) in response to an Intervening Event and (2) if, based on the recommendation of the Special Committee, the Pure Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its fiduciary duties under applicable Law; provided, however, that the Pure Board shall not be entitled to exercise its rights to make such a Change in Recommendation pursuant to this sentence unless (x) Pure has provided to Contributor three Business Days’ (a “Notice Period”) prior written notice advising Contributor that the Pure Board intends to take such action and specifying the reasons therefor in reasonable detail (including the facts and circumstances relating to such Intervening Event (an “Intervening Event Notice”) (it being understood that such Intervening Event Notice shall not in itself be deemed a Change in Recommendation and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Intervening Event Notice)), (y) during such Notice Period, if requested by Contributor, Pure shall, and shall make available and direct its applicable Representatives to, discuss and negotiate in good faith with Contributor any proposed modifications to the terms and conditions of this Agreement and (z) following such Notice Period, the Pure Board, after taking into account any modifications to the terms of this Agreement and the Transactions to which Contributor would agree, concludes in good faith, based on the recommendation of the Special Committee, and after consultation with its outside legal advisors and financial advisors, that the failure to take such action in response to such Intervening Event is necessary to comply with its duties under the Organizational Documents of Pure or is reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (aa) change the approval of this Agreement or any other approval of the Pure Board or (bb) relieve Pure of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(d)     Subject to the second sentence of this Section 7.15(d), but notwithstanding anything else to the contrary in this Agreement or any Offer Document, neither Pure nor HighPeak Energy shall make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of Contributor, such consent not to be unreasonably withheld, conditioned or delayed. Pure and/or HighPeak Energy may make any public filing with respect to the Transactions to the extent required by applicable Law or in response to comments from the SEC or any other Governmental Authority; provided that Contributor shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by Contributor and Pure to be not so required, such filing shall not be made; and provided further, that with respect to all filings made with respect to the Transactions, Pure and HighPeak Energy shall give Contributor a reasonable opportunity to review and comment on any proposed filing and Pure and HighPeak Energy shall reasonably consider in good faith any such comments.

(e)     If at any time prior to the Closing, any information relating to Pure, HighPeak Energy or any of their respective assets, subsidiaries, affiliates, officers or directors, should be discovered by Pure or HighPeak Energy that should be set forth in an amendment or supplement to the Offer Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Pure shall promptly notify Contributor and, subject to Contributor’s rights hereunder, an appropriate amendment or supplement describing such information shall be promptly filed by Pure and/or HighPeak Energy with the SEC and, to the extent required by law, disseminated by Pure and/or HighPeak Energy to the stockholders of Pure and/or HighPeak Energy.

Section 7.16     Business Combination Proposal.

(a)     Promptly following the Execution Date, Acquiror and Pure shall, and shall cause their Affiliates and each of the foregoing Person’s respective representatives to, cease any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date, other than with respect to the HPK Business Combination Transactions.

(b)     From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with Article XI, except in connection with any Contemplated Business Combination Transactions, Acquiror and Pure shall not, and shall cause their Affiliates and each of the foregoing Person’s respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any Business Combination Proposal, (ii) furnish to any Person any non-public information with respect to, or commence, continue or renew any due diligence investigation regarding, any Business Combination Proposal, or (iii) enter into any agreement regarding, or approve or recommend any agreement with respect to, any Business Combination Proposal.

Section 7.17     No Claim Against Trust Account.

(a)     Contributor acknowledges that Pure is a blank check company with the powers and privileges to effect a Business Combination (as defined in Pure’s Organizational Documents). Contributor further acknowledges that substantially all of Pure’s assets consist of the cash proceeds of Pure’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Pure Trust Account for the benefit of Pure, certain of its Public Stockholders and the underwriters of Pure’s initial public offering. For and in consideration of the Pure Parties entering into this Agreement, Contributor hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Pure Trust Account and agrees not to seek recourse against the Pure Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with any Pure Party; provided that (i) nothing herein shall serve to limit or prohibit Contributor’s right to pursue a claim against any Acquiror Party pursuant to this Agreement for legal relief against monies or other assets of any Acquiror Party held outside the Pure Trust Account or, subject to and in accordance with the terms hereof, for specific performance or other equitable relief in connection with the transactions contemplated hereby and (ii) nothing herein shall serve to limit or prohibit any claims that Contributor may have in the future pursuant to this Agreement against the assets or funds of any Acquiror Party hereto or any of their respective Subsidiaries that are, in each case, not held in the Pure Trust Account.

(b)     Upon satisfaction or waiver of the conditions set forth in Article VII and Article VIII and provision of notice thereof by Pure and/or HighPeak Energy to the Trustee in accordance with the terms of the Pure Trust Agreement, (i) in accordance with and pursuant to the Pure Trust Agreement, at the Closing, Pure and HighPeak Energy shall cause the documents and notices required to be delivered to the Trustee pursuant to the Pure Trust Agreement to be so delivered and shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to holders of Pure Class A Common Stock, and (B) immediately thereafter, pay all remaining amounts then available in the Pure Trust Account in accordance with this Agreement and the Pure Trust Agreement, and (ii) thereafter, the Pure Trust Account shall terminate, except as otherwise provided in the Pure Trust Agreement.

Section 7.18     First Amended Charter and First Amended Bylaws; Requisite Approvals. At or prior to the Merger Effective Time, HighPeak Energy shall file an amended and restated certificate of incorporation with the Delaware Secretary of State in the form attached as an exhibit to the HPK Business Combination Agreement (the “First Amended Charter”); provided, however, that HighPeak Energy shall have no obligation to file the First Amended Charter until each of the applicable conditions to the Closing of the HPK Business Combination Agreement have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the closing under the HPK Business Combination Agreement, but subject to such conditions being reasonably expected to be satisfied at the closing HPK Business Combination Agreement). Promptly (and in any event within twenty-four (24) hours) after the execution and delivery of the HPK Business Combination Agreement by the parties thereto, Pure, in its capacity as the sole stockholder of HighPeak Energy, shall deliver to HighPeak Energy and Contributor the HighPeak Energy Stockholder Approval.

Section 7.19     Listing Application. Pure and HighPeak Energy shall complete all such filings with the Nasdaq or NYSE and use their respective reasonable best efforts for Pure (and HighPeak Energy after the consummation of the HPK Business Combination Transactions) to remain listed as a public company on, and for shares of Pure (and HighPeak Energy after the consummation of the HPK Business Combination Transactions) to be listed for trading on, the applicable Nasdaq or NYSE market(s), subject to official notice of issuance. At the Closing, HighPeak Energy shall issue the Stock Acquisition Price to Contributor in accordance with all applicable securities Laws and the rules and policies of the Nasdaq or NYSE. Without limiting the generality of the foregoing, HighPeak Energy and Pure shall complete all such filings with the Nasdaq or NYSE and otherwise take all such actions as may be reasonably necessary for the Stock Acquisition Price to be approved for listing on the Nasdaq or NYSE, as applicable from and after the time of Closing, subject to official notice of issuance.

Section 7.20     Forward Purchase Agreement. Pure shall use its commercially reasonable efforts to obtain the proceeds called for from the Sponsors under the Forward Purchase Agreement on terms and conditions no less favorable to Pure and/or HighPeak Energy than the terms and conditions described in the Forward Purchase Agreement, including commercially reasonable efforts to, as applicable, (i) maintain in effect the Forward Purchase Agreement and (ii) satisfy (or obtain a waiver of), on a timely basis, all conditions in the Forward Purchase Agreement that are within Pure’s and/or HighPeak Energy’s control. Except as contemplated by the Forward Purchase Agreement Amendment or expressly permitted in this Agreement, Pure and HighPeak Energy shall not, without the prior written consent of Contributor (not to be unreasonably withheld, conditioned or delayed), (A) permit any amendment, supplement or modification to, or any waiver of any material provision or remedy under, or replace, the Forward Purchase Agreement if such amendment, supplement, modification, waiver or replacement (1) would be reasonably expected to materially delay the purchase obligations of the Sponsors under the Forward Purchase Agreement or make the satisfaction of the conditions to any Sponsor’s purchase obligations under the Forward Purchase Agreement materially less likely to occur, (2) reduces the amount of Forward Purchase Securities the Sponsor is required to purchase under the Forward Purchase Agreement if Acquiror, Pure and/or HighPeak Energy do not otherwise have sufficient cash proceeds to consummate the Transactions and to pay related fees and expenses at Closing, (3) materially and adversely affects the ability of Pure and/or HighPeak Energy to enforce its rights against any of the other parties to the Forward Purchase Agreement, relative to the ability of Pure and/or HighPeak Energy to enforce its respective rights against any of such other parties to the Forward Purchase Agreement as in effect on the Execution Date or (4) adds new (or modifies any existing) conditions to any Sponsor’s purchase obligations under the Forward Purchase Agreement in a manner that would reasonably be expected to prevent, impede or materially delay the receipt of the aggregate Forward Acquisition Price (as defined in the Forward Purchase Agreement) from any Sponsor under the Forward Purchase Agreement, or (B) terminate the Forward Purchase Agreement.

Section 7.21      Legend Removal. The legend on any shares of HighPeak Energy Common Stock comprising the Stock Acquisition Price covered by this Agreement shall be removed if (i) such shares of HighPeak Energy Common Stock are sold pursuant to an effective registration statement, (ii) a registration statement covering the resale of such shares of HighPeak Energy Common Stock is effective under the Securities Act and the applicable holder of such shares of HighPeak Energy Common Stock delivers to HighPeak Energy an agreement pursuant to which such holder covenants and agrees that such shares of HighPeak Energy Common Stock will be sold under such effective registration statement, (iii) if such shares of HighPeak Energy Stock may be sold by the holder thereof free of restrictions pursuant to Rule 144(b) under the Securities Act, or (iv) such shares of HighPeak Energy Common Stock are being sold, assigned or otherwise transferred pursuant to Rule 144 under the Securities Act; provided, that with respect to clause (iii) or (iv) above, the holder of such shares of HighPeak Energy Common Stock has provided all necessary documentation and evidence (which may include an opinion of counsel) as may reasonably be required by HighPeak Energy to confirm that the legend may be removed under applicable securities Laws. HighPeak Energy shall cooperate with the applicable holder of HighPeak Energy Common Stock covered by this Agreement to effect removal of the legend on such shares pursuant to this Section 7.21 as soon as reasonably practicable after its receipt of notice from such holder that the conditions to removal are satisfied (together with any documentation required to be delivered by such holder pursuant to the immediately preceding sentence).  HighPeak Energy shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7.21; provided, that the applicable holder shall be responsible for all legal fees and expenses of counsel incurred by such holder with respect to delivering any required legal opinion to HighPeak Energy.

Section 7.22     Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Pure or HighPeak Energy is or may become applicable to the Transactions or HPK Business Combination Transactions, Pure and/or HighPeak Energy shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in such Organizational Documents on such Transactions and/or HPK Business Combination Transactions.

Article VIII
Conditions to Obligations of Contributor

The obligations of Contributor to consummate the Transactions are subject, at the option of Contributor, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01     Representations. The representations and warranties of Acquiror Parties in Article VI of this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Acquiror Parties in Article VI that are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though made on and as of such date, except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and except for such breaches or inaccuracies of the representations or warranties of Acquiror Parties in Article VI, if any, as would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which is material to the ownership, operation or value of the Assets, taken as a whole that results in Losses of at least Forty-Six Million, One Hundred Twenty-Five Thousand Dollars ($46,125,000.00); provided, however, that “Material Adverse Effect” shall not include a material adverse effect resulting from (a) general changes in Hydrocarbon or other commodity prices, (b) general changes in industry or economic conditions, (c) changes in Laws or in regulatory policies, (d) changes or conditions resulting from civil unrest or similar disorder, terrorism, casualty loss, acts of God or natural disasters, (e) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, (f) changes or conditions that are cured or eliminated by the earlier of Closing or the termination of this Agreement, (g) any reclassification or recalculation of reserves in the ordinary course of business, (h) any effect resulting from any action taken by Acquiror or any Affiliate of Acquiror, other than those expressly permitted in accordance with the terms of this Agreement, (i) any action taken by Contributor or any Affiliate of Contributor with Acquiror’s written consent or that are otherwise permitted or prescribed hereunder, (j) natural declines in well performance, (k) entering into this Agreement or the announcement of the Transactions or the performance of the covenants set forth in Article VII, or (l) any matters, facts, or disclosures set forth in the Schedules hereto.

Section 8.02     Performance. Acquiror Parties shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03     Pending Matters. No suit, action or other Proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transactions.

Section 8.04     HSR. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

Section 8.05    Acquisition Price. Acquiror Parties shall have delivered to Contributor, the Closing Payment and the Stock Acquisition Price, and (a) to Escrow Agent, Defect Escrow Amount, if applicable, as provided in Section 10.08.

Section 8.06  Execution and Delivery of the Closing Documents. The applicable Acquiror Parties shall have executed, acknowledged and delivered (or be ready, willing and able to execute, acknowledge and deliver), as appropriate, to Contributor all closing documents described in Section 10.08.

Section 8.07     Listing. The shares of HighPeak Energy Stock constituting the HighPeak Energy Common Stock Acquisition Price pursuant to this Agreement shall have been authorized for listing, upon official notice of issuance, on the Nasdaq or NYSE.

Section 8.08     Required Pure Stockholder Approval. The Contemplated Business Combination Transactions and all other approvals reasonably necessary to effect the consummation of the Contemplated Business Combination Transactions shall have been approved by the Pure Stockholder Approval at the Special Meeting, the Merger Sub Stockholder Approval and the HighPeak Energy Stockholder Approval.

Section 8.09     Net Tangible Assets. Pure shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer;

Section 8.10     Completion of the Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents;

Section 8.11     No Amendment of HPK Business Combination Transactions Documents. Prior to the Closing, neither the HPK Business Combination Transactions Documents nor, except as contemplated by the HPK Business Combination Agreement, the Forward Purchase Agreement will be amended or modified without the prior written consent of the Contributor (other than any amendments that are permitted under Section 7.14(b)).

Section 8.12     Closing of HPK Business Combination Transactions. Each of the conditions to closing of the HPK Business Combination Transaction have been satisfied and the HPK Business Combination Transactions will close in connection with and immediately prior to the Closing of this Transaction.

Section 8.13     Minimum Available Liquidity. The amount of Available Liquidity shall not be less than Two Hundred Seventy-Five Million Dollars ($275,000,000.00).

Article IX
Conditions to Obligations of Acquiror

The obligations of Acquiror to consummate the Transactions are subject, at the option of Acquiror, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01     Representations. The representations and warranties of Contributor in Article V of this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Contributor in Article V that are qualified by materiality shall be true and correct in all respects, in each case at and as of the Closing Date as though made on and as of such date, except those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and except for such breaches or inaccuracies of the representations or warranties of Contributor in Article V, if any, as would not have a Material Adverse Effect.

Section 9.02     Performance. Contributor shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing, provided, that, Contributor shall be deemed to have performed such material obligations and performed and complied with such covenants and agreements unless any failure to perform or comply with any such obligations, covenants or agreements is the result of the willful misconduct or gross negligence of Contributor.

Section 9.03     Pending Matters. No suit, action or other Proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the Transactions.

Section 9.04     HSR. Any waiting period applicable to the consummation of the transactions contemplated under the terms of this Agreement under the HSR Act shall have expired or been terminated.

Section 9.05     Execution and Delivery of the Closing Documents. Contributor shall have executed, acknowledged and delivered (or be ready, willing and able to execute, acknowledge and deliver), as appropriate, to Acquiror all closing documents described in Section 10.07; and all parties to the Non-Competition Agreement described in Section 10.07(h) shall have executed and delivered such agreement to Acquiror.

Article X
The Closing

Section 10.01     Time and Place of the Closing. If the conditions referred to in Article VIII and IX of this Agreement have been satisfied, the closing of the Transactions (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, located at 1001 Fannin, Suite 2500, Houston, Texas 77002-6760 at 9:00 a.m. on February 21, 2020 (as may be extended pursuant to Section 2.02(a) above, the “Target Closing Date”). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 10.02     Adjustments to Acquisition Price at the Closing.

(a)     At the Closing, the Acquisition Price shall be increased by the following amounts to the extent known, with all such amounts (other than any Asset Taxes, which shall be determined in accordance with Section 10.06) being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i)     the amount of all Asset Taxes allocated to Acquiror in accordance with Section 10.06 but paid or otherwise economically borne by Contributor;

(ii)     an amount equal to all Property Costs (including prepaid Property Costs, any and all rentals, capital expenditures, insurance and lease operating expenses and any and all such costs chargeable to the Working Interest of third party non-operators with respect to the applicable operations where Contributor is the operator of the Asset) paid by Contributor that are attributable to Contributor’s interests in the Assets and attributable to the period of time from and after the Effective Time, excluding (x) costs, expenses and Losses for which Contributor is liable under the other terms of this Agreement and (y) any Asset Taxes, Income Taxes and Transfer Taxes;

(iii)     the value of all merchantable Hydrocarbons attributable to the Wells in storage as of the Effective Time above the sales connection or upstream of the applicable sales meter (and above the applicable pipeline connection for such storage tank), such value to be at a price of $57.85 per barrel, less gravity adjustments deducted by the purchaser of such Hydrocarbons;

(iv)     an amount equal to the sum of (A) the amount of all lease bonuses, brokerage costs, abstract fees and other direct costs and expenses paid or incurred by Contributor attributable to the acquisition by Contributor of the Approved Oil and Gas Leases prior to Closing, plus (B) an incentive payment of fifty percent (50%) of all lease bonuses and direct costs and expenses, including for term assignments, paid or incurred by Contributor for the acquisition of any such Approved Oil and Gas Lease (the “Incentive Payment”); provided that the total amount paid and/or reimbursed by Acquiror (or for which the Acquisition Price will be adjusted) for (1) lease bonuses, brokerage costs, abstract fees and other direct costs and expenses plus (2) the Incentive Payment shall not exceed Fifteen Thousand Dollars ($15,000) per net acre acquired for an Approved Oil and Gas Lease. Such amounts will be paid regardless of whether incurred before or after the Effective Time, insofar as such Leases are Approved Oil and Gas Lease;

(v)     an amount equal to the sum of (A) all capital costs and expenses paid by or on behalf of Contributor prior to Closing related to the drilling, completing, or equipping of the following (regardless of whether incurred prior to or after the Effective Time): (1) Oldham Trust 3875LS (API# 42-227-39921), located in Howard County, Texas; (2) Oldham Trust 3876WA (API# 42-227-39922), located in Howard County, Texas; (3) Wright 39-46 1WA 1 (API# 42-227-40095), located in Howard County, Texas; (4) Wright 39-46 2WA 1 (API# 42-227-40097), located in Howard County, Texas; (5) Wright 39-46 3WA 1 (API# 42-227-40099), located in Howard County, Texas; (6) Wright 39-46 4WA 1  (API# 42-227-40109), located in Howard County, Texas; (7) Wright 39-46 1LS 1 (API# 42-227-40096), located in Howard County, Texas; (8) Wright 39-46 2LS 1 (API# 42-227-40098), located in Howard County, Texas; (9) Wright 39-46 3LS 1 (API# 42-227-40100), located in Howard County, Texas; and (B) all capital costs and expenses (net to Contributor’s interest) paid by or on behalf of Contributor after the period of time beginning on May 1, 2019 related to the drilling, completing, or equipping of the following wells (regardless of whether incurred prior to or after the Effective Time) (1) Pacer Burton 13-12 4AH (API# 42-227-39919), located in Howard County, Texas; (2) Vince Everett 13-12 1AH (API# 42-227-39920), located in Howard County, Texas; (3) Vizzini 2745WA (API# 42-227-39894), located in Howard County, Texas; (4) Buttercup 2744WA (API# 42-227-39895), located in Howard County, Texas; (5) Mozetti Unit B 48-37 5SH (API# 42-227-39987), located in Howard County, Texas; (6) Mozetti Unit B 48-37 6AH (API# 42-227-39988), located in Howard County, Texas; (7) Middleton Unit B 47-38 5SH (API# 42-227-40102), located in Howard County, Texas; (8) Middleton Unit B 47-38 6AH (API # 42-227-40103), located in Howard County, Texas; (9) Tiger 26-35 2SH (API# 42-227-40059), located in Howard County, Texas; (10) Tiger 26-35 2AH (API# 42-227-40058), located in Howard County, Texas; (11) Mr. Hobbs 11-14-23 H 1W (API# 42-227-40052), located in Howard County, Texas; (12) Getlo 25-36 2SH (API# 42-227-40001), located in Howard County, Texas; and (13) Getlo 25-36 2AH (API# 42-227-40000), located in Howard County, Texas (such operations, collectively, the “Acquiror Benefit Operations”);

(vi)     the amount of an overhead reimbursement fee equal to Six Hundred Eleven Thousand Dollars ($611,000) per month for each calendar month between the Original Execution Date and the Closing Date; and

(vii)     any other amount provided for in this Agreement or agreed upon by Acquiror and Contributor.

(b)     At the Closing, the Acquisition Price shall be decreased by the following amounts to the extent known, with all such amounts (other than any Asset Taxes, which shall be determined in accordance with Section 10.06) being determined in accordance with GAAP and COPAS standards (with such adjustments being made so as to not give duplicative effect):

(i)     an amount of all Asset Taxes allocated to Contributor in accordance with Section 10.06 but paid or otherwise economically borne by Acquiror;

(ii)     an amount equal to the aggregate amount of the proceeds and benefits received and retained by Contributor attributable to its interest in the Assets, including, without limitation, any proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other similar burdens on or payable out of production, gathering, processing and transportation costs not reimbursed to Contributor by the purchaser of production) produced from the Properties from and after the Effective Time;

(iii)     the Allocated Value of any (A) Properties sold prior to the Closing to the holder of a preferential right pursuant to Section 4.06, (B) Assets excluded from the Transactions due to failure to obtain a Hard Consent or (C) Assets excluded from the transaction pursuant to Section 4.04(c), Section 4.08 and Section 4.11(b);

(iv)     all downward Acquisition Price adjustments for Title Defects and Environmental Defects provided under Section 4.04 and Section 4.11, subject to Sections 4.12 and 4.16;

(v)     all downward Acquisition Price adjustments for casualty losses as provided under Section 13.04;

(vi)     an amount equal to all Property Costs (including rentals, capital expenditures, insurance and lease operating expenses) paid by or on behalf of Acquiror that are allocable to Contributor’s interests in the Assets and attributable to the period of time prior to the Effective Time (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes);

(vii)     an amount equal to all capital costs and expenses (net to Contributor’s interest) paid by or on behalf of Acquiror related to the drilling, completing, or equipping of the following wells, as well as any other costs incurred to bring such wells online (regardless of whether any of these costs are incurred prior to or after the Effective Time): (A) Morgan-Neal 39-26 3WB (API# 42-227-39641), located in Howard County, Texas, (B) Morgan-Neal Unit 2 39-26 2WA (API# 42-227-39824), located in Howard County, Texas, (C) Morgan-Neal 39-26 2LS (API# 42-227-39852), located in Howard County, Texas, (D) Morgan-Neal Unit No. 2 39-26 1LS (API# 42-227-39859), located in Howard County, Texas, (E) Morgan-Neal Unit No. 2 39-26 1WA (API# 42-227-39860), located in Howard County, Texas, (F) Whitaker 39-46 6LS (API# 42-227-39942), located in Howard County, Texas, (G) Whitaker 39-46 LS 7LS (API# 42-227-39943), located in Howard County, Texas, (H) Whitaker 39-46 6WA (API# 42-227-40005), located in Howard County, Texas, (I) Whitaker 39-46 5WA (API# 42-227-40006), located in Howard County, Texas (“Contributor Responsibility Operations”);

(viii)     an amount equal to all cash in, or attributable to, accounts in which third party proceeds of production from the Assets are being held in suspense by Contributor or an Affiliate of Contributor, and any interest thereon (the “Suspense Accounts”); and

(ix)     any other amount provided for in this Agreement or agreed upon by Acquiror and Contributor.

(c)     If an aggregate net gas imbalance relative to the Subject Interests exists as of the Effective Time based upon the information in Schedule 5.15 attached hereto or any subsequent independent gas balancing statements (a “Gas Imbalance”), the Acquisition Price shall remain the same if the Properties are underproduced, or decreased if the Subject Interests are overproduced, by the product of (i) the amount (measured in thousand cubic feet “Mcf”) of such Gas Imbalance, and (ii) $0.10 per Mcf.

(d)     The Acquisition Price shall also be reduced by the aggregate amount of any remaining advance cash calls or deposits paid to Contributor (or its Affiliate) in its capacity as operator of the Assets by co-working interest owners with respect to operations on the Assets which have not been completed as of the date that Acquiror (or its designee) assumes operations of the Assets;

(e)     The adjustments described in Sections 10.02(a), (b), (c) and (d) are hereinafter referred to as the “Acquisition Price Adjustments.”

Section 10.03     Pre-Closing Allocations/Statement.

(a)     Provided that the Closing occurs, appropriate adjustments shall be made in the Closing Statement (as hereinafter defined) formed between Acquiror and Contributor so that (i) Acquiror will receive all proceeds from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other revenues arising out of the ownership or operation of the Assets from and after the Effective Time, and net of all costs and expenses that are incurred in the ownership or operation of the Assets from and after the Effective Time (other than (x) those liabilities or Losses for which Contributor is liable under the terms of this Agreement and (y) any Asset Taxes, Income Taxes and Transfer Taxes), including, without limitation, all drilling costs, all capital expenditures and all overhead charges under applicable operating or other agreements (regardless of whether Contributor or an Affiliate of Contributor serves as operator prior to the Closing), and (ii) Contributor will receive all proceeds from sales of Hydrocarbons that are produced and saved prior to the Effective Time (other than the stock tank oil for which Contributor has received an upward adjustment to the Acquisition Price) and any other revenues arising out of the ownership or operation of the Assets prior to the Effective Time, net of all costs and expenses (excluding, for the avoidance of doubt, any Asset Taxes, Income Taxes and Transfer Taxes) that are incurred in the ownership or operation of the Assets prior to the Effective Time including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating or other agreements.

(b)     Not later than three (3) Business Days prior to the Closing, Contributor shall prepare and deliver to Acquiror a statement setting forth (i) the estimated Acquisition Price Adjustments taking into account the foregoing principles, (ii) the Persons, accounts and amounts of disbursements that Contributor designates and nominates to receive the Closing Payment and the (iii) wiring instructions for all such payments and disbursements (the “Closing Statement”). Contributor shall make available to Acquiror all documents in Contributor’s possession supporting the estimated Acquisition Price Adjustments. The Closing Payment paid by Acquiror to Contributor at Closing shall be calculated using the Acquisition Price, as adjusted by the estimated Acquisition Price Adjustments set forth in the Closing Statement; provided, that, if Acquiror notifies Contributor on or before the Closing Date that it disputes Contributor’s estimate of the Acquisition Price Adjustments, then the Acquisition Price paid at Closing shall be the Acquisition Price Adjustments proposed by Contributor.

(c)     Without duplication of any adjustments made pursuant to Section 10.02, (i) should Acquiror or any Affiliate of Acquiror receive prior to the one year anniversary of the Closing Date any proceeds or other income to which Contributor is entitled under Section 10.03(a), Acquiror shall fully disclose, account for, and promptly remit the same to Contributor, (ii) should Contributor or any Affiliate of Contributor receive prior to the one year anniversary of the Closing Date any proceeds or other income to which Acquiror is entitled under Section 10.03(a), Contributor shall fully disclose, account for, and promptly remit the same to Acquiror, (iii) should Acquiror, or any Affiliate of Acquiror, pay prior to the one year anniversary of the Closing Date but before the Final Settlement Date any (A) Property Costs attributable to periods prior to the Effective Time (other than capital costs and expenses attributable to Acquiror Benefit Operations) or (B) capital costs or expenses attributable to Contributor Responsibility Operations (regardless of whether attributable to periods prior to or after the Effective Time), Acquiror shall be reimbursed by Contributor promptly after receipt of Acquiror’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (iv) should Contributor, or any Affiliate of Contributor, prior to Closing, pay (A) any Property Costs attributable to periods after the Effective Time (other than capital costs and expenses attributable to Contributor Responsibility Operations) or (B) capital costs or expenses attributable to Acquiror Benefit Operations (regardless of whether attributable to periods prior to or after the Effective Time), Contributor shall be reimbursed by Acquiror promptly after receipt of Contributor’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d)     Notwithstanding anything herein to the contrary, Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price or (C) any combination of cash or HighPeak Energy Stock as determined under subpart (B).

Section 10.04     Post-Closing Adjustments to Acquisition Price.

(a)     On or before ninety (90) days after the Closing Date, Contributor shall prepare and deliver to Acquiror a revised Closing Statement setting forth the actual Acquisition Price Adjustments (which Acquisition Price calculation shall exclude the Defect Escrow Amount, which shall be maintained and disbursed in accordance with the terms of Section 4.11(b)). To the extent reasonably required by Contributor, Acquiror shall assist in the preparation of the revised Closing Statement. Contributor shall provide Acquiror such data and information as Acquiror may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Acquiror to perform or cause to be performed an audit. The revised Closing Statement shall, without limiting Section 10.06(c), become final and binding upon the Parties on the sixtieth (60th) day following receipt thereof by Acquiror (the “Final Settlement Date”), unless Acquiror gives written notice of its disagreement (a “Notice of Disagreement”) to Contributor prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Contributor prior to the Final Settlement Date and the Parties are unable to otherwise resolve the dispute evidenced by the Notice of Disagreement, then either Party may elect to have the dispute evidenced by the Notice of Disagreement resolved by arbitration in accordance with Article XIV. If Contributor fails to deliver to Acquiror a revised Closing Statement on or before ninety (90) days after the Closing Date, then Acquiror may elect to compel Contributor’s delivery of a revised Closing Statement and seek the resolution of all matters related thereto by arbitration in accordance with Article XIV.

(b)     If the amount of the adjusted Acquisition Price as set forth on the Final Statement (defined below) exceeds an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date, then Acquiror shall pay to Contributor, the amount by which the adjusted Acquisition Price as set forth on the Final Statement exceeds an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date within five (5) Business Days after the Final Settlement Date. If the amount of the adjusted Acquisition Price as set forth on the Final Statement is less than an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date, then Contributor shall pay to Acquiror the amount by which the Acquisition Price as set forth on the Final Statement is less than an amount equal to the Closing Payment plus the Deposit plus the Defect Escrow Amount plus the Extension Payment as of the Closing Date within five (5) Business Days after the Final Settlement Date. For purposes of this Agreement, the term “Final Statement” shall mean (i) if the revised Closing Statement becomes final pursuant to Section 10.04(a), such revised Closing Statement, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the revised Closing Statement reflecting such resolution, which the Parties shall issue following such resolution.

(c)     Notwithstanding anything herein to the contrary, Contributor, at its option, may elect to make all or a part of any payments required to be made by Contributor hereunder to Acquiror or any Acquiror Indemnitee (A) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (B) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (if any) as elected by Contributor (rounded up to the nearest number of whole shares) calculated by dividing (1) the amount of such payment by (2) the applicable Share Price or (C) any combination of cash or HighPeak Energy Stock as determined under subpart (B).

Section 10.05     Transfer Taxes. The Parties agree that the Transactions will be treated for Transfer Tax purposes as the transfer of real property, with tangible personal property being transferred incidental to such real property; accordingly, (a) the Parties do not anticipate that any Transfer Taxes will be incurred or imposed with respect to the Transactions, and agree that no Transfer Taxes will be collected at Closing, and (b) the Parties agree to not take any position inconsistent with such treatment. If any Transfer Taxes are determined by a Governmental Authority to be imposed with respect to such Transactions, such Transfer Taxes shall be borne by Acquiror; provided, that Contributor shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit. Acquiror and Contributor shall cooperate in minimizing, to the extent permissible under Law, the amount of Transfer Taxes and in establishing that the requirements for any applicable exemption from Transfer Taxes have been satisfied.

Section 10.06     Tax Matters.

(a)     Contributor shall be allocated and bear all Asset Taxes for any Tax period ending prior to the Effective Time and the portion of any Straddle Period ending prior to the Effective Time. Acquiror shall be allocated and bear all Asset Taxes for any Tax period beginning at or after the Effective Time and the portion of any Straddle Period that begins at the Effective Time; provided, however, that Contributor (not Acquiror) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to a breach by Contributor of the representations and warranties set forth in Section 5.06.

(b)     For purposes of Section 10.06(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)     To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Sections 10.02, 10.03 or 10.04, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Statement (as finally determined pursuant to Section 10.04), timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 10.06(a) and Section 10.06(b).

(d)     Subject to the Transition Agreement, Acquiror shall (i) pay any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and file or cause to be filed with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) submit each such Tax Return to Contributor for its review and comment reasonably in advance of the due date for the filing thereof, and (iii) timely file each such Tax Return, incorporating any reasonable comments received from Contributor prior to such due date. The Parties agree that this Section 10.06(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and nothing in this Section 10.06(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Acquiror of its obligations under this Section 10.06(d), which shall be borne by Acquiror).

(e)     The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(f)     Contributor shall be entitled to any and all refunds of Asset Taxes allocated to Contributor pursuant to Sections 10.06(a) and (b), and Acquiror shall be entitled to any and all refunds of Asset Taxes allocated to Acquiror pursuant to Sections 10.06(a) and (b). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 10.06(f), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable third party costs or expenses incurred by such recipient Party in procuring such refund.

(g)     Notwithstanding anything in this Agreement to the contrary, (i) if Acquiror becomes entitled, pursuant to Section 10.03(c), to any amounts earned from the sale of Hydrocarbons produced prior to the Effective Time, which amounts are received by Acquiror after the first (1st) anniversary of the Closing Date, Acquiror shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced prior to the Effective Time, and (ii) if Contributor becomes entitled, pursuant to Section 10.03(c), to any amounts earned from the sale of Hydrocarbons produced after the Effective Time, which amounts are received by Contributor after the first (1st) anniversary of the Closing Date, Contributor shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom notwithstanding that such Hydrocarbons were produced after the Effective Time.

(h)     Unless the election in Section 2.01(b)(i) is validly made by Acquiror, (i) the Parties intend, for U.S. federal income (and applicable state and local) tax purposes, that the Contemplated Business Combination Transactions, taken together, qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code and (ii) unless otherwise required by applicable Law, each of the Parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 10.06(h). Each of the Parties agrees to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Transactions.

(i)     For purposes of this Agreement:

(i)     The term “Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes).

(ii)     The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(iii)     The term “Income Taxes” shall mean (A) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (B) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (A) above, or (C) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (A) or (B) above.

(iv)     The term “Contributor Taxes” means (A) Income Taxes imposed by any applicable Laws on Contributor, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (B) Asset Taxes allocable to Contributor pursuant to Section 10.06 (taking into account, and without duplication of, such Asset Taxes effectively borne by Contributor as a result of (1) the adjustments to the Acquisition Price made pursuant to Sections 10.02, 10.03 or 10.04, as applicable, and (2) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 10.06(c)), (C) any Taxes attributable to the Excluded Assets, and (D) any Taxes (other than the Taxes described in clauses (A), (B) or (C) of this definition) imposed on or with respect to the ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time.

(v)     The term “Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

(vi)     The term “Taxes” shall mean any taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any tax that arises by reason of transferee or successor liability, by contract or otherwise, and any interest, penalty or addition thereto.

(vii)     The term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(viii)     The term “Transfer Taxes” means any sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the Transactions.

Section 10.07     Actions of Contributor at the Closing. At the Closing, Contributor shall execute (where applicable) and deliver to Acquiror the following, all of which shall be in form and content reasonably satisfactory to Acquiror:

(a)     the Assignment in sufficient counterparts for filing in each filing jurisdiction and such other instruments, including, without limitation, appropriate State and Federal assignments as may be reasonably necessary to convey the Assets to Acquiror;

(b)     letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Acquiror;

(c)     a Closing Certificate executed by a principal executive officer of Contributor certifying that the conditions set forth in Sections 9.01 and 9.02 have been fulfilled;

(d)     an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2);

(e)     an executed Internal Revenue Service Form W-9;

(f)     appropriate change of operator forms on those Assets operated by Contributor or its Affiliates;

(g)     the Transition Services Agreement, in substantially the form attached hereto as Exhibit G (the “Transition Agreement”);

(h)     the Non-Competition Agreement, as described in Section 7.10;

(i)     (i) recorded or recordable releases of all mortgage liens, security interests, financing statements and other similar liens and encumbrances securing obligations in connection with indebtedness for borrowed monies incurred by Contributor which encumber the Assets and (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release of all such mortgage liens, security interests, financing statements and other similar liens and encumbrances;

(j)     copies of all consents to transfer, and waivers of preferential purchase rights, obtained by Contributor in connection with the Transactions;

(k)     an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Contributor the Interest Deposit, duly executed by Contributor;

(l)     a registration rights agreement in the form attached hereto as Exhibit K (the “Registration Rights Agreement”) to be executed and delivered by Contributor and HighPeak Energy at the Closing; and

(m)     any other documents provided for herein or necessary or desirable to effectuate the Transactions.

Section 10.08     Actions of Acquiror at the Closing. At the Closing, Acquiror shall take possession of the Assets and execute (where applicable) and deliver to Contributor the following, all of which shall be in form and content reasonably satisfactory to Contributor:

(a)     a wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Closing Statement described in Section 10.03(b);

(b)     if the Defect Escrow Amount is a positive number at Closing, Acquiror shall deliver the Defect Escrow Amount to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;

(c)     an executed counterpart of a joint written instruction to the Escrow Agent instructing the Escrow Agent to disburse to Contributor the Interest Deposit, duly executed by Acquiror

(d)     a Closing Certificate, executed by a principal executive officer of Acquiror, certifying that the conditions set forth in Sections 8.01, Section 8.02 and Sections 8.09 through 8.13 have been fulfilled;

(e)     the Assignment and any other documents provided for herein or necessary or desirable to effectuate the Transactions;

(f)     the Transition Agreement

(g)     letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Acquiror;

(h)     the issuance of the number of shares of HighPeak Energy Common Stock equal to the applicable number f shares of HighPeak Energy Common Stock constituting the HighPeak Energy Common Stock Acquisition Price, to Contributor;

(i)     the issuance of the number of shares of HighPeak Energy Warrants equal to the applicable number of shares of HighPeak Energy Warrants included in the HighPeak Energy Warrants Acquisition Price, to Contributor;

(j)     a Registration Rights Agreement in the form attached hereto as Exhibit K to be executed and delivered by Contributor and HighPeak Energy at the Closing; and

(k)     any other documents provided for herein or necessary or desirable to effectuate the Transactions.

Section 10.09     Further Cooperation.

(a)     Contributor shall make the Records available to be picked up by Acquiror at the offices of Contributor during normal business hours on the Closing Date and on any date thereafter. Contributor shall have the right to retain copies of any of the Records and Contributor shall have the rights granted under Section 15.03.

(b)     After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Acquiror and to accomplish the orderly transfer of the Assets to Acquiror in the manner contemplated by this Agreement. In addition, in the event Acquiror or Contributor discovers that Contributor owns as of the Original Execution Date record title to an interest in an oil, gas and/or mineral lease in a Howard County, Texas, and which lease is not set forth on Exhibit A (an “Extra Lease”), then upon such discovery (and notice to Contributor if discovered by Acquiror) Contributor shall promptly assign to Acquiror all of its right, title and interest in and to such Extra Lease in the same form of conveyance as the Assignment, and with a special warranty of title, at no additional consideration from Acquiror. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder provided this does not limit Articles XII and XIII.

Article XI
Termination

Section 11.01     Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)     by mutual written consent of the Parties;

(b)     by Contributor on or after the Target Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Acquiror or waived by Contributor in writing by the Target Closing Date;

(c)     by Acquiror on or after the Target Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Contributor or waived by Acquiror in writing by the Target Closing Date;

(d)     by either Party if the Closing shall not have occurred on or before February 24, 2020 (the “Outside Date”);

(e)     by either Party if any Governmental Authority shall have issued an order, judgment or decree, restraining, enjoining, prohibiting or invalidating the consummation of any of the Transactions; or

(f)     by Acquiror on or after the Target Closing Date to the extent permitted in accordance with Section 13.04(b);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 11.01(b), (c), or (d) above if the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder, including, if and when required, such Party’s obligations to consummate the Transactions at Closing.

Section 11.02     Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, then except as set forth in Sections 2.02, 4.08(a), 4.08(c), 5.04, 6.04, 6.07, 7.08, 11.01, 11.02, 11.03, 13.01, 13.02, 13.03, 14.02, 15.01, 15.04, 15.07, 15.08, 15.09, 15.10, 15.11, 15.12, 15.13, 15.16, 15.18, 15.19 and 15.23 and except as to the obligations of Acquiror under Section 4.08 (all of which provisions shall survive and continue in full force and effect indefinitely), this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement. In the event that this Agreement is terminated, that certain Confidentiality Agreement between the Acquiror, HighPeak Energy Partners I, LP, Pure Acquisition Corp., and Contributor, dated as of October 17, 2018 (the “Confidentiality Agreement”) shall be automatically extended for one (1) year from the date of termination of this Agreement.

Section 11.03     Attorneys’ Fees, Etc. If either Party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs of such proceedings incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE ENTITLED TO RECEIVE ANY PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL, DIMINUTION IN VALUE, LOSS OF BUSINESS OPPORTUNITY DAMAGES, OR LOST PROFITS UNLESS SAME ARE A PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY; PROVIDED, HOWEVER, THE FOREGOING WAIVER AND LIMITATION DOES NOT APPLY TO ANY DAMAGES, LOSSES OR LIABILITY INCURRED OR SUFFERED BY ANY CONTRIBUTOR INDEMNITEE WITH RESPECT TO THE STOCK ACQUISITION PRICE TO THE EXTENT SUCH DAMAGES, LOSSES OR LIABILITY IS DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF APPROPRIATE JURISDICTION TO BE DIRECT DAMAGES.

Article XII
Obligations and Indemnification

Section 12.01     Contributor’s Retained Obligations. Provided that the Closing occurs, Contributor hereby retains all costs, expenses, liabilities, Losses (as defined below) and obligations of Contributor related, applicable or attributable to: (a) personal injury or death claims occurring during Contributor’s ownership or Contributor’s or its Affiliate’s operation of the Assets which arise during Contributor’s period of ownership prior to the Closing Date; (b) any property damage claims attributable to Contributor’s ownership or operation of the Assets which arise during Contributor’s period of ownership prior to the Closing Date (but excluding any Environmental Liabilities, Losses related to or arising out of title to any of the Assets or obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets); (c) the mispayment or nonpayment of Royalties or other co-interest owner payments owed by Contributor during Contributor’s period of ownership prior to the Effective Time, including, without limitation, any interest or penalties associated therewith (but excluding any Property Costs for which the Acquisition Price was adjusted pursuant to Section 10.02); (d) Contributor Taxes; (e) the mispayment or nonpayment of any Property Costs due and owing by Contributor to the extent attributable to Contributor’s interests in the Assets (i) incurred during Contributor’s period of ownership prior to the Effective Time and/or (ii) the Contributor Responsibility Operations that are incurred during periods after the Effective Time; (f) any offsite disposal prior to the Closing Date by Contributor or its Affiliates of any Hazardous Material on, in or below any properties not included in the Assets; (g) any suit, action, proceeding, lawsuit or other litigation (i) initiated by or filed prior to Closing against Contributor before a Governmental Authority relating to the Assets to the extent relating to circumstances occurring prior to the Closing Date or (ii) filed before or after Closing to the extent (A) Contributor had knowledge prior to Closing of any written threat of such suit, action, proceeding, lawsuit or litigation and (B) relating to the Assets to the extent relating to circumstances prior to Closing (but excluding as to both (i) and (ii), any Environmental Liabilities with respect to the Assets or Losses related to or arising out of title to any of the Assets); (h) any Losses attributable to the gross negligence or willful misconduct of Contributor or its Affiliates related to Contributor’s ownership or operation of the Assets prior to the Closing Date (but excluding any Environmental Liabilities, Losses related to or arising out of title to any of the Assets and any Taxes); (i) any liability of Contributor arising out of COBRA Coverage or any state Law with requirements similar to COBRA Coverage, any and all liabilities under or related to any Benefit Plan sponsored, maintained or contributed to by the Contributor or any of its ERISA Affiliates, as well as any other liability or obligation regarding Contributor’s employment or engagement of any Contributor Employees or Contributor Consultants, as applicable, to the extent arising or existing prior to his or her Hire Date, in each case, to the extent set forth in Section 7.11(a); (j) any Excluded Assets; and/or (k) those matters set forth on Schedule 12.01(k) (subparts (a)-(k) above are collectively referred to as the “Retained Obligations”).

Section 12.02     Acquiror’s Assumed Obligations. Provided that the Closing occurs, and except as to Retained Obligations and subject to Contributor’s indemnity obligations under Section 12.04 (including with respect to the Retained Obligations), upon Closing, Acquiror hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof, whether attributable to periods before, on or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Easements, Contracts, Leases or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) the Suspense Accounts (to the extent Acquiror received a credit to the Acquisition Price for the same), and any fines, penalties or interest due with respect thereto solely for periods after the Effective Time; (d) except as to remaining claims under Article IV relating to Defects for which Contributor has elected to cure or which are being disputed as of Closing, any and all Environmental Liabilities with respect to the Assets or any other physical condition of the Assets, regardless of whether such Environmental Liabilities or condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) obligations to restore the surface of the Assets and obligations to bring the Subject Interests into compliance with applicable Environmental Laws (including conducting any Remediation activities that may be required on or otherwise in connection with activities on the Subject Interests); (g) any liability or obligation regarding Acquiror’s or its Affiliate’s employment of any Hired Employees; (h) all capital costs and expenses related to the Acquiror Benefit Operations, regardless of whether incurred prior to or after the Effective Time; and (i) any other duty, obligation, event, condition or liability related to the ownership or operation of the Assets or otherwise expressly assumed by Acquiror under the terms of this Agreement (collectively, the “Assumed Obligations”); provided, however, that the Assumed Obligations shall exclude each of the Retained Obligations until the respective expiration (if any) of Contributor’s indemnification obligations with respect to such Retained Obligation.

Section 12.03     Acquiror’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT CONTRIBUTOR HAS AN INDEMNITY OBLIGATION UNDER SECTION 12.04, EACH ACQUIROR PARTY SHALL JOINTLY AND SEVERALLY RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRIBUTOR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “CONTRIBUTOR INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LIABILITIES, PENALTIES, FINES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEY FEES, COURT COSTS AND OTHER COSTS OF INVESTIGATION OR DEFENSE), LOSSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES), OBLIGATIONS, LIABILITIES, INTEREST, CHARGES OR CAUSES OF ACTION OF ANY KIND WHATSOEVER (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO: (a) THE ASSUMED OBLIGATIONS, (b) ANY ACQUIROR PARTY’S BREACH OF ANY OF ACQUIROR’S COVENANTS OR AGREEMENTS THAT SURVIVE THE CLOSING, OR (c) ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY ANY ACQUIROR PARTY CONTAINED IN THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY ANY ACQUIROR PARTY AT CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE CONTRIBUTOR INDEMNITEES.

Section 12.04     Contributor’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, CONTRIBUTOR SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS ACQUIROR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “ACQUIROR INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (a) THE RETAINED OBLIGATIONS, (b) CONTRIBUTOR’S BREACH OF ANY OF CONTRIBUTOR’S COVENANTS OR AGREEMENTS CONTAINED IN THIS AGREEMENT THAT SURVIVE THE CLOSING OR (c) ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY CONTRIBUTOR CONTAINED IN THIS AGREEMENT OR IN THE CERTIFICATE DELIVERED BY CONTRIBUTOR AT CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE ACQUIROR INDEMNITEES.

Section 12.05     Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)     For purposes of this Section 12.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to this Agreement.

(b)     To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, that the failure of an Indemnified Party to give notice of a Claim as provided in this Section 12.05 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)     In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its responsibility to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)     If the Indemnifying Party admits its responsibility to defend the Indemnified Party against such Claim, it shall have the right and obligation to diligently defend the Claim, at its sole cost and expense. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 12.05. An Indemnifying Party shall not, without the written consent of the Indemnified Party, settle any Claim or consent to the entry of any judgment with respect thereto that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)     If the Indemnifying Party does not admit its responsibility to defend the Indemnified Party against such Claim or admits its responsibility but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its responsibility for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its responsibility for the Claim and (ii) if responsibility is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)     In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its responsibility for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the Indemnifying Party shall be deemed to have denied responsibility to provide indemnification for the Losses complained of.

Section 12.06     Limitation on Action. Notwithstanding anything to the contrary contained elsewhere in this Agreement:

(a)     Contributor shall not be required to indemnify any Person under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) for any individual Loss that does not exceed One Hundred Thousand Dollars ($100,000);

(b)     Subject to this Section 12.06, Contributor shall not have any liability for indemnification under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) until and unless the aggregate amount of the liability for all Losses for which Claim Notices are timely delivered by Acquiror exceeds a deductible amount of Nine Million, Two Hundred Twenty-Five Thousand Dollars ($9,225,000.00) (the “Indemnity Deductible”), after which point Acquiror (or Acquiror Indemnitees) shall be entitled to claim Losses in excess of the Indemnity Deductible; and

(c)     Contributor shall not be required to indemnify Acquiror and Acquiror Indemnitees for aggregate Losses under Section 12.04(c) (excluding any Fundamental Representations and the representations and warranties set forth in Section 5.06) in excess of Sixty-One Million, Five Hundred Thousand Dollars ($61,500,000.00). Contributor’s aggregate liability under this Agreement (including under Section 12.04) or the other documents executed by Contributor in connection with the consummation of this Agreement shall not exceed Six Hundred Fifteen Million Dollars ($615,000,000.00).

(d)     Contributor acknowledges and agrees that Acquiror is relying on the express representations and warranties of Contributor contained in Article V and the covenants and agreements of Contributor herein and the other agreements contemplated hereby in making the decision to enter into this Agreement and consummate the Transactions; provided, however, notwithstanding anything in this Agreement to the contrary, to the extent that Acquiror has the right to terminate this Agreement pursuant to Article XI and Acquiror does not exercise such right and the Closing occurs, then, in no event shall any member of the Acquiror Indemnitees be entitled to assert any breach or failure of any representations or warranties of a Contributor hereunder that an Acquiror Party had knowledge of prior to the Closing as a basis for a claim for indemnification or defense under this Article XII; provided, however, notwithstanding anything in this Agreement to the contrary, to the extent that Acquiror does not have the right to terminate this Agreement pursuant to Article XI and the Closing occurs, then Acquiror shall retain (and shall not be deemed to have waived) any right to assert any breach or failure of any representations or warranties of a Contributor hereunder, even those that an Acquiror Party had knowledge of prior to the Closing, as a basis for a claim for indemnification or defense under this Article XII.

(e)     Any claim for indemnity under this Agreement by any Indemnified Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Contributor and Acquiror shall have any rights against Contributor or Acquiror under the terms of this Article XII except as may be exercised on its behalf by Acquiror or Contributor, as applicable, pursuant to this Article XII. Contributor and Acquiror may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability hereunder to any such other Indemnified Parties for any action or inaction hereunder.

(f)     The amount of any Losses for which any Indemnified Party is entitled to indemnity under this Article XII shall be reduced by the amount of insurance or other third party proceeds, or reimbursements actually realized and received by such Indemnified Party. In the event that any Indemnified Party receives funds or proceeds from any insurance carrier or any other third party with respect to any Losses, such Contributor, to the extent such Indemnified Party is a member of the Contributor Indemnitees, or Acquiror, to the extent such Indemnified Party is a member of the Acquiror Indemnitees, shall, regardless of when received by such Indemnified Party, promptly pay to the indemnifying Party such funds or proceeds to the extent of any funds previously paid by such indemnifying Party with respect to such Losses.

(g)     Each Indemnified Party shall make commercially reasonable efforts to mitigate or minimize all Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder. If an Indemnified Party fails to so mitigate any indemnifiable Losses under the preceding sentence, such Indemnified Party shall have no right to indemnity hereunder with respect to such Losses and the Indemnifying Party shall have no liability for any portion of such Losses that reasonably could have been avoided, reduced or mitigated had the Indemnified Party made such commercially reasonable efforts.

(h)     To the extent of the indemnification obligations in this Agreement, Acquiror and Contributor hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.

(i)      Notwithstanding anything herein to the contrary, the rights of each member of the Acquiror Indemnitees to indemnification (and Contributor’s obligations) under this Agreement (as limited by the terms hereof) shall be satisfied by Contributor, who, at its option, may elect to make all or a part of such payments (i) in cash by electronic transfer of immediately available funds to such bank and account as may be specified by Acquiror in writing or (ii) by surrendering to HighPeak Energy for cancellation an aggregate number of shares (as determined by Contributor in its sole discretion) of HighPeak Energy Stock (rounded up to the nearest number of whole shares) calculated by dividing (A) the amount of such payment by (B) the applicable Share Price or (iii) any combination of cash or HighPeak Energy Stock as determined under subpart (ii).

Section 12.07     Treatment of Payments. Any payments made to any Indemnified Party pursuant to this Article XII shall be treated as an adjustment to the Acquisition Price for U.S. federal and applicable state income Tax purposes to the extent permitted by Law.

Section 12.08     Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS Article XII AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING ACQUIROR TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY.

Article XIII
Limitations on Representations and
Warranties; Disclaimers; Casualty Losses

Section 13.01     Disclaimers of Representations and Warranties. The express representations and warranties of Contributor contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Article V, AND IN THE ASSIGNMENT, and as provided in Article IV, or Section 12.04(a) or SECTION 12.04(c), EACH ACQUIROR PARTY ACKNOWLEDGES THAT CONTRIBUTOR HAS NOT MADE, AND CONTRIBUTOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND EACH ACQUIROR PARTY HEREBY EXPRESSLY WAIVES AND ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO EACH ACQUIROR PARTY BY OR ON BEHALF OF CONTRIBUTOR, AND (C) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Article V, and as provided in Article IV, or Section 12.04(a) or SECTION 12.04(c), CONTRIBUTOR EXPRESSLY DISCLAIMS AND NEGATES, AND EACH ACQUIROR PARTY HEREBY WAIVES AND ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF EACH ACQUIROR PARTY UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE ACQUISITION PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF EACH ACQUIROR PARTY AND CONTRIBUTOR THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO ACQUIROR, AND ACQUIROR SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND EACH ACQUIROR PARTY REPRESENTS TO CONTRIBUTOR THAT EACH ACQUIROR PARTY WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS EACH ACQUIROR PARTY DEEMS APPROPRIATE. EACH ACQUIROR PARTY SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY CONTRIBUTOR OR ANY MEMBER OF THE CONTRIBUTOR INDEMNITEES TO MAKE ANY DISCLOSURES OF FACT UNDER THIS AGREEMENT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES (PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL REDUCE OR LIMIT CONTRIBUTOR’S COVENANT AND OBLIGATION HEREUNDER TO PROVIDE FULL ACCESS TO ACQUIROR TO CONTRIBUTOR’S RECORDS, BOOKS AND FILES RELATED TO THE ASSETS), AND EACH ACQUIROR PARTY EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT NO ACQUIROR PARTY HAS AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE CONTRIBUTOR INDEMNITEES EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST CONTRIBUTOR FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF CONTRIBUTOR UNDER THIS AGREEMENT OR CONTRIBUTOR’S SPECIAL WARRANTY OF GOOD AND DEFENSIBLE TITLE IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN. CONTRIBUTOR AND EACH ACQUIROR PARTY AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 13.01 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. FOR THE AVOIDANCE OF DOUBT, EACH ACQUIROR PARTY ACKNOWLEDGES AND AGREES THAT NO ACQUIROR PARTY CAN RELY ON OR FORM ANY CONCLUSIONS FROM CONTRIBUTOR’S METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY ASSET TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING ASSET TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT EACH ACQUIROR PARTY MUST MAKE ITS OWN DETERMINATION AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX RETURN.

Section 13.02     Environmental Disclaimers. Each Acquiror Party acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Materials, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, (c) NORM or other Hazardous Materials;  NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials; (e) NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Materials from the Assets. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN Section 5.07 AND AS PROVIDED in Article IV or Section 12.04(a) or SECTION 12.04(c), CONTRIBUTOR DOES NOT MAKE, CONTRIBUTOR EXPRESSLY DISCLAIMS, AND EACH ACQUIROR PARTY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS MATERIALS OR ANY OTHER ENVIRONMENTAL CONDITION, INCLUDING THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, EACH ACQUIROR PARTY SHALL HAVE INSPECTED AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. EACH ACQUIROR PARTY IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, EACH ACQUIROR PARTY WILL HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS EACH ACQUIROR PARTY HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 13.03     Changes in Prices; Well Events. EACH ACQUIROR PARTY AND CONTRIBUTOR ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER GENERAL MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME THAT DO NOT DISPROPORTIONATELY AFFECT CONTRIBUTOR OR THE ASSETS; (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE ORIGINAL EXECUTION DATE, SOLELY TO THE EXTENT THESE CONDITIONS OCCUR IN THE ORDINARY COURSE AND NOT AS THE RESULT OF A CASUALTY LOSS UNDER SECTION 13.04 AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 13.04     Casualty Loss.

(a)     Subject to the provisions of Article VII, Article VIII and Section 13.04(b), if after the Original Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Contributor shall have the right, but not the obligation, to attempt to cause the Assets affected by any casualty to be repaired or restored prior to Closing to at least its condition prior to such casualty, at Contributor’s sole cost (without an adjustment to the Acquisition Price pursuant to Article V or otherwise) (which work may extend after the Closing Date). If Contributor cures any such casualty loss, then Contributor shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking (but only to the extent Contributor has incurred costs and expenses to cure such casualty loss). Subject to the immediately foregoing sentence, with respect to the Assets subject to any casualty loss, Acquiror shall be entitled to receive, and the Assets shall include, any rights to insurance and other claims against third parties with respect to such casualty or taking.

(b)     Notwithstanding Section 13.04(a), if, prior to the Closing Date, Assets having an aggregate Allocated Value constituting an amount equal to or more than Sixty-One Million, Five Hundred Thousand Dollars ($61,500,000.00) shall be damaged or destroyed by fire or other casualty, or shall be taken in condemnation or under the right of eminent domain, or proceedings for such purpose shall be pending or threatened, Acquiror or Contributor shall have the right to terminate this Agreement.

Section 13.05     Release. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Acquiror’s and Acquiror Indemnitees’, on one hand, sole and exclusive remedy against Contributor, or Contributor’s and Contributor’s Indemnitees’, on the other, sole and exclusive remedy against Acquiror, with respect to the negotiation, performance and consummation of the Transactions, any breach of the representations, warranties, covenants and agreements of such other Party contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered at Closing pursuant to Section 10.07(c) or Section 10.08(d), as the case may be, or contained in any other instrument or document delivered hereunder at Closing are (a) the rights to indemnity set forth in Article XII, and (b) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing (including, without limitation, such rights and remedies in and under or in connection with the Non-Competition Agreement), (c) the rights and remedies provided under the Assignment relating to the special warranty of title and subrogation, and/or under any other agreement delivered at Closing, and except for the remedies contained in Article XII against Contributor, Acquiror waives, releases, remises and forever discharges, and shall cause each Party to waive, release, remise and forever discharge, each member of the other Party and such Party’s Indemnitees from any and all other Losses, in law or in equity, known or unknown, which any Party might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the other documents or instruments delivered hereunder or the Transactions or thereunder, or any Party’s ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY ANY MEMBER OF THE ACQUIROR INDEMNITEES, AND ANY RIGHTS UNDER AGREEMENTS AMONG ANY MEMBERS OF THE CONTRIBUTOR INDEMNITEES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT,), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEES OR THIRD PARTIES.

Article XIV
Arbitration

Section 14.01     Arbitrator.

(a)     Subject to the terms of Section 14.03, either Party may submit disputes regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, or cures therefor, or Title Benefits or Title Benefit Values, or calculation of the Final Statement or revisions thereto (each a “Dispute”), to an independent arbitrator appointed in accordance with this Section 14.01 (each, an “Independent Arbitrator”), who shall serve as sole arbitrator. Subject to the terms of Section 14.03 in the event of a Dispute regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, or cures therefor, or Title Benefits or Title Benefit Values, the Independent Arbitrator shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Arbitrator for such Dispute shall be selected as would a single arbitrator in accordance with the Rules (as hereinafter defined).

(b)     Disputes to be resolved by an Independent Arbitrator shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for arbitration provided in Section 14.02. The Independent Arbitrator shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Arbitrator shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.02     Rules and Procedures.

(a)     Such arbitration shall be conducted pursuant to the Federal Arbitration Act, except as expressly provided otherwise in this Agreement. The validity, construction, and interpretation of this Section 14.02, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the Independent Arbitrator. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA (the “Rules”), except as expressly provided otherwise in this Agreement. The arbitration proceedings shall be subject to any optional rules contained in the Rules for emergency measures and, in the case of Disputes with respect to amounts in excess of One Million Dollars ($1,000,000), optional rules for large and complex cases.

(b)     Venue. All arbitration proceedings hereunder shall be conducted in Midland, Texas or such other mutually agreeable location.

(c)     Substantive Law. In deciding the substance of the Dispute, the Independent Arbitrator shall refer to the substantive Laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the Laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(d)     Fees and Awards. The non-prevailing Party with respect to each Dispute shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each Party presenting its case and the costs and fees of the Independent Arbitrator with respect to such Dispute).

(e)     Binding Nature. The decision and award of the Independent Arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 14.03     Disputed Defects.

(a)     Contributor and Acquiror shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of Article IV and the validity and determination of all Title Benefits, Title Benefit Values, Defects and Defect Values (or the cure thereof). If Contributor and Acquiror are unable to agree on the validity and determination of any Title Benefit, Title Benefit Value, Defect or Defect Value (or the cure thereof) prior to Closing, then Contributor shall deliver the Defect Escrow Amount to the Escrow Agent at Closing to be held pursuant to the terms hereof and the terms of the Escrow Agreement and the affected Asset(s) subject to such Defects shall nonetheless be conveyed to Acquiror at Closing. If Contributor and Acquiror are unable to agree on the interpretation and effect of Article IV, the existence, cure, or amount of any Title Benefits, Title Benefit Values, Defects, or Defect Values, the presence or absences of Wells or Leases on Exhibit B, the Allocated Value of any Asset, or any other matter related to title to the Assets by the date sixty (60) days after the Closing Date, then, subject to Article IV, all such disputed interpretations and effect of Article IV and all Title Benefits, Title Benefit Values, Defects, and Defect Values, or any other matter related to title to the Assets in dispute shall be exclusively and finally resolved pursuant to this Section 14.03(a). During the ten (10) Business Day period following the date sixty (60) days after the Closing Date, the Independent Arbitrator with respect to disputes (i) as to the interpretation and effect of Article IV and all Title Benefits, Title Benefit Values, Defects, or Defect Values shall be a neutral title attorney with at least ten (10) years’ experience in oil and gas titles in the state of Texas and (ii) with respect to Environmental Defects shall be a neutral attorney with at least ten (10) years’ experience with environmental matters in oil and gas operations in the state of Texas or nationally recognized independent environmental consulting firm mutually acceptable to Contributor and Acquiror or, absent such agreement during the ten (10) Business Day period, by the Houston office of the AAA.

(b)     Within ten (10) Business Days after the selection of the Independent Arbitrator, the Parties shall provide to such Independent Arbitrator only the documents and materials described in this Section 14.03(b), as applicable (it being the intention of the Parties that any Party submitting a Defects Notice or Title Benefit Notice shall only be able to submit to the Independent Arbitrator the information, reports, opinions and materials included with or provided as part of such Defects Notice or Title Benefit Notice):

(i)     each Defects Notice and all documentation provided therewith with respect to each disputed Defect;

(ii)     each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(iii)     such evidence as a Party deems appropriate to explain and dispute the existence, waiver and cure of each disputed Defect or the Defect Value assigned thereto by Acquiror in any Defects Notice, together with Contributor’s good faith estimate of the Defect Value, if any, with respect to each such disputed Defect;

(iv)     such evidence as the disputing Party deems appropriate to dispute the existence of any disputed Title Benefit or the Title Benefit Value assigned thereto in any Title Benefit Notice with respect to any such disputed Title Benefit, together with such Party’s good faith estimate of the disputed Title Benefit Value, if any, with respect to each such disputed Title Benefit; and

(v)     Article IV, this Article XIV, Exhibit B, together with any definitions of terms used in Article III or this Article XIV and such Exhibits and Schedule, but no other provisions of this Agreement.

(c)     In making a determination, the Independent Arbitrator shall be bound by the rules set forth in Article IV and may consider such other matters as in the opinion of the Independent Arbitrator are necessary or helpful to make a determination. Additionally, the Independent Arbitrator may consult with and engage any disinterested third party to advise the Independent Arbitrator, including title attorneys, petroleum engineers, environmental attorneys, and environmental consultants.

(d)     In rendering his or her award, the Independent Arbitrator shall be limited to selecting either Contributor’s position or Acquiror’s position on each of the disputed Title Benefits, Title Benefit Values, Defects, or Defect Values. Notwithstanding anything herein to the contrary, the Independent Arbitrator shall have exclusive, final and binding authority with respect to the scope of the Independent Arbitrator’s authority with respect to any dispute arising under or related to Article IV or any disputed Title Benefits, Title Benefit Values, Defect or Defect Values. The Independent Arbitrator shall act as an expert for the limited purpose of determining the interpretation and effect of Article IV and any and all specific disputed Title Benefit Values, Defects or Defect Values submitted by any Party and may not award any damages, interest, or penalties to any Party with respect to any matter.

(e)     From time to time after the Closing Date, to the extent the Parties have mutually agreed on any disputed Title Benefit and Title Benefit Value with respect thereto and/or any Defect and Defect Value with respect thereto (or the cure thereof), or such disputed Title Benefit and Title Benefit Value with respect thereto and/or any Defect and Defect Value with respect thereto (or the cure thereof) has been finally determined by the Independent Arbitrator, then, no later than three (3) Business Days after the date of such agreement or determination, the prevailing Party shall be entitled to a disbursement from the Defect Escrow Amount an amount equal to the Title Benefit Value or Defect Value with respect thereto, together with any interest accrued on such amount under the terms of the Escrow Agreement.

Article XV
Miscellaneous

Section 15.01     Names. As soon as reasonably possible after the Closing, but in no event later than one hundred twenty (120) days after the Closing, Acquiror shall remove the names of Contributor and its respective Affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of Contributor or any of its Affiliates, or any variations thereof and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Contributor or any of its Affiliates.

Section 15.02     Recording Expenses. Acquiror shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing, except that Contributor shall pay all recording fees arising from the recordation of the lien release documents delivered by Contributor at Closing. Promptly after the Closing, Acquiror shall record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Contributor. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the authorization, preparation or execution of this Agreement and all other matters related to the Closing, and except as otherwise provided herein neither Party shall be entitled to any reimbursement for any such expenses from the other Party.

Section 15.03     Document Retention. As used in this Section 15.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Acquiror by Contributor pursuant to the provisions of this Agreement (other than those that Contributor has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Acquiror shall retain and preserve the Documents for a period of no less than four (4) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Contributor or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Contributor shall have the right during such period to make copies of the Documents at Contributor’s expense.

Section 15.04     Entire Agreement. This Agreement, the Confidentiality Agreement and the documents and agreements to be executed hereunder, and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. To the extent that there is any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms and provisions of this Agreement shall govern and control. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement. Notwithstanding anything stated in this Agreement or the Confidentiality Agreement to the contrary, upon Closing, the Confidentiality Agreement shall automatically terminate and become null and void as to the Assets acquired by Acquiror, and the non-competition provisions and restrictions on top-leasing (or acquiring top leases) as to any Assets or lands located in Howard County, Texas contained therein shall also terminate and become null and void; provided, however, the terms of that Amendment to Confidentiality Agreement dated October 17, 2018, Howard County, Texas, entered into by Contributor, Acquiror and certain of Acquiror’s Affiliates, and dated June 8, 2019, shall remain in full force and effect pursuant to the terms thereof with regard to the amendment of Paragraph 2 of the Confidentiality Agreement, as it relates to the Incentive Payment.

Section 15.05     Further Assurances. After Closing, Contributor and Acquiror each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party hereto for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 15.06     Waiver. Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving Party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.07     Publicity. No Party, nor any Affiliate of a Party, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transactions without the prior written consent of the other, which consent may be withheld in a Party’s sole discretion; provided, however, the foregoing shall not restrict disclosures by Acquiror or Contributor or any of their Affiliates:

(a)     that are required, in the opinion of counsel for either Party, by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates. The Parties anticipate that pursuant to such Laws, regulations and rules, the Parties may be required to disclose the general terms of the Transactions in future filings with the SEC, and the Parties hereby acknowledge and agree that they shall have the right to make such disclosures with the SEC to the extent, and only to the extent, required to do so;

(b)     to Governmental Authorities and third parties holding preferential rights to purchase or rights of consent or rights to receive notice that may be applicable to the Transactions, as reasonably necessary to obtain waivers of such right or such consents or to provide such notice;

(c)     after Closing in accordance with any environmental, health, or safety self-audit and voluntary disclosure Law or Governmental Authority policy;

(d)     as otherwise permitted for “Confidential Information” under the terms of the Confidentiality Agreement (regardless of whether the Confidentiality Agreement has terminated at the time in question); provided, that, in each case to which such an exception applies, the disclosing Party shall provide the other Party not less than twenty-four (24) hours to comment on a draft of such disclosure, and such disclosing Party shall consider in good faith all comments provided by such other Party; or

(e)     to any Non-Recourse Person, or any prospective investor or limited partner of any Non-Recourse Person, provided, that no Non-Recourse Person shall make (and any such disclosure is expressly conditioned on such Non-Recourse Person’s agreement not to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the Transactions without the prior written consent of the Parties hereto.

Contributor and Acquiror shall each be liable for compliance of its respective Affiliates with the terms of this Section 15.07. In addition, notwithstanding anything stated in this Agreement to the contrary, after this Agreement is executed, nothing herein shall prevent or prohibit Acquiror or its Affiliates from sharing this Agreement and/or the terms hereof with its lenders, debt or equity providers, potential investors or buyers, or investment bankers, and its related legal and financial advisors, nor shall it restrict or prohibit Acquiror from discussing it with contractors, vendors or suppliers, and nothing shall restrict or prohibit Acquiror from directly or indirectly making any press release or public statement in connection with or in preparation of its going public or making any other public offering of its equity or debt securities.

Section 15.08     Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 15.09     No Third Party Beneficiaries. Except as provided in Section 12.03, Section 12.04 and Section 15.22, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third party beneficiary contract. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (non-Party) (including any Acquiror Indemnitee or Contributor Indemnitee), and (b) no Party hereunder shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 12.05(b).

Section 15.10     Assignment. Neither Party may assign or delegate any of its rights or obligations hereunder prior to Closing without the prior written consent of the other Party, and any assignment made without such consent shall be null and void. Notwithstanding the foregoing, if the Acquiror validly exercises its rights pursuant to Section 2.01(b)(i) then, prior to Closing, Acquiror may assign its rights and obligations under this Agreement to an Affiliate of Acquiror; provided, however, that such assignment shall not relieve Acquiror of any of its obligations hereunder and Acquiror shall remain liable for its obligations hereunder on a joint and several basis with such Affiliate assignee. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives. After Closing, Acquiror may assign its rights and obligations under this Agreement relative to any assignment or conveyance of the Assets; provided, that (a) Acquiror provide Contributor prior written notice of such assignment, (b) such assignee executes a written ratification and joinder to this Agreement in substantially the form attached hereto as Exhibit J, and (c) Acquiror and such assignee shall remain jointly and severally liable for the entirety of its obligations under this Agreement; provided, however, in the event of any claim or cause of action of Contributor or any Contributor Indemnity after Closing, Contributor shall (i) provide notice of any such claim to the original Acquiror and its permitted assignee and (ii) if such payment is owed, the original Acquiror shall not be required to make any payments hereunder to Contributor unless and until such permitted assignee of Acquiror has not made such payments within thirty (30) days of the delivery of such notice.

Section 15.11     GOVERNING LAW; VENUE; JURY WAIVER. THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN MIDLAND, MIDLAND COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.12     Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or electronic mail to the addresses of Contributor and Acquiror set forth below. Any such notice shall be effective only upon receipt.

	Addressed to:	With copy to:

Contributor:	Grenadier Energy Partners II, LLC 24 Waterway Ave, Suite 875 The Woodlands, Texas 77380 Attn: Patrick Noyes Email: Pnoyes@grenadierenergy.com	Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 Attn: Bryan Edward Loocke Email: bloocke@velaw.com

	Addressed to:	With copy to:

Acquiror Parties:

HighPeak Energy Partners II, LP

421 West 3rd Street, Suite 1000

Fort Worth, Texas 76102

Attn: Kevin Smith

Email: * * *

HighPeak Energy, Inc

Pure Acquisition Corp.

421 West 3rd Street, Suite 1000

Fort Worth, Texas 76102

Attn: Steven Tholen

Email: * * *

Thompson & Knight LLP

811 Main Street, Suite 2500

Houston, Texas 77002

Attn: Hunter H. White

Email: Hunter.White@tklaw.com

Hunton Andrews Kurth LLP

600 Travis Street

Suite 4200

Houston, TX 77002

Attn: G. Michael O’Leary

Email: moleary@huntonak.com

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 15.13     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 15.14     Survival. The representations and warranties of Contributor set forth in Sections 5.01-5.05 shall survive indefinitely. The representations and warranties of Contributor set forth in Section 5.06 and any claim attributable to Contributor Taxes shall survive until ninety (90) days following the expiration of the applicable statute of limitations. The representations and warranties of Contributor set forth in Sections 5.07-5.24 shall survive the Closing until the date that is one (1) calendar year after the Closing Date. The covenants and other agreements of Contributor and Acquiror set forth in this Agreement that are required to be performed before Closing shall survive the Closing for a period of six (6) months, and all other covenants and agreements shall survive the Closing until the date such covenants are fully performed. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to a representation, warranty, covenant or agreement prior to its expiration or termination date. Contributor’s indemnity shall survive for the same period that the matters covered thereby survive. Without limiting the generality of the foregoing, Contributor’s indemnity in Section 12.04(a) (regarding “Retained Obligations”) shall survive the Closing: (a) until the date that is one (1) year after the Closing Date, with respect to the matters set forth in subpart (e) of the definition thereof; (b) until the date that is three (3) years after the Closing Date, with respect to the matters set forth in subparts (b), (c) and (f) of the definition thereof; (c) until the date that is two (2) year after the Closing Date, with respect to the matters set forth in subpart (h) of the definition thereof; (d) until the date ninety (90) days after the date on which the applicable statute of limitations expires, with respect to the matters set forth in subpart (d) of the definition thereof; and (e) indefinitely, with respect to the matters set forth in subparts , (g), (i), (j), and (k) of the definition thereof. The representations, warranties, covenants and agreements of Contributor set forth in this Agreement and the other Transaction Documents shall be of no further force and effect, and Contributor shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, the termination of any such indemnity of Contributor shall not terminate any bona fide specific written claim for indemnity that has been delivered to Contributor pursuant to, and in strict accordance with, this Agreement on or before the applicable termination date of the indemnity under which such claim was made and such indemnity shall survive until such claims are fully resolved.

Section 15.15     Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 15.16     Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 15.17     [Intentionally Omitted].

Section 15.18     Attorney Fees. If any Party institutes a Proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such Proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

Section 15.19     Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a)     A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)     If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence.

(c)     The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d)     The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not affect a merger of the omitted provisions. To the fullest extent permitted by Law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e)     The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f)     The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement, except where the context otherwise requires. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g)     The plural shall be deemed to include the singular, and vice versa.

(h)     As used in this Agreement, the phrases: “to Contributor’s knowledge,” “to the knowledge of Contributor,” and similar phrases shall mean to the actual knowledge of any officer or employee of Contributor set forth on Exhibit H.

(i)     As used in this Agreement, the phrases: “to Acquiror’s, Pure’s or HighPeak Energy’s knowledge,” “to the knowledge of Acquiror, Pure or HighPeak Energy,” and similar phrases shall mean to the actual knowledge of any Person set forth on Exhibit L.

Section 15.20     Deceptive Trade Practices Act. Acquiror certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, Subchapter E of Chapter 17, Section 17.41, et seq., of the Texas Business and Commerce Code, (as amended, the “DTPA”). Acquiror covenants, for itself and for and on behalf of any successor or assignee, that if the DTPA is applicable to this Agreement, (a) Acquiror is a “business consumer” as that term is defined in the DTPA, (b) AFTER CONSULTATION WITH ATTORNEYS OF ACQUIROR’S OWN SELECTION, ACQUIROR HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF ACQUIROR’S RIGHTS AND REMEDIES UNDER THE DTPA AS APPLICABLE TO CONTRIBUTOR AND CONTRIBUTOR’S SUCCESSORS AND ASSIGNS AND (c) ACQUIROR SHALL DEFEND AND INDEMNIFY THE CONTRIBUTOR INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY ANY MEMBER OF THE ACQUIROR INDEMNITEES OR ANY OF THEIR SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES BASED ON THE DTPA APPLYING TO THIS AGREEMENT.

Section 15.21     Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Contributor and Acquiror and expressly identified as an amendment or modification.

Section 15.22     Non-Recourse Persons. Notwithstanding anything that may be express or implied in this Agreement or any other Transaction Document or any document or instrument contemplated hereby or thereby, the Parties hereby acknowledges and agrees that all liabilities or responsibility (in contract, tort, or otherwise) that may be based on, related to, or arise out of the negotiation, performance and consummation of this Agreement or any agreement or instrument to be delivered by any Party in connection with this Agreement or the Transactions and thereunder (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement. In addition:

(a)     The Parties acknowledge and agree that no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, EnCap Investments L.P., Kayne Anderson Capital Advisors, L.P., any investment fund managed by EnCap Investments L.P. or Kayne Anderson Capital Advisors, L.P. or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of Contributor (excluding, in each case, Contributor, and subject to such exclusion, each, a “Contributor Non-Recourse Person”)), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and Acquiror hereby waives, releases, remises and forever discharges, and, to the maximum extent permitted and to the Acquiror’s ability, shall be deemed to have waived on behalf of each member of the Acquiror Indemnitees to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Contributor Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the this Agreement and any agreement, certificate or instrument to be delivered in connection herewith or the Transactions. Each Contributor Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.22.

(b)     The Parties acknowledge and agree that, except to the extent any of the foregoing persons is an assignee of any right or obligation of Acquiror under this Agreement, no past, present, or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, Affiliate, or financing source (including, without limitation, HighPeak Energy Partners II, LP or any of their respective Affiliates, and any of the foregoing Person’s respective past, present, or future directors, managers, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, representatives, Affiliates (other than any of the Parties), or financing sources of Acquiror (excluding, in each case, Acquiror and any assignee of any right or obligation of Acquiror under this Agreement, and subject to such exclusion, each, a “Acquiror Non-Recourse Person” and together with the Contributor Non-Recourse Persons, the “Non-Recourse Persons”)), in such capacity, shall have any liability or responsibility (in contract, tort, or otherwise) for, and Contributor hereby waives, releases, remises and forever discharges, and, to the maximum extent permitted and to the Contributor’s ability shall be deemed to have waived on behalf of each member of the Contributor Indemnitees to waive, release, remise and forever discharge, any liabilities, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interests, charges, or causes of action whatsoever, in law or in equity, known or unknown, against each Acquiror Non-Recourse Person which are based on, related to, or arise out of the ownership or operation of the Assets, the Excluded Assets or negotiation, performance, and consummation of the this Agreement and any agreement, certificate or instrument to be delivered in connection herewith or the Transactions. Each Acquiror Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.22.

Section 15.23     Confidentiality. For one (1) year after the Closing and except to the extent permitted under Section 15.07, Contributor agrees that any facts, information or confidential matters that related in any way to the Assets, the existence or terms of this Agreement, or the Transactions shall be maintained in confidence and shall not be divulged by Contributor or its Affiliates to any party (other than to Contributor’s Affiliates, consultants, attorneys and similar third parties), unless and until they shall become public knowledge (other than by disclosure in breach of this Section 15.23) or as required by applicable Laws, including applicable securities Laws and regulations necessary to defend, perform or enforce its rights or obligations hereunder.

Section 15.24     Relationship of Acquiror Parties. Each of the Parties hereto agree that Pure, HighPeak Energy and Acquiror shall each be jointly and severally liable for their respective obligations under this Agreement.

Section 15.25     Certain Defined Terms.

(a)     “Approved Oil and Gas Leases” shall mean any oil and gas lease, leasehold interest and/mineral fee interest, including, for the avoidance of doubt, a lease on any such mineral fee interest, located in Howard County, Texas that Contributor proposes to acquire between the Original Execution Date and the Closing Date, for which both (i) Contributor has presented to Acquiror in writing such acquisition proposal, including the description of such interest, the form and terms of the proposed lease (if applicable), the commercial terms of the acquisition (including, without limitation, the applicable lease bonus, brokerage costs and abstract fees applicable to such acquisition), and (ii) Acquiror has approved in writing the form and terms of the proposed lease and the acquisition thereof upon the terms described in Contributor’s acquisition notice.

(b)     “Available Debt Proceeds” shall mean the amount of debt financing proceeds that is available to any Acquiror Entity as of the Closing, but excluding any Excluded Debt unless otherwise agreed by the Parties.

(c)     “Available Financing Proceeds” means as of the Closing, an amount equal to the Available Debt Proceeds, plus any net cash proceeds to any Acquiror Entity at Closing resulting from the PIPE Investment, the Forward Purchases and any other issuance of Pure Class A Common Stock or Pure Common Stock after the Execution Date and prior to the Closing.

(d)     “Available Liquidity” means, as of the Closing, an amount calculated without duplication, of (a) the amount of funds contained in the Pure Trust Account (net of the Pure Stockholder Redemption Amount), plus (b) any cash on-hand of the Acquiror Entities as of the Closing (but excluding such cash to the extent it is included in the calculation of clause (a) or clause (c) of this definition), plus (c) the amount of Available Financing Proceeds, minus (d) the amount of the Cash Acquisition Price payable at Closing, minus (e) the Acquiror’s Transaction Expenses, minus (f) Pure’s Transaction Expenses, plus (g) the amount of any and all capital expenditures and other amounts paid by or on behalf of the Acquiror Entities, with respect to their respective assets, and, without duplication of amounts pursuant to (d), Contributor, with respect to the Assets, in each case, from and after January 1, 2020 through the Closing (but excluding the Assets).

(e)     “Acquiror Entity” shall mean any of Pure, HighPeak Energy, Acquiror and/or any of their respective Subsidiaries.

(f)     “Acquiror Party Material Adverse Effect” shall mean any event, change, or circumstance that has had, or is reasonably expected to have, a material adverse effect on (i) the business, results of operations or financial condition of the Acquiror Entities, taken as a whole, or (ii) any Acquiror Party’s ability to consummate the Transactions or otherwise perform in all material respects its obligations under this Agreement or any other Transaction Documents; provided, however, that, for purposes of clause (a), the following shall not be considered in determining whether a “Acquiror Party Material Adverse Effect” has occurred or would be reasonably expected to occur: (A) general changes in Hydrocarbon or other commodity prices; (B) general changes in industry or economic conditions, (C) changes in Laws or in regulatory policies, (D) changes or conditions resulting from civil unrest or similar disorder, terrorism, casualty loss, acts of God or natural disasters, (E) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law, (F) changes or conditions that are cured or eliminated by the earlier of Closing or the termination of this Agreement, or (G) natural declines in well performance.

(g)     “Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination (other than the transactions contemplated in this Agreement). For the avoidance of doubt, potential transactions that are expected to occur after the Closing and that are not required to be disclosed in the Proxy Statement pursuant to Regulation 14A of the Exchange Act or for which financial statements shall not be required pursuant to Rule 3-05 or Article XI of Regulation S-X are not Business Combination Proposals.

(h)     “Certificate of Merger” shall mean that certificate of merger to be filed with the Secretary of State of the State of Delaware pursuant to the terms of the HPK Business Combination Agreement.

(i)     “Closing Payment” shall mean the amount of cash consideration payable by Acquiror to Contributor at the Closing, which shall be an amount equal to the remainder of (i) Contributor’s estimate of the adjusted Acquisition Price as determined pursuant to Section 10.02, minus (ii) the Deposit, minus (iii) the Defect Escrow Amount (if any) minus (iv) the Extension Payment.

(j)     “Contemplated Business Combination Transactions” shall mean (i) the Transactions and (ii) the HPK Business Combination Transactions.

(k)     “Contemplated Business Combination Transactions Documents” shall mean (i) this Agreement and the other Transaction Documents and (ii) HPK Business Combination Transaction Documents.

(l)     “Contributor Employees” shall mean all Employees employed by Contributor or an Affiliate of Contributor.

(m) “Customary Consent” shall mean any consent that is not a Hard Consent.

(n)     “Creditors’ Rights” shall mean bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

(o)     “Defect” shall mean, as applicable, any Environmental Defect or Title Defect.

(p)     “Defect Escrow Amount” shall mean an amount equal to zero dollars ($0.00).

(q)     “Defect Value” shall mean any Environmental Defect Value or Title Defect Value.

(r)     “DGCL” shall mean the Delaware General Corporation Law.

(s)     “DSU” shall mean each geographic area identified on Appendix I to Exhibit B as to the Subject Formation (provided, however, that the term DSU shall not include any Well).

(t)     “Employee” shall mean, as of any time, any common-law employee of Contributor, or any individual treated by Contributor as an employee.

(u)     “Employment Laws” shall mean all Laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority relating to employment and employment practices, terms and conditions of employment, labor relations, working conditions, wages and the payment thereof (including withholdings and deductions), hours of work and overtime, employment of minors, equal pay, classification of employees as exempt or non-exempt, classification of persons as employees or independent contractors, family and medical and disability-related leaves of absence, reasonable accommodation, background and credit checks, workers’ compensation, unemployment compensation, employment-related immigration and authorization to work in the United States, occupational safety and health, data privacy and security, and privacy of health information.

(v)     “Encumbrances” shall mean liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests and similar encumbrances.

(w)     “Environmental Liabilities” shall mean any and all damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, fines, and attorneys’ and consultants fees and expenses arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any release of Hazardous Materials or any other environmental condition with respect to the ownership or operation of Assets.

(x)      “ERISA Affiliate” shall mean any entity that, together with Contributor may be treated as a single employer under Section 4001 or ERISA or Section 414 of the Code.

(y)     “Excluded Debt” means (a) any debt to the extent the proceeds thereof were used to finance any portion of the Cash Acquisition Price payable hereunder at Closing and (b) any Sponsor Loans (as defined in the HPK Business Combination Agreement).

(z)     “Excluded Records” shall mean any and all:

(i)     originals of the records that relate to any Excluded Assets;

(ii)     copies of any records and information that Acquiror is entitled to copy hereunder;

(iii)     (A) corporate, financial and legal data and Records of Contributor that relate primarily to Contributor’s business generally (whether or not relating to the Assets or Excluded Assets), or to businesses of Contributor and any Affiliate of Contributor other than the exploration and production of Hydrocarbons, (B) Income Tax records of Contributor and (C) originals of all Asset Tax records of Contributor;

(iv)     data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Contributor, or by applicable Law, and for which no consent to transfer has been received or for which Acquiror has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(v)     legal records and legal files of Contributor, including all work product of and attorney-client communications with Contributor’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions or environmental audit reports covering the Properties;

(vi)     data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Contributor or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(vii)     all employee and personnel files;

(viii)     any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Properties, and any Hydrocarbon or other pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Contributor, its Affiliates, or any third parties;

(ix)     data and records to the extent relating to the other Excluded Assets; and

(x)     emails and similar electronic files.

(aa)     “Forward Purchase Agreement” shall mean that certain Forward Purchase Agreement dated April 12, 2018 between Pure and HighPeak I, as amended and restated by the Forward Purchase Agreement Amendment.

(bb)     “Forward Purchase Agreement Amendment” means an amended and restated Forward Purchase Agreement in substantially the form attached as Exhibit E to the HPK Business Combination Agreement (as such agreement exists as of the Execution Date), which shall include a reduction in the number of warrants to be issued under the Forward Purchase Agreement by 2,500,000 warrants.

(cc)     “Forward Purchases” means (a) prior to the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of Pure Class A Common Stock and up to 7,500,000 Pure Private Placement Warrants pursuant to the terms of the Forward Purchase Agreement and( b) as of and following the execution of the Forward Purchase Agreement Amendment, the issuance and purchase of up to 15,000,000 shares of HighPeak Energy Common Stock and up to 5,000,000 HighPeak Energy Private Placement Warrants pursuant to the terms of the Forward Purchase Agreement Amendment.

(dd)    “Fundamental Representations” shall mean the representations and warranties of Contributor set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04 and Section 5.05, and the special warranty of title under the Assignment (provided, however, that the survival of the special warranty shall be limited as described in Section 4.05).

(ee)     “GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

(ff)       “Hedges” shall mean any future hedge, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which Contributor, its Affiliates or the Properties are bound.

(gg)     “HighPeak Energy Common Stock” shall mean the shares of HighPeak Energy common stock.

(hh)     “HighPeak Energy Entity” means HighPeak Energy and its Subsidiaries, including, Merger Sub and, at Closing, Pure and Acquiror.

(ii)        “HighPeak Energy Preferred Stock” the shares of HighPeak Energy preferred stock.

(jj)       “HighPeak Energy Private Placement Warrants” shall mean a warrants of HighPeak Energy that prior to the closing of the HPK Business Combination Transactions formerly constituted Pure Private Placement Warrants each of which entitles the holder thereof to purchase from HighPeak Energy one share of HighPeak Energy Common Stock at a price of $11.50, each in the form attached as Exhibit M attached hereto and with such warrants being converted as part of the HPK Business Combination Transactions from Pure Private Placement Warrants.

(kk)     “HighPeak Energy Stock” shall mean the HighPeak Energy Common Stock and the HighPeak Energy Private Placement Warrants.

(ll)    “HighPeak Energy Stockholder Approval” shall mean the approval by Pure of (i) the HPK Business Combination Agreement, (ii) the HPK Business Combination Transactions applicable to HighPeak Energy, (iii) the First Amended Charter effective as of the Merger Effective Time, (iv) the adoption of the amended and restated bylaws of HighPeak Energy and (v) the adoption of the LTIP.

(mm)     “HighPeak Energy Warrants” shall mean a warrant, including a HighPeak Energy Private Placement Warrant, entitling the holder thereof to purchase from HighPeak Energy one share of HighPeak Energy Common Stock at a price of $11.50.

(nn)     “HPK Business Combination Agreement” shall mean the meaning set forth in the Recitals.

(oo)     “HPK Business Combination Transactions” shall mean the transactions contemplated under the HPK Business Combination Transactions Documents.

(pp)     “HPK Business Combination Transactions Documents” shall mean HPK Business Combination Agreements and the other agreements, documents and instruments executed and delivered to, between or among the parties thereto in connection with the execution and/or consummation of the transactions contemplated thereunder.

(qq)     “HPK Combination Closing” shall mean the closing of the HPK Business Combination Transactions.

(rr)     “HPK Contributors” shall mean the meaning set forth in the Recitals.

(ss)       “HPK Stock Consideration” shall have the meaning assigned to the term “Stock Consideration” in the HPK Business Combination Agreement.

(tt)     “Indebtedness” of any Person shall mean, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; provided, however, that Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

(uu)     “Interest” shall mean, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

(vv)     “Intervening Event” means a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of the Transferred Entities, taken as a whole, that (a) is not known and is not reasonably foreseeable by Pure’s board of directors or HighPeak Energy board of directors as of the date of this Agreement, (b) does not relate to Pure, HighPeak Energy or its Affiliates and (c) did not result from any breach of this Agreement or the HPK Business Combination Agreement by any Acquiror Party or any of their respective directors, officers, employees or other Representatives.

(ww)     “Laws” shall mean all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(xx)     “LTIP” shall mean the Long Term Incentive Plan of HighPeak Energy.

(yy)     “Merger Effective Time” shall mean the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger

(zz)     “Merger Sub Stockholder Approval” shall mean approval by HighPeak Energy, it its capacity as sole stockholder of Merger Sub, of the HPK Business Combination Agreement and the HPK Business Combination Transactions applicable to Merger Sub.

(aaa)     “Nasdaq” shall mean the Nasdaq Capital Market.

(bbb)     “Non-Fundamental Representations” shall mean all representations and warranties of Contributor set forth in this Agreement, excepting and excluding the Fundamental Representations.

(ccc)     “NYSE” shall mean the New York Stock Exchange.

(ddd)     “Offer” shall mean the meaning set forth in the Recitals.

(eee)     “Offer Document” shall mean the Proxy Statement and registration statement filed with the SEC with respect to the Transactions.

(fff)     “Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

(ggg)     “Person” shall mean means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(hhh)     “PIPE Investment” shall mean the issuance and sale of up to 30,000,000 shares of HighPeak Energy Common Stock in connection with the HPK Combination Closing, in a private placement to one or more qualified institutional Acquirors and accredited investors.

(iii)   “Proceeding” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, including civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(jjj)     “Property Costs” shall mean all operating expenses (including costs of insurance, overhead, employees, rentals, and shut-in payments) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets and overhead costs (limited to those charged by non-Affiliate third-party operators) charged to the Assets under any applicable Contracts, provided that the term “Property Costs” shall include only those costs that are net to the interests of Contributor and shall exclude (without limitation) liabilities, losses, costs, and expenses attributable to: (i) claims of improper calculation or payment of Royalties; (ii) imbalances; (iii) any amounts expended by Contributor to repair or restore any of the Assets as a result of any casualty loss; (iv) any claims for indemnification, contribution, or reimbursement from any third party with respect to damages of the type described in preceding subsections (iii) and (iv) whether such claims are made pursuant to contract or otherwise; (v) costs to cure asserted Title Defects and Environmental Defects under this Agreement; (vi) any Losses for which Contributor has agreed to indemnify, defend or hold harmless any Acquiror Indemnitees pursuant to this Agreement; (vii) any costs associated with any debt for borrowed money of Contributor or any of its Affiliates; (viii) Asset Taxes, Income Taxes and Transfer Taxes; (ix) any overhead or general and administrative costs and expenses of Contributor or any of its Affiliates; or (x) any Losses attributable to personal injury or death, or property damage.

(kkk)           “Public Stockholders” shall mean the holders of the shares of Pure Class A Common Stock and Pure Class B Common Stock.

(lll)           “Pure Class A Common Stock” shall mean the Class A Common Stock of Pure, par value $0.0001 per share.

(mmm)        “Pure Class B Common Stock” shall mean the Class B Common Stock of Pure, par value $0.0001 per share.

(nnn)           “Pure Common Stock” shall mean the Pure Class A Common Stock and the Pure Class B Common Stock.

(ooo)     “Pure Equity Interests” shall mean any Pure Common Stock or Pure Preferred Stock or other Interests in Pure.

(ppp)        “Pure Parties” shall mean Merger Sub, Pure and HighPeak Energy.

(qqq)      “Pure Private Placement Warrants” shall mean a private placement warrant entitling the holder thereof to purchase from Pure one share of Pure Class A Common Stock at a price of $11.50.

(rrr)      “Pure Stockholder Approval” shall mean the affirmative vote cast by the holders of a majority of the outstanding shares of Pure Class A Common Stock and Pure Class B Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon, voting as a single class, with respect to the approval and adoption of the HPK Business Combination Agreement and, to the extent applicable, this Agreement and the transactions contemplated thereby and hereby.

(sss)     “Pure Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any acceptance and exercise by Public Stockholders to have shares of Pure Class A Common Stock redeemed.

(ttt)     “Pure Trust Account” shall mean that certain trust account of Pure with the Trustee, established under the Pure Trust Agreement.

(uuu)     “Pure Trust Agreement” shall mean that certain Investment Management Trust Agreement, dated as of April 12, 2018, by and between Pure and the Trustee.

(vvv)     “Pure Warrants” shall mean a public warrant entitling the holder thereof to purchase from the Pure one share of Pure Class A Common Stock at a price of $11.50.

(www)     “Rejected Oil and Gas Leases” means any oil and gas lease, leasehold interest and/mineral fee interest, including, for the avoidance of doubt, a lease on any such mineral fee interest, located in Howard County, Texas that Contributor proposes to acquire between the Original Execution Date and the Closing Date, for which both (i) Contributor has presented to Acquiror in writing such acquisition proposal, including the description of such interest, the form and terms of the proposed lease (if applicable), the commercial terms of the acquisition (including, without limitation, the applicable lease bonus, brokerage costs and abstract fees applicable to such acquisition), and (ii) Acquiror has not approved in writing the form and terms of the proposed lease and the acquisition thereof upon the terms described in Contributor’s acquisition notice.

(xxx)     “Remediate” means any removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, permitting, or other corrective or remedial actions required under applicable Environmental Laws to cure or remove a Remediate or a violation of Environmental Law, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Properties, including caps, dikes, encapsulation or leachate collection systems. The term “Remediation” shall have its correlative meaning.

(yyy)      “Royalties” shall mean all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens, working interest owners, and other interests payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof to third parties (but excluding, for the avoidance of doubt, any Taxes).

(zzz)     “Securities” shall mean any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

(aaaa)     “Share Price” shall mean (i) with respect to HighPeak Energy Common Stock, an amount equal to the volume-weighted average trading price for HighPeak Energy Common Stock for the ten (10) trading days preceding the date of determination and (ii) with respect to the HighPeak Energy Private Placement Warrants, an amount equal to $1.00 Dollar per warrant.

(bbbb)     “Sponsor” shall mean HighPeak Pure Acquisition, LLC.

(cccc)     “Subject Formation” shall mean:

(i)     For each producing (or capable of producing) Well with a positive Allocated Value, the depth at which such Well is completed;

(ii)     For each Well with a positive Allocated Value that has been drilled but has not been completed, the formation identified for such Well on Exhibit B;

(iii)     For each Lease and/or DSU with a positive Allocated Value,

(A)     the depths and formations specifically from the stratigraphic equivalent below the top of the Lower Spraberry formation in the Grenadier Energy Partners Oldham Trust 40-25 WA 1H Well (API# 42-227-39138) at 6,407’MD through to the stratigraphic equivalent above the base of the Lower Spraberry formation at 6,699’MD, as illustrated in the log attached on Schedule 15.25(cccc); and

(B)     the depths and formations specifically from the stratigraphic equivalent below the top of the Wolfcamp A formation in the Grenadier Energy Partners Oldham Trust 40-25 WA 1H Well (API# 42-227-39138) at 6,793’MD through to the stratigraphic equivalent above the base of the Wolfcamp A formation at 7,086’MD, as illustrated in the log attached on Schedule 15.25(cccc);

(dddd)     “Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

(eeee)     “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the General Corporation Law of the State of Delaware.

(ffff)     “Third Amended and Restated Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of Pure, in the form attached as an exhibit to the Proxy Statement, as the same may be modified with the prior written consent of Contributor and in accordance with the further terms hereof.

(gggg)     “Title Defect Exclusions” shall mean: (i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by Law; (ii) any defect in the chain of the title consisting of a failure in acknowledgements, lack of corporate, entity or power of attorney authorization, failure to recite marital status in a document or omission of succession, probate or heirship proceedings, unless in each case affirmative evidence shows that such failure, absence or omission results in another party’s actual and superior claim of title to the Assets; (iii) any gap in the chain of title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title opinion or landman’s title chain or runsheet; (iv) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than five (5) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets; (v) any burden, or defect arising from prior oil and gas leases that are terminated but are not surrendered or released of record; (vi) any defect arising from any change in Law after the Original Execution Date; (vii) any lien, obligation, burden, defect, or loss of title resulting from Contributor’s conduct of business in compliance with this Agreement;  any lien, or burden that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) (viii) and that does not affect the validity of the underlying Asset; (ix) any lien, obligation, burden, or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations results in the expiration or termination of applicable Lease; (x) any lien created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is, as of the Original Execution Date, subject to a proceeding to enforce said lien; (xi) any defect arising from the failure of any non-participating royalty owners or non-executive mineral interest owners to ratify a Unit or Lease; or (xii) any defects or irregularities resulting from liens, mortgages, deeds of trust or other encumbrances (other than those granted, created, or established by, through or under Contributor or its Affiliates) that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, or which, by their own terms, matured more than ten (10) years ago, but which have not been released of record; provided, however, subject to any exceptions or exclusions as noted on Exhibit A as to any applicable Asset.

(hhhh)     “Transaction Documents” shall mean this Agreement and the other agreements, documents and instruments executed and delivered to, between or among the Parties in connection with the execution and/or consummation of the Transactions.

(iiii)     “Transaction Expenses” shall mean the expenses of HighPeak Energy and the expenses of the HighPeak Contributors and of the Pure Parties, in each case, as such expenses are incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, including, for the avoidance of doubt, the preparation for, entrance into and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

(jjjj)     “Transactions” shall mean the consummation of the acquisition of the Assets by Acquiror and the payment and/or issuance of the Acquisition Price to Contributor, all as contemplated by the terms of this Agreement.

(kkkk)     “Transferred Entities” shall mean (i) HighPeak Energy Holdings, LLC, a Delaware limited liability company, (ii) HighPeak Energy Assets, LLC, a Delaware limited liability company, (iii) Acquiror and (iv) HighPeak Energy Employees, Inc., a Delaware corporation.

(llll)     “Trustee” shall mean Continental Stock Transfer & Trust Company, or any applicable successor trustee thereto under the terms of the Pure Trust Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, Contributor and Acquiror have executed and delivered this Agreement as of the date first set forth above.

CONTRIBUTOR:

GRENADIER ENERGY PARTNERS II, LLC

By:	/s/ Patrick J. Noyes
Name:	Patrick J. Noyes
Title:	President and CEO

Signature Page to Amended and Restated Contribution Agreement

ACQUIROR:

HIGHPEAK ENERGY ASSETS II, LLC
By: HighPeak Energy II, LP, its managing member
By: HighPeak Energy GP II, LLC, its general partner

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President

PURE:

PURE ACQUISITION CORP.

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President and Chief Executive Officer

HIGHPEAK ENERGY:

HIGHPEAK ENERGY, INC.

By:	/s/ Jack Hightower
Name:	Jack Hightower
Title:	President

Signature Page to Amended and Restated Contribution Agreement